Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

IDEANOMICS, INC.,

LONGBOARD MERGER CORP.,

VIA MOTORS INTERNATIONAL, INC.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC, as the Stockholders’ Representative,

Dated: August 30, 2021

TABLE OF CONTENTS

ARTICLE I Definitions and Rules of Construction		1

1.1.	Definitions	1
1.2.	Rules of Construction	20

ARTICLE II The Merger		21

2.1.	Closing	21
2.2.	The Merger	21
2.3.	Certificate of Incorporation and Bylaws	22
2.4.	Directors and Officers	22
2.5.	Conversion of Shares	22
2.6.	Treatment of Company Equity Awards and Warrants	23
2.7.	Closing Consideration	24
2.8.	Mechanics of Exchange and Surrender	27
2.9.	Purchase Price Adjustment	28
2.10.	Lock-Up of Stock Consideration	31
2.11.	Earnout	32
2.12.	Substitution of Cash for Stock Consideration	33
2.13.	Withholding	33

ARTICLE III Representations and Warranties of the Company		33

3.1.	Organization and Power	33
3.2.	Authorization and Enforceability	34
3.3.	Capitalization	34
3.4.	No Violation	36
3.5.	Governmental Authorizations and Consents	36
3.6.	Financial Statements	36
3.7.	Absence of Certain Changes	37
3.8.	Relationships with Affiliates	39
3.9.	Indebtedness to and from Officers and Directors of the Group Companies	40
3.10.	Assets	40
3.11.	Real Property	41
3.12.	Intellectual Property	41
3.13.	Contracts	46
3.14.	Compliance with Laws; Anti-Corruption; Anti-Money Laundering; Permits	49
3.15.	Environmental Matters	51
3.16.	Litigation	51
3.17.	Personnel Matters	52
3.18.	Labor Matters	54
3.19.	Employee Benefits	55
3.20.	Tax Matters	57
3.21.	Insurance	61
3.22.	Bank Accounts; Powers of Attorney	61

- i -

3.23.	Customers and Suppliers	61
3.24.	Receivables	62
3.25.	Books and Records	62
3.26.	Products Liability and Warranty Liability	63
3.27.	Inventory	63
3.28.	Export Controls; Sanctions	63
3.29.	No Brokers	64
3.30.	No Other Agreements to Purchase	64
3.31.	Disclosure	64

ARTICLE IV Representations and Warranties of Parent and Merger Sub		65

4.1.	Organization and Power	65
4.2.	Authorization and Enforceability	65
4.3.	No Violation	66
4.4.	Governmental Authorizations and Consents	66
4.5.	No Brokers	66
4.6.	Operations of Merger Sub	66
4.7.	Issuance of Stock Consideration	66
4.8.	SEC Documents; Financial Statements	67
4.9.	Absence of Certain Changes	69
4.10.	No Undisclosed Events, Liabilities, Developments or Circumstances	69
4.11.	Conduct of Business; Regulatory Permits	69
4.12.	Capitalization	70
4.13.	Litigation	71
4.14.	Insurance	72
4.15.	Manipulation of Price	72
4.16.	Money Laundering	72
4.17.	Disclosure	72
4.18.	Investment Company Act of 1940	73
4.19.	No Additional Representations	73

ARTICLE V Covenants		73

5.1.	Conduct of the Company	73
5.2.	Access to Information	76
5.3.	Consents; Approvals; Efforts, Regulatory and Other Authorizations	76
5.4.	Tax Matters	77
5.5.	Confidentiality	78
5.6.	Exclusivity	79
5.7.	Public Announcements	79
5.8.	Notice of Developments.	80
5.9.	Termination of Affiliated Loans	80
5.10.	Non-Competition and Non-Solicitation	80
5.11.	Release	81
5.12.	Company Stockholders’ Written Consent	82
5.13.	Director and Officer Indemnification	82

- ii -

5.14.	Proxy Statement; Parent Stockholders’ Meeting	83
5.15.	Form 8-K Filing	85
5.16.	No Parent Securities Transactions	85
5.17.	NASDAQ Matters	85
5.18.	Section 368	86
5.19.	Rule 16b-3	86
5.20.	Antitrust	86
5.21.	Conduct of Business of Parent	87
5.22.	Representations and Warranty Insurance	87

ARTICLE VI Conditions to Closing		88

6.1.	Conditions to the Obligations of the Company	88
6.2.	Conditions to the Obligations of Parent and Merger Sub	89

ARTICLE VII Deliveries by the Company at Closing		90

7.1.	Deliveries by the Company at Closing	90
7.2.	Deliveries by Parent and Merger Sub at Closing	91

ARTICLE VIII Indemnification		92

8.1.	Claims Period.	92
8.2.	Indemnification.	93
8.3.	Waiver.	98
8.4.	Retention Escrow, Special Indemnity Escrow and Special Indemnity Escrow (Open Source) Disbursements.	99
8.5.	Exclusive Remedy	101

ARTICLE IX Termination		101

9.1.	Termination Events	101
9.2.	Procedure and Effect of Termination	102

ARTICLE X Miscellaneous		102

10.1.	Stockholders’ Representative	102
10.2.	Expenses	104
10.3.	Notices	104
10.4.	Governing Law	105
10.5.	Entire Agreement	106
10.6.	Severability	106
10.7.	Amendment	106
10.8.	Effect of Waiver or Consent	106
10.9.	Parties in Interest; Limitation on Rights of Others	106
10.10.	Assignability	107
10.11.	Jurisdiction; Court Proceedings; Waiver of Jury Trial	107
10.12.	No Other Duties	107

- iii -

10.13.	Reliance on Counsel and Other Advisors	107
10.14.	Remedies	107
10.15.	Specific Performance	108
10.16.	Counterparts	108
10.17.	Further Assurances	108

- iv -

AGREEMENT AND PLAN OF MERGER

aGREEMENT AND PLAN OF MERGER, dated as of August 30, 2021, by and among Ideanomics, Inc., a Nevada corporation (“Parent”), Longboard Merger Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), VIA Motors International, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as Stockholders’ Representative hereunder.

RECITALS

WHEREAS, Parent desires to acquire all of the Capital Stock of the Company in a reverse triangular merger transaction pursuant to which the Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity and a wholly-owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have, on the terms and subject to the conditions set forth in this Agreement, (a) determined and declared that the Merger is advisable to, and in the best interest of, each corporation and its respective stockholders, (b) authorized and approved this Agreement, the Merger and the consummation of the transactions contemplated hereby and (c) in the case of the Company’s board of directors, has recommended the adoption and approval of this Agreement and the Merger by its stockholders, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”); and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Definitions and Rules of Construction

1.1.            Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“1934 Act” has the meaning set forth in Section 4.8(a).

“Accounting Principles” means accounting principles historically used by the Company, consistently applied.

“Adjusted RSU” has the meaning set forth in Section 2.6(b).

“Adjusted RSU Common Stock” has the meaning set forth in Section 2.10(a).

“Administrator” means Acquiom Clearinghouse LLC, a Delaware limited liability company, in its capacity as the administrator pursuant to the Pre-Closing Solicitation Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 3.8.

“Affiliated Loans” means those items that are set forth on Section 3.9 of the Company Disclosure Schedule, together with those arrangements entered into between the date hereof and the Closing that, if in place as of the date hereof, would have been required to have been included on Section 3.9 of the Company Disclosure Schedule.

“Agreement” means this Agreement and Plan of Merger, as it may be amended from time to time.

“Allocation Statement” has the meaning set forth in Section 2.7(c).

“Ancillary Documents” means the SAFE, Secured Convertible Promissory Note and each other document being executed and delivered in connection with this Agreement and the transactions contemplated hereby.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78m and 15 U.S.C. § 78dd-1 et seq.), and analogous applicable Laws and regulations of all other jurisdictions in which the Company conducts business.

“Antitrust Laws” has the meaning set forth in Section 5.20.

“Auditor” has the meaning set forth in Section 2.9(b).

“Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Capital Stock” means, collectively, the Common Stock.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended, and the rules and regulations promulgated thereunder.

“Cash” means cash, cash equivalents, and marketable securities; provided that “Cash” shall not include restricted cash or similar restricted balances.

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Charter” means the Certificate of Incorporation of the Company.

“Claims” has the meaning set forth in Section 8.1(a).

“Claims Period” has the meaning set forth in Section 8.1(a).

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash” means all Cash held by the Company as of 11:59 P.M. on the date immediately prior to the Closing Date, determined on a consolidated basis in accordance with GAAP; provided that “Closing Cash” shall be (a) increased by the amount of deposits or other payments received by the Company but not yet credited to the bank accounts of the Company as of such time, to the extent that such deposits or other payments have reduced Closing Net Working Capital, (b) reduced by the amount of any outstanding checks or other payments issued by the Company but not yet deducted from the bank accounts of the Company as of such time, to the extent that such checks or other payments have increased Closing Net Working Capital, and (c) calculated net of any amounts overdrawn from the bank accounts of the Company as of such time.

“Closing Consideration” has the meaning set forth in Section 2.7(a).

“Closing Consideration Shares” means that number of shares of Parent Common Stock equal to the Closing Consideration based on a valuation of such Parent Common Stock pursuant to the Signing VWAP.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Statement” has the meaning set forth in Section 2.7(b).

“Closing Indebtedness” means all of the Indebtedness of the Company as of 11:59 P.M. on the date immediately prior to the Closing Date; provided that “Closing Indebtedness” shall exclude any Indebtedness repaid or otherwise terminated or released prior to Closing.

“Closing Net Working Capital” means (a) the sum of the total consolidated current assets of the Company (including typical Tax assets and prepaid expenses) minus (b) the sum of the total consolidated current liabilities of the Company (including typical Tax liabilities such as accrued sales, use, and property Taxes), in each case, as of 11:59 P.M. on the date immediately prior to the Closing Date as calculated in accordance with GAAP applied on a basis consistent with prior periods; provided that “Closing Net Working Capital” shall exclude Indebtedness, Transaction Expenses, Cash, deferred Tax assets, and deferred Tax liabilities of the Company.

“Closing Transaction Expenses” means all Transaction Expenses that are unpaid as of 11:59 P.M. on the date immediately prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.

“Commercial Software” means non-customized, off-the-shelf, commercially-available Software licensed pursuant to a standard form license agreement, used internally (and not licensed or sublicensed to third parties) by the Group Companies in connection with the business of the Group Companies as currently conducted, and with annual royalty, license, maintenance, support and other fees of one hundred thousand dollars ($100,000) or less.

“Common Stock” means the common stock of the Company, par value $0.001.

“Company” has the meaning set forth in the Preamble.

“Company D&O Tail Policy” has the meaning set forth in Section 5.13(b).

“Company Data” has the meaning set forth in Section 3.12(n).

“Company Disclosure Schedule” means the disclosure schedule of even date herewith delivered by the Company to Parent in connection with the execution and delivery of this Agreement.

“Company Employment Contracts” means a true and complete list of all employment contracts to which the Company is, and, to the Knowledge of the Company, the other Group Companies are party.

“Company Equity Plan” means the Via Motors International, Inc. Second Amended and Restated 2011 Equity Compensation Plan.

“Company Indemnified Persons” has the meaning set forth in Section 5.13(a).

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Group Companies.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by or for the Group Companies.

“Company Products” means all Software products and related services of the Group Companies that are currently or at any time in the past have been offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Group Companies or otherwise used in the operation of the business of the Group Companies, or are currently under development by or for the Group Companies.

“Company Site” has the meaning set forth in Section 3.12(m).

“Company Stockholders” has the meaning set forth in Section 5.12(b).

“Consultant” means all Persons who are or have been engaged as consultants by the Group Companies or who otherwise provide services to the Group Companies under a contractual arrangement.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any agreement, contract, arrangement, understanding, obligation or commitment to which a party is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.

“Convertible Debt” means indebtedness set forth on Section 3.3(a) of the Company Disclosure Schedule.

“Copyrights” means copyrights and works of authorship (registered or otherwise), whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing and all rights therein provided by multinational treaties or conventions.

“Current Government Contract” means any Government Contract respect to which (a) the period of performance has not yet expired, (b) final payment has not been received, or (c) any claims have not been fully and finally resolved.

“Customer Data” means all data, meta data, information or other content (a) transmitted to the Group Companies by users or customers of the Company Products or Company Sites or collected in the course of business of the Group Companies or (b) otherwise stored, transmitted, used or hosted by or on behalf of the Group Companies or the Company Products.

“Deferred Payroll Taxes” means any Taxes payable by any Group Company that (a) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (b) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, similar law or executive order (together with all regulations and guidance related thereto issued by a Governmental Authority).

“DGCL” has the meaning set forth in the Recitals.

“Dispute Resolution Submission” has the meaning set forth in Section 2.9(b).

“Disputed Line Item” has the meaning set forth in Section 2.9(b).

“Earnout Period” means a period commencing from the Closing Date until December 31, 2026.

“Earnout Shares” has the meaning set forth in Section 2.11.

“Effective Time” has the meaning set forth in Section 2.2(b).

“Employee and Management Lock-up” has the meaning set forth in Section 2.10.

“Employment Agreements” means employment agreements between each individual listed on Section 1.1(b) of the Company Disclosure Schedule and the Company in form and substance reasonably satisfactory to such individual and Parent, to become effective at the Effective Time.

“Environmental Laws” means any federal, state or local Law relating to pollution, contamination, protection of the environment, worker health or safety (to the extent relating to exposure to Hazardous Materials), and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.

“Equity Securities” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.

“ERISA Affiliate” means a corporation which is or was at any time a member of a controlled group of corporations with the Group Companies within the meaning of Code Section 414(b), a trade or business which is or was under common control with the Group Companies within the meaning of Code Section 414(c), or a member of an affiliated service group with the Group Companies within the meaning of Code Sections 414(m) or (o).

“Escrow Agent” has the meaning set forth in Section 7.1(h).

“Escrow Agreement” has the meaning set forth in Section 7.1(h).

“Estimated Closing Cash” has the meaning set forth in Section 2.7(b).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.7(b).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.7(b).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.7(b).

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

“Executives” means the individuals listed on Section 1.1(a) of the Company Disclosure Schedule.

“Excess Amount” has the meaning set forth in Section 2.9(d).

“Exchange Ratio” means the amount determined (rounded to four decimal places) by dividing (a) the Per Share Merger Consideration, by (b) the Signing VWAP.

“Expense Fund” has the meaning set forth in Section 10.1(e).

“Final Closing Cash” means the amount of Closing Cash as finally determined pursuant to Section 2.9.

“Final Closing Consideration” has the meaning set forth in Section 2.9(a).

“Final Closing Indebtedness” means the amount of Closing Indebtedness as finally determined pursuant to Section 2.9.

“Final Closing Net Working Capital” means the amount of Closing Net Working Capital as finally determined pursuant to Section 2.9.

“Final Closing Transaction Expenses” means the amount of Closing Transaction Expenses as finally determined pursuant to Section 2.9.

“Final Determination Date” means the date upon which the Final Closing Cash, Final Closing Net Working Capital, Final Closing Indebtedness, and Final Closing Transaction Expenses become final and binding on Parent and the Stockholders’ Representative pursuant to Section 2.9.

“Final Statement” means the Preliminary Statement, as adjusted to reflect the final determination of Final Closing Cash, Final Closing Net Working Capital, Final Closing Indebtedness, and Final Closing Transaction Expenses in accordance with Section 2.9.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Fraud” means common law fraud under the Laws of the State of Delaware.

“Fully Diluted Share Number” means the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time after giving effect to the conversion of the In-the-Money Options, In-the-Money Warrants and RSUs in accordance with Section 2.6(a) and conversion of all outstanding convertible debt instruments (for the avoidance of doubt, excluding the SAFE and the Secured Convertible Promissory Note).

“Fundamental Representations” means (a) with respect to the Company, those representations and warranties of the Company set forth in Section 3.1 (Organization and Power), Section 3.2 (Authorization and Enforceability), Section 3.3 (Capitalization), and Section 3.29 (No Brokers), and (b) with respect to Parent and Merger Sub, those representations and warranties of Parent and Merger set forth in Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 4.5 (No Brokers), Section 4.7 (Issuance of Stock Consideration), and Section 4.12 (Capitalization).

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.

“Government Bid” means a pending bid submitted by the Company to a Governmental Authority, including a prime contractor or a higher tier subcontractor to the U.S. Government or any foreign government for the design, manufacture or sale of products or the provision of services by the Company.

“Government Contract” means any Contract, including any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, purchase order, delivery order, change order or other contractual arrangement of any kind, between any of the Group Companies on the one hand, and (a) any Governmental Authority (acting on its own behalf or on behalf of another Governmental Authority or international organization), (b) any prime contractor of any Governmental Authority or (c) any subcontractor with respect to any contract of a type described in clauses (a) or (b) above on the other hand.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.

“Governmental Consents” has the meaning set forth in Section 3.5.

“Group Companies” means, collectively, the Company and any other Subsidiaries of the Company.

“Group Companies OFAC Parties” means, collectively, (a) the Group Companies and Stockholders, (b) each of the executive officers, directors, or management of the Persons identified in clause (a), (c) each of the shareholders, members, partners, and other Persons that directly or indirectly hold ownership interests in or control, the Persons identified in clause (a), and (d) any Person on whose behalf a Group Company or Stockholders act.

“Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, carcinogenic or mutagenic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws.

“In-the-Money Option” means any Option other than an Out-of-Money Option.

“In-the-Money Warrant” has the meaning set forth in Section 2.6(d).

“Indebtedness” means, without duplication, all obligations and indebtedness of the Group Companies (a) for borrowed money (other than trade debt and other similar liabilities incurred in the ordinary course of business), (b) evidenced by a note, bond, debenture or similar instrument (including any interest rate swaps, collars, caps and similar hedging obligations), (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property, (d) under letters of credit, banker’s acceptances, performance bonds, surety bonds or similar credit transactions, (e) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, (f) Deferred Payroll Taxes (without duplication of any amount included in Transaction Expenses), (g) any loss of a deduction to the Group Companies related to the payment of excess parachute payments under Section 280G(A) of the Code or any gross-up of the excise taxes resulting under Section 4999 (a) of the Code with respect to excess parachute payments that are paid in connection with the Closing to the extent any deduction would have been available after taking into consideration the impact of any net operating losses, (h) for interest on any of the foregoing and/or (i) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing; provided that “Indebtedness” shall exclude (1) accounts payable to trade creditors, accrued expenses, and deferred revenues, in each case to the extent arising in the ordinary course of business consistent with past practice and included in the calculation of Closing Net Working Capital, (2) Indebtedness owing from the Company to any other Group Companies or from any other Group Companies to the Company, (3) Transaction Expenses (4) SAFE Amount and (5) the Secured Convertible Promissory Note Amount.

“Indemnitee” has the meaning set forth in Section 8.2(d)(i).

“Indemnitor” has the meaning set forth in Section 8.2(d)(i).

“Insurance Policies” has the meaning set forth in Section 3.21.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: Copyrights; Patents; Trademarks; Trade Secrets; internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; Software; rights of publicity; and all other intellectual or industrial property and proprietary rights.

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(a).

“Intended Tax Treatment” has the meaning set forth in Section 5.18.

“International Trade Laws and Regulations” means all applicable Laws concerning the importation of merchandise, the export or re-export of products, services and/or technology, the terms and conduct of international transactions, the making or receiving of international payments and/or the authorization to hold an ownership interest in a business located in a country other than the United States, including the Tariff Act of 1930 as amended and other Laws administered by the United States Customs Service, regulations issued or enforced by the United States Customs Service, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the U.S. Government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the antiboycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States Department of the Treasury, Laws of the United States and other countries implementing the United States Mexico Canada Agreement, antidumping and countervailing duty Laws, Laws by other countries concerning the ability of U.S. Persons to own businesses and conduct business in those countries, Laws by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials, restrictions by other countries on holding foreign currency and repatriating funds and other Laws adopted by the Governmental Authorities or agencies of other countries relating to the same subject matter as the United States Laws described above.

“Inventory” has the meaning set forth in Section 3.27.

“Key Executive” means Robert Purcell.

“Key Executive Employment Agreement” means an employment agreement between the Key Executive and the Company in form and substance reasonably satisfactory to the Key Executive and Parent, to become effective at the Effective Time.

“Knowledge of the Company” means the actual knowledge of any of the individuals listed on Section 1.1(c) of the Company Disclosure Schedule, after reasonable inquiry and investigation.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.11.

“Letter of Transmittal” has the meaning set forth in Section 2.8(a).

“Liability” means, with respect to any Person, any and all liabilities, claims, debts, obligations and commitments of whatever nature of such Person of any kind, character or description, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whenever or however arising (including those arising out of any Law, Contract, breach, violation, infringement or tort, whether based on negligence, strict liability or otherwise) and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Intellectual Property” means all Intellectual Property in which the Group Companies hold any rights or interests granted by any other Person.

“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, priority, pledge, charge, right of first refusal or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Litigation” has the meaning set forth in Section 3.16.

“Lock-up” has the meaning set forth in Section 2.10.

“Loss” or “Losses” has the meaning set forth in Section 8.2(a).

“Major Stockholder” means any Stockholder holding 33,000 or more shares of the Common Stock.

“Malicious Code” has the meaning set forth in Section 3.12(l).

“Major Stockholder Lock-up” has the meaning set forth in Section 2.10(b).

“Material Adverse Effect” means, with respect to a given Person, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, results of operation or prospects of the Person and its Subsidiaries taken as a whole; provided, that any effect resulting from any of the following shall not be considered when determining whether a Material Adverse Effect shall have occurred: (i) conditions affecting generally the United States economy, including the financial, credit, or securities markets, (ii) acts of terrorism, armed hostilities or war, including civil unrest or cyberattacks, (iii) any change in Law or GAAP, or the interpretation thereof, (iv) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the pendency or consummation of the Contemplated Transactions (including the Merger) and the taking of any action required by this Agreement, (v) any failure by such Person and its Subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions (it being understood and agreed that the circumstances underlying any such failure may, unless otherwise excluded by another clause in this definition, be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur), (vi) natural disasters or acts of God, including pandemics, (vii) any changes in conditions generally affecting the industry in which such Person and its Subsidiaries operate, or (viii) fluctuations in the trading price of shares of the capital stock of such Person (it being understood and agreed that the circumstances underlying any such fluctuations may, unless otherwise excluded by another clause in this definition, be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur), except, in the case of clauses (i), (ii) and (vii), to the extent (and only to the extent) that such Person and its Subsidiaries are materially disproportionately impacted, or would reasonably be expected to be materially disproportionately impacted, by such events in comparison to others in the industry in which such Person and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means (a) the Closing Consideration, plus (b) the consideration that the Stockholders become entitled to receive pursuant to Section 2.8 in respect of the Shortfall Amount (if any), plus (c) that portion (if any) of the Working Capital Escrow Shares that the Stockholders become entitled to receive pursuant to Section 2.8, plus (d) that portion (if any) of the Retention Escrow Shares that the Stockholders become entitled to receive pursuant to Section 8.2.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 2.5(a).

“Most Recent Annual Financial Statements” has the meaning set forth in Section 3.6(a).

“Most Recent Unaudited Balance Sheet” has the meaning set forth in Section 3.24.

“Most Recent Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).

“Mutual NDA” has the meaning set forth in Section 5.5.

“NASDAQ” means the National Market System of the National Association of Securities Dealers Automated Quotations System.

“NDA” has the meaning set forth in Section 5.5.

“NDAs” has the meaning set forth in Section 5.5.

“Objections Statement” has the meaning set forth in Section 2.9(b).

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including, without limitation, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

“Open Source Software Scan” means a scan of the Open Source Software of the Company by a reputable third-party provider on terms reasonably agreeable to the Parent.

“Option” means any option to purchase shares of Common Stock granted under the Company Equity Plan.

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Other Filings” has the meaning set forth in Section 5.14(a).

“Out-of-Money Option” means an Option having an exercise price per share of Common Stock issuable upon exercise of such Option greater than or equal to the Per Share Closing Consideration.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.

“Parent Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Parent to the Company in connection with the execution and delivery of this Agreement.

“Parent Equity Plan” means Ideanomics, Inc. Amended and Restated 2010 Equity Incentive Plan.

“Parent Financial Statements” has the meaning set forth in Section 4.8(b).

“Parent Indemnitees” has the meaning set forth in Section 8.2(a).

“Parent Stockholder Approval” has the meaning set forth in Section 5.14(b).

“Parent Stockholders’ Meeting” has the meaning set forth in Section 5.14(a).

“Patents” means United States and foreign issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations or otherwise resulting from any post grant review, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models).

“PCBs” has the meaning set forth in the definition of “Hazardous Materials.”

“Pending Claim” has the meaning set forth in Section 2.10(b).

“Per Share Closing Consideration” means the quotient obtained by dividing (i) the Closing Consideration by (ii) the Fully Diluted Share Number.

“Per Share Merger Consideration” means an amount, rounded to four decimal places, equal to (a) the Per Share Closing Consideration, (b) the right to receive the Per Share Shortfall Consideration (if any), as and when payable in accordance with the terms of this Agreement, (c) the right to receive the Per Share Working Capital Escrow Consideration (if any), (d) the right to receive the Per Share Retention Consideration (if any), (f) the right to receive the Per Share Special Indemnity Escrow Consideration (if any), and (g) the right to receive the Per Share Special Indemnity Escrow Consideration (Open Source) (if any), as and when payable in accordance with the terms of this Agreement and the Escrow Agreement.

“Per Share Retention Escrow Consideration” means, with respect to any Retention Escrow Shares released from time to time from the Retention Escrow Account for distribution to the Stockholders pursuant to Section 8.2, that number of shares equal to (a) such number of Retention Escrow Shares so released divided by (b) the Fully Diluted Share Number.

“Per Share Shortfall Consideration” means an amount, rounded to four decimal places, equal to (a) the Shortfall Amount divided by (b) the Fully Diluted Share Number.

“Per Share Special Indemnity Escrow Consideration” means, with respect to any Special Indemnity Escrow Shares released from time to time from the Special Indemnity Escrow Account for distribution to the Stockholders pursuant to Section 8.2, that number of shares equal to (a) such number of Special Indemnity Escrow Shares so released divided by (b) the Fully Diluted Share Number.

“Per Share Special Indemnity Escrow Consideration (Open Source)” means, with respect to any Special Indemnity Escrow Shares (Open Source) released from time to time from the Special Indemnity Escrow Account (Open Source) for distribution to the Stockholders pursuant to Section 8.2, that number of shares equal to (a) such number of Special Indemnity Escrow Shares (Open Source) so released divided by (b) the Fully Diluted Share Number.

“Per Share Working Capital Escrow Consideration” means, with respect to any Working Capital Escrow Shares released from the Working Capital Escrow Account for distribution to the Stockholders pursuant to Section 2.9(c) or Section 2.9(d), that number of shares equal to (a) such number of Working Capital Escrow Shares so released divided by (b) the Fully Diluted Share Number.

“Permits” has the meaning set forth in Section 3.14(e).

“Permitted Lien” shall mean any (a) Lien in respect of current Taxes not yet due and owing, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, and (c) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Personally Identifiable Information” means any information that alone or in combination with other information held by or on behalf of the Group Companies can be used to specifically identify a Person, including but not limited to a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debit card number or customer or financial account number or any similar information that is treated as personally identifiable information under applicable Laws.

“Personnel” has the meaning set forth in Section 3.17(a).

“Plan” or “Plans” has the meaning set forth in Section 3.19(a).

“PPP Loan” has the meaning set forth in Section 6.2(g).

“Pre-Closing Solicitation Agreement” means that certain Pre-Closing Solicitation Agreement to be entered into at or prior to Closing by and between the Company and the Administrator.

“Pre-Closing Taxes” means (a) all Taxes of Group Companies with respect to taxable periods ending on or before the Closing Date, (b) the Pre-Closing Date Share of all Taxes of the Group Companies with respect to Straddle Periods, (c) one half of any Transfer Taxes, (d) any Liabilities of any Group Company for Taxes of another Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of such Group Company (or any predecessor) having been a member of a consolidated, combined or similar Tax group at any time prior to Closing or, (ii) as a transferee or successor, where such status arose prior to Closing; (e) any and all Taxes arising in connection with the Contemplated Transactions, (f) any Taxes, including employment, payroll or other Taxes with respect to compensatory payments paid in connection with the Closing, (g) any Deferred Payroll Taxes, (h) any payments required to be made after the Closing Date under any Tax Sharing Agreement to which a Group Company was obligated, or was a party, on or prior to the Closing Date, and (i) any Taxes imposed on or with respect to the Parent and/or any Group Company with respect to any Tax period (or portion thereof) beginning after the Closing that are attributable to the forgiveness, cancellation or other discharge of any Group Company’s PPP Loan or the denial or reversal of any deductible expenses (regardless of when such expenses are paid or accrued) funded by the proceeds of any Group Company’s PPP Loan; provided, that Pre-Closing Taxes shall not include any Taxes resulting from events or transactions occurring after the Closing or on the Closing Date at the request of Parent, other than the Contemplated Transactions, and Pre-Closing Taxes shall not include any Liabilities taken into account in determining the Final Closing Consideration.

“Preliminary Statement” has the meaning set forth in Section 2.9(a).

“Press Release” has the meaning set forth in Section 5.15.

“Privacy and Security Requirements” has the meaning set forth in Section 3.12(m).

“Privacy Policy” means any external or internal past or present published privacy policy of the Group Companies, including any policy relating to (a) the privacy of users of any Company Product or of any Company Site, (b) the collection, storage, disclosure, and transfer of any Customer Data or Personally Identifiable Information, or (c) any employee information.

“Proxy Statement” has the meaning set forth in Section 5.14(a).

“Real Property Leases” has the meaning set forth in Section 3.11.

“Registration Shares” has the meaning set forth in Section 5.14(a).

“Registration Statement” has the meaning set forth in Section 5.14(a).

“Regulatory Approvals” has the meaning set forth in Section 5.3(a).

“Released Claims” has the meaning set forth in Section 5.11.

“Releasee” has the meaning set forth in Section 5.11.

“Releasor” has the meaning set forth in Section 5.11.

“Representative Losses” has the meaning set forth in Section 10.1(d).

“Representatives” means, with respect to any Person, such Person’s directors, officers, Affiliates, employees and agents.

“Requisite Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of Company capital stock, voting together on an as-converted to Company common stock basis.

“Restricted Area” means world-wide.

“Restricted Executive” has the meaning set forth in Section 5.10(a).

“Retention Escrow Account” has the meaning set forth in Section 2.10(b).

“Retention Escrow Amount” means two million two hundred fifty thousand dollars ($2,250,000).

“Retention Escrow Shares” means that number of shares of Parent Common Stock equal to the Retention Escrow Amount based on a valuation of such Parent Common Stock pursuant to the Signing VWAP.

“Retention Expiration Date” means the date that is eighteen months from the Closing Date.

“RSU” means a restricted stock unit with respect to one share of Common Stock granted under the Company Equity Plan.

“RSU-holder” means any Person that holds one or more outstanding RSUs as of immediately prior to the Closing and such Person’s Stockholder’s Affiliates.

“R&W Insurance Policy” means those certain Representations and Warranties Insurance Policies issued by each of Travelers Excess and Surplus Lines Company, Indian Harbor Insurance Company, Great American E&S Insurance Company, National Fire & Marine Insurance Company and HDI Global Specialty SE and incepted as of the Signing Date, for the benefit of Parent as the named insured, substantially in the form attached hereto as Exhibit A.

“SAFE” means that Simple Agreement for Future Equity dated June 7, 2021 between the Company and Parent.

“SAFE Amount” means seven million five hundred thousand ($7,500,000) dollars plus accrued but unpaid interest.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.8(a).

“SEC” has the meaning set forth in Section 4.8(a).

“SEC Documents” has the meaning set forth in Section 4.8(a).

“Secured Convertible Promissory Note” means the first priority Secured Convertible Promissory Note, dated as of the date hereof, issued by the Company to the order of the Parent.

“Secured Convertible Promissory Note Amount” means forty-two million five hundred thousand ($42,500,000) dollars plus accrued but unpaid interest.

“Securities Act” means the Securities Act of 1933, as amended.

“Shortfall Amount” has the meaning set forth in Section 2.9(c).

“Signing Date” means the date of this Agreement.

“Signing VWAP” means the VWAP as of the date that is three (3) days prior to the date hereof.

“Software” means computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.

“Special Indemnity Escrow Account” has the meaning set forth in Section 2.10(b).

“Special Indemnity Escrow Account (Open Source)” has the meaning set forth in Section 2.10(b).

“Special Indemnity Escrow Amount” means ten million dollars ($10,000,000).

“Special Indemnity Escrow Amount (Open Source)” means ten million dollars ($10,000,000).

“Special Indemnity Escrow Shares” means that number of shares of Parent Common Stock equal to the Special Indemnity Escrow Amount based on a valuation of such Parent Common Stock pursuant to the Signing VWAP.

“Special Indemnity Escrow Shares (Open Source)” means that number of shares of Parent Common Stock equal to the Special Indemnity Escrow Amount (Open Source) based on a valuation of such Parent Common Stock pursuant to the Signing VWAP.

“Special Indemnity Expiration Date” means the date that is eighteen months from the Closing Date.

“Special Indemnity Expiration Date (Open Source)” means the date that is twenty (20) Business Days following the completion of the Open Source Software Scan.

“Stock Certificate” means a certificate or certificates, or an instrument or instruments, which immediately prior to the Effective Time represented outstanding shares of Capital Stock.

“Stock Consideration” means the shares of Parent Common Stock issued pursuant to this Agreement.

“Stockholder(s)” means the holders of (i) shares of Common Stock, (ii) In-the-Money Options, (iii) RSUs other than Rollover RSUs and (iv) In-the-Money Warrants.

“Stockholder Notice” has the meaning set forth in Section 5.12(b).

“Stockholders’ Representative” has the meaning set forth in Section 10.1(a).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 2.2(a).

“Target Net Working Capital” means negative five million dollars (- $5,000,000).

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, alternative minimum add-on minimum, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, ad valorem, unclaimed property, escheat, social security, unemployment, payroll, license, employee, withholding, excise production, value added, occupancy, transfer, real property gains, excise, occupation, customs, duties, documentary, registration and other taxes, duties or assessments of any nature, base erosion and anti-abuse (including taxes under Section 59A of the Code), transition (including taxes under Section 965 of the Code), any assessable payment under Section 4980H of the Code, whatsoever imposed by a Governmental Authority, together with all interest, penalties or additions to tax attributable to such taxes and any Liability for Taxes of another Person by Contract (including any Tax Sharing Agreement), as a transferee or successor, or under Treasury Regulations Section 1.1502-6 or analogous state, local or foreign Law, or otherwise, whether disputed or not.

“Tax Contest” shall mean any audit, hearing, examination, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other Litigation commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.

“Tax Return” means any report, return, statement, form or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed by the Group Companies with a Taxing Authority in connection with any Taxes and any amendment thereto.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement (including any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document), other than an ordinary commercial agreement the primary purpose of which is not the indemnification, sharing, or allocation of Tax.

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third Party Approvals” has the meaning set forth in Section 5.3(a).

“Top Customers” has the meaning set forth in Section 3.23(a).

“Top Suppliers” has the meaning set forth in Section 3.23(b).

“Trade Secrets” means trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein.

“Trademarks” means trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing.

“Transaction Expenses” means all third party fees, costs and expenses incurred or to be paid, whether prior to or after the Closing, by the Company in connection with, arising from or relating to consummation of the Contemplated Transactions, including (a) fees and disbursements of counsel, financial advisors, Consultants and accountants, (b) filing fees and expenses incurred by the Company in connection with any filing by the Company with a Governmental Authority, and (c) any severance, change-in-control, Tax gross-up, termination, retention, sale bonus, incentive or similar amounts or benefits payable or due to any current or former employee, director or independent consultant of the Company as a result of or in connection with the Contemplated Transactions, together with the employer portion of any applicable payroll Taxes owed with respect to the foregoing.

“Transaction Form 8-K” has the meaning set forth in Section 5.15.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions.

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“Voting and Lock-up Agreement” means a form of lock-up agreement between Parent and each of the Stockholders identified on Schedule 1.1(d) of the Company Disclosure Schedule dated as of the date hereof.

“VWAP” means, with respect to a given date, the volume weighted average price for a share of Parent Common Stock on the principal United States securities exchange on which such security is traded (which is currently NASDAQ) during the thirty (30)-day period ending at 4:00 p.m. New York time (or such other time as such exchange publicly announces is the official close of trading) on such date.

“Warrant Exercise Price” means, with respect to any Warrant, the applicable exercise price per share of Common Stock underlying such Warrant.

“Warrants” means warrants to purchase shares of Common Stock.

“Working Capital Escrow Account” has the meaning set forth in Section 2.7(e)(i).

“Working Capital Escrow Amount” means one million dollars ($1,000,000).

“Working Capital Escrow Shares” means that number of shares of Parent Common Stock equal to the Working Capital Escrow Amount based on a valuation of such Parent Common Stock pursuant to the Signing VWAP.

“Written Consent” has the meaning set forth in Section 5.12(a).

1.2.            Rules of Construction.

Unless the context otherwise requires (a) a capitalized term has the meaning assigned to it, (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP, (c) references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be, (d) references to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified, (e) the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof, (f) this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted, (g) all monetary figures shall be in United States dollars unless otherwise specified, (h) references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified, and (i) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.” The phrases “has provided,” “made available,” “delivered” “furnished to” or similar phrases used in this Agreement mean that, for any document, the subject document was posted to the virtual data room maintained by White & Case prior to Closing and available to Parent and its Representatives in connection with transactions contemplated by this Agreement prior to 5:00 p.m. Eastern Time at least two (2) Business Days prior to the date of this Agreement, and remained accessible to the Parent and its Representatives from the time of posting through the Closing Date.

ARTICLE II
The Merger

2.1.            Closing.

The closing of the Contemplated Transactions (the “Closing”) will take place remotely via the electronic exchange of signature pages and closing deliverables at 5:00 P.M. local time on the third (3rd) Business Day immediately following the day on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or on such other date or at such other time as Parent and the Company may otherwise agree. The day on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.2.            The Merger.

(a)            Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

(b)            The Merger shall become effective at the date and time (the “Effective Time”) when the certificate of merger (the “Certificate of Merger”) shall have been duly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such other time as is specified in the Certificate of Merger in accordance with the DGCL, which Certificate of Merger shall be filed on the Closing Date as soon as practicable following the Closing.

(c)            From and after the Effective Time, the Merger shall have the effects set forth in Section 259(a) of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation. For the avoidance of doubt, all references herein to the Company relating to the period following the Closing shall be deemed to refer to the Surviving Corporation.

2.3.            Certificate of Incorporation and Bylaws

At the Effective Time, the certificate of incorporation and the bylaws of Merger Sub shall be the certificate of incorporation and the bylaws, respectively, of the Surviving Corporation (except that the name of the corporation shall be the name of the Company) until thereafter amended in accordance with the DGCL.

2.4.            Directors and Officers.

Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the directors of the Company serving in such capacity immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the officers of the Company serving in such capacity immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

2.5.            Conversion of Shares.

(a)            At the Effective Time, by virtue of the Merger and without any action on the part of any party, each share of common stock, par value $0.0001 per share, of Merger Sub (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be converted into one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation. As of the Effective Time, the shares of Merger Sub Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holder or holders of such shares shall cease to have any rights with respect thereto, except the right to receive shares of common stock in the Surviving Corporation to be issued in consideration therefore as provided herein, without interest. After the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(b)            At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(i)            each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive a number of shares of Parent Common Stock equal to the Per Share Merger Consideration; and

(ii)            each share of Capital Stock that is authorized but unissued immediately prior to the Effective Time (including those held in the treasury of the Company) shall be cancelled and extinguished.

Each share of Capital Stock to be converted into the right to receive the applicable Per Share Merger Consideration as provided in this Section 2.5(b) shall be automatically cancelled and shall cease to exist, and the holders of Stock Certificates which immediately prior to the Effective Time represented such Capital Stock shall cease to have any rights with respect to such Capital Stock other than the right to receive, upon surrender of such Stock Certificates in accordance with Section 2.8, the applicable number of shares of Parent Common Stock equal to the Per Share Merger Consideration.

(c)            From and after the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no further registration of transfers on the ledgers of the Surviving Corporation of any shares of Capital Stock. If, after the Effective Time, Stock Certificates formerly representing shares of Capital Stock are presented to the Surviving Corporation, they shall be surrendered and canceled as provided in this Article II.

2.6.            Treatment of Company Equity Awards and Warrants.

(a)            Each In-the-Money Option that is vested and outstanding as of immediately prior to the Effective Time shall be cancelled immediately prior to the Effective Time and converted into the right to receive a number of shares of Parent Common Stock equal to the product of (i) the Exchange Ratio, and (ii) the number of shares of Common Stock equal to the product of (A) the quotient of (x) the sum of (1) the Per Share Merger Consideration minus (2) the per share exercise price of such Option minus (3) the value of any applicable Taxes required to be withheld according to applicable Law and (y) the Per Share Merger Consideration and (B) the number of shares of Common Stock subject to such Option. At the Effective Time, each Out-of-Money Option that is outstanding as of the Effective Time, whether or not then vested or exercisable, shall be cancelled and extinguished.

(b)            At the Effective Time, with respect to each RSU that shall not vest upon the consummation of the Contemplated Transactions (each such RSU, a “Rollover RSU”) that is outstanding as of the Effective Time, Parent shall assume all the obligations of the Company under the Company Equity Plan and the applicable award agreements (including with respect to vesting and termination-related provisions, subject to the adjustment described in this Section 2.6(c)), except the Rollover RSUs shall be adjusted (each adjusted RSU, an “Adjusted RSU”) such that the aggregate Adjusted RSUs held by each holder of Rollover RSUs shall relate to such number of shares of Parent Common Stock as is equal to (i) the number of shares of Common Stock subject to the aggregate Rollover RSUs held by each such holder of Rollover RSUs immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(c)            Except as set forth below, each RSU other than a Rollover RSUs that is outstanding as of immediately prior to the Effective Time shall be cancelled as of immediately prior to the Effective Time and converted into the right to receive a number of shares of Parent Common Stock equal to the product of (i) the Exchange Ratio, and (ii) the number of shares of Common Stock equal to the product of (A) the quotient of (x) the difference between the Per Share Merger Consideration and an amount equal to the value of any applicable Taxes required to be withheld according to applicable Law and (y) the Per Share Merger Consideration and (B) the number of shares of Common Stock subject to the aggregate of such RSUs held by each such holder of RSUs immediately prior to the Effective Time. Each RSU held by RSU-holders that are not employees of the Company as of the date hereof, or are currently serving as directors of the Company, other than a Rollover RSUs that is outstanding as of immediately prior to the Effective Time shall be cancelled as of immediately prior to the Effective Time and converted into the right to receive a number of shares of Parent Common Stock equal to the product of (i) the Exchange Ratio, and (ii) the number of shares of Common Stock subject to the aggregate of such RSUs held by each such holder of RSUs immediately prior to the Effective Time.

(d)            Each Warrant with a Warrant Exercise Price that is less than the Per Share Closing Consideration (an “In-the-Money Warrant”), shall be automatically exercised on a cashless basis in accordance with the terms of such Warrant and immediately converted into a number of shares of Common Stock equal to the total number of shares of Common Stock underlying such Warrant (when exercised on a cashless basis). At the Effective Time, each Warrant that is not an In-the-Money Warrant that is outstanding as of the Effective Time, whether or not then vested or exercisable, shall be cancelled and extinguished.

(e)            Without limiting the generality of Section 2.13, to the extent that amounts are withheld in respect of Options or RSUs as provided in this Section 2.6 by Parent, its Affiliates and any other withholding agent, as applicable, such withheld amounts (i) shall be timely remitted in cash by Parent, its Affiliates and any other withholding agent, as applicable, to the applicable Taxing Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid.

2.7.            Closing Consideration.

(a)            The aggregate consideration to be received by the Stockholders in exchange for the Capital Stock at the Closing (the “Closing Consideration”) shall be equal to (i) four hundred fifty million dollars ($450,000,000), plus (ii) the Estimated Closing Cash, plus (iii) the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, less (iv) the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Net Working Capital, less (v) Estimated Closing Indebtedness, less (vi) Estimated Closing Transaction Expenses, less (vii) the Retention Escrow Amount, payable in the form of the Retention Escrow Shares deposited into the Retention Escrow Account at Closing, less (viii) the Working Capital Escrow Amount, payable in the form of the Working Capital Escrow Shares deposited into the Working Capital Escrow Account at Closing, less (ix) the Special Indemnity Escrow Amount, payable in the form of the Special Indemnity Escrow Shares deposited into the Special Indemnity Escrow Account at Closing, less (x) the Special Indemnity Escrow Amount (Open Source), payable in the form of the Special Indemnity Escrow Shares (Open Source) deposited into the Special Indemnity Escrow Account (Open Source) at Closing, less (xi) the Secured Convertible Promissory Note Amount, and less (xii) the SAFE Amount. The Closing Consideration shall be paid in shares of Parent Common Stock. The Working Capital Escrow Amount shall be deposited into the Working Capital Escrow Account in the form of the Working Capital Escrow Shares. The Retention Escrow Amount shall be deposited into the Retention Escrow Account in the form of the Retention Escrow Shares. The Special Indemnity Escrow Amount shall be deposited into the Special Indemnity Escrow Account in the form of the Special Indemnity Escrow Shares. The Special Indemnity Escrow Amount (Open Source) shall be deposited into the Special Indemnity Escrow Account (Open Source) in the form of the Special Indemnity Escrow Shares (Open Source).

(b)            At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent a statement, certified by the chief executive officer of the Company, setting forth (i) the Company’s good faith estimates of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), Closing Cash (the “Estimated Closing Cash”), Closing Indebtedness (the “Estimated Closing Indebtedness”), and Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), together with reasonable supporting documentation, and (ii) a calculation of the Closing Consideration based upon such estimates. Parent shall have the opportunity to review all materials and information used by the Company and their respective Representatives in preparing such estimate and the Company shall make available such personnel as are reasonably necessary to assist Parent in its review of the Closing Date Statement. Such statement, as and to the extent accepted by Parent in its good faith reasonable discretion, is referred to herein as the “Closing Date Statement.”

(c)            On the date that is five (5) days prior to the Closing, the Company shall deliver to Parent a statement (the “Allocation Statement”) that sets forth a detailed breakdown of all amounts payable at the Closing pursuant to this Article II (and in accordance with the terms of this Agreement), including:

(i)            the names and addresses of each Stockholder;

(ii)            the number of shares of Capital Stock held by each Stockholder as of immediately prior to the Effective Time;

(iii)            the Fully Diluted Share Number;

(iv)            the Per Share Closing Consideration;

(v)            the share of each Stockholder, in percentage interest terms, of (v) the Retention Escrow Shares, (w) the Working Capital Escrow Shares, (x) the Special Indemnity Escrow Shares, (y) the Special Indemnity Escrow Shares (Open Source) and (z) any Shortfall Amount; and

(vi)            the Per Share Merger Consideration for each Stockholder.

The Allocation Statement shall be subject to Parent’s review and approval and shall be certified by the chief executive officer of the Company on behalf of the Company as the complete and accurate calculation of all amounts to be paid by Parent to payees pursuant to this Agreement.

(d)            At Closing, Parent, on behalf of the Company, shall pay or cause to be paid the Closing Transaction Expenses specified in the Closing Date Statement.

(e)            Upon the Effective Time, Parent shall:

(i)            deliver, or cause to be delivered, to the Escrow Agent, as soon as practicable after the Effective Time, the (A) the Retention Escrow Shares, which shall be held in a segregated account administered by the Escrow Agent in accordance with this Agreement and the Escrow Agreement (the “Retention Escrow Account”) in order to secure the obligations of the Stockholders pursuant to Article VIII; (B) Working Capital Escrow Shares, which shall be held in a segregated account administered by the Escrow Agent in accordance with this Agreement and the Escrow Agreement (the “Working Capital Escrow Account”) in order to secure the obligations of the Stockholders in respect of the post-Closing purchase price adjustment set forth in Section 2.9 (Purchase Price Adjustment); (C) the Special Indemnity Escrow Shares, which shall be held in a segregated account administered by the Escrow Agent in accordance with this Agreement and the Escrow Agreement (the “Special Indemnity Escrow Account”) in order to secure certain of the obligations of the Stockholders pursuant to Article VIII; and (D) the Special Indemnity Escrow Shares (Open Source), which shall be held in a segregated account administered by the Escrow Agent in accordance with this Agreement and the Escrow Agreement (the “Special Indemnity Escrow Account (Open Source)”) in order to secure certain of the obligations of the Stockholders pursuant to Article VIII; and

(ii)           deliver, or cause to be delivered, to the Administrator, at least three (3) Business Days prior to the Closing Date, for further distribution to the Stockholders in accordance with the Allocation Statement, the Closing Consideration Shares.

(f)        The Merger Consideration delivered by or at the direction of Parent in exchange for the Stock Certificates in accordance with this Article II shall be deemed to be full payment and satisfaction of all rights pertaining to all shares of Capital Stock. The parties hereto acknowledge and agree that (i) the delivery to the Stockholders of the Merger Consideration pursuant to this Agreement shall be administered by, and shall be the sole responsibility of, the Company and the Administrator (solely in respect of the Stock Consideration) upon delivery by or at the direction of Parent to the Administrator, as applicable, of the Merger Consideration in accordance with the terms of this Agreement, (ii) Parent shall be entitled to rely on the Allocation Statement in delivering Merger Consideration under this Agreement and neither Parent nor the Surviving Corporation shall be responsible for the calculations or the determinations regarding such calculations in the Allocation Statement and (iii) after delivering, or causing to be delivered, the Stock Consideration to the Administrator neither Parent, the Company, Merger Sub, the Surviving Corporation nor any of their respective Affiliates shall have any liability to any Person for the allocation or distribution of the Merger Consideration among the Stockholders.

2.8.	Mechanics of Exchange and Surrender.

(a)          As soon as practicable after the date of this Agreement, the Parent shall cause the Administrator to deliver or cause to be delivered to each Stockholder a letter of transmittal in form and substance acceptable to Parent and Company (the “Letter of Transmittal”). Upon surrender of a Stock Certificate(s) (or affidavits of loss in lieu thereof in accordance with Section 2.8(b)) for cancellation to the Administrator, together with a duly completed and validly executed Letter of Transmittal (or, if such surrender occurs prior to the Closing, then upon the Closing), the holder of such Stock Certificate(s) shall be entitled to receive in exchange therefor, the consideration to which such holder is entitled pursuant to Section 2.5(b) for each share of Capital Stock formerly represented by such Stock Certificate(s), and the Stock Certificate(s) so surrendered shall be cancelled. Until so surrendered in accordance with this Section 2.8, each outstanding Stock Certificate will be deemed for all corporate purposes to evidence only the right to receive the amount of consideration into which such shares of Capital Stock shall be so exchanged. Parent shall cause the Administrator to, promptly following the receipt of a Stock Certificate(s) (or affidavits of loss in lieu thereof in accordance with Section 2.8(b)), together with a duly completed and validly executed Letter of Transmittal, pay or deliver, as applicable, to the holder of each such Stock Certificate(s) (or affidavits of loss in lieu thereof in accordance with Section 2.8(b)):

(i)         promptly after the later to occur of (1) the Closing and (2) the Surviving Corporation’s receipt of such Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal, the aggregate amount of Per Share Closing Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Statement;

(ii)        promptly after the later to occur of (1) the Administrator’s receipt of the Shortfall Amount (if any) pursuant to Section 2.9(c) and (2) the Surviving Corporation’s receipt of such Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal, the aggregate Per Share Shortfall Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Statement;

(iii)         promptly after the later to occur of (1) the Administrator’s receipt of any amounts released from the Working Capital Escrow Account pursuant to Section 2.9(c) or Section 2.9(d) and (2) the Surviving Corporation’s receipt of such Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal, the aggregate Working Capital Escrow Shares to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Statement; and

(iv)         promptly after the later to occur of (x) the Administrator’s receipt of shares of Parent Common Stock in respect of the Retention Escrow Account pursuant to Section 8.2 and released in accordance with the Escrow Agreement and (y) the Surviving Corporation’s receipt of such Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal, the aggregate Per Share Retention Escrow Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Statement.

(v)          promptly after the later to occur of (x) the Administrator’s receipt of shares of Parent Common Stock in respect of the Special Indemnity Escrow Account pursuant to Section 8.2 and released in accordance with the Escrow Agreement and (y) the Surviving Corporation’s receipt of such Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal, the aggregate Per Share Special Indemnity Escrow Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Statement.

(vi)         promptly after the later to occur of (x) the Administrator’s receipt of shares of Parent Common Stock in respect of the Special Indemnity Escrow Account (Open Source) pursuant to Section 8.2 and released in accordance with the Escrow Agreement and (y) the Surviving Corporation’s receipt of such Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal, the aggregate Per Share Special Indemnity Escrow Consideration (Open Source) to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Statement.

(b)       In the event that any Stock Certificate shall have been lost, stolen or destroyed, in lieu of surrendering such Stock Certificate in accordance with this Agreement, the Stockholder claiming such Stock Certificate to be lost, stolen, or destroyed shall execute and deliver to Parent an affidavit of that fact, together with an indemnity agreement in form and substance reasonably satisfactory to Parent.

(c)          Any portion of the Merger Consideration that remains unclaimed by the Stockholders six (6) months after such portion of the Merger Consideration first becomes payable shall be promptly returned to Parent, and any such Stockholder who has not exchanged Stock Certificates for the Merger Consideration in accordance with this Section 2.8 prior to that time shall thereafter look only to Parent for payment of the applicable portion of the Merger Consideration as set forth in Section 2.5. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, or the Stockholders’ Representative shall be liable to a holder of shares of Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration remaining unclaimed by Stockholders one (1) year after such Merger Consideration first becomes payable (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(d)          If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Stock Certificate is registered, it shall be a condition to such payment that (i) such Stock Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to Parent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Stock Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not payable.

(e)           Unless otherwise provided herein, no interest shall be paid or shall accrue on any consideration payable or deliverable upon delivery of a Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal.

2.9.	Purchase Price Adjustment.

(a)           As promptly as possible, but in any event within ninety (90) days after the Closing Date, Parent shall deliver to the Stockholders’ Representative a statement (the “Preliminary Statement”) showing the calculation of (i) the Closing Cash, Closing Net Working Capital, Closing Indebtedness, and Closing Transaction Expenses; and (ii) the Closing Consideration substituting the Closing Cash, Closing Net Working Capital, Closing Indebtedness, and Closing Transaction Expenses as set forth in the Preliminary Statement for the Estimated Closing Cash, Estimated Closing Net Working Capital, Estimated Closing Indebtedness, and Estimated Closing Transaction Expenses as set forth in the Closing Date Statement, respectively (the “Final Closing Consideration”). Each of Parent and the Stockholders’ Representative shall provide the other party and its Representatives with reasonable access to the books and records of the Company and relevant personnel and properties during the preparation of the Preliminary Statement and the resolution of any disputes that may arise under this Section 2.9.

(b)          If the Stockholders’ Representative has any objections to the Preliminary Statement, the Stockholders’ Representative shall deliver to Parent a statement setting forth its objections thereto in reasonable detail and with reasonable supporting documentation (an “Objections Statement”). If an Objections Statement is not delivered to Parent within thirty (30) days after delivery of the Preliminary Statement, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto. Any item or amount as to which no dispute is raised in the Objections Statement shall be final, binding and non-appealable on the parties hereto, unless such item or amount is by its nature adjusted in connection with the matters raised in the Objections Statement. The Stockholders’ Representative and Parent shall negotiate in good faith to resolve any objections set forth in an Objections Statement, and any resolution agreed to in writing by the Stockholders’ Representative and Parent shall be final and binding upon the parties. If the Stockholders’ Representative and Parent are unable to reach a resolution of all such objections within fifteen (15) days after the delivery of the Objections Statement, the Stockholders’ Representative and Parent shall submit such dispute to a jointly selected arbiter from a nationally recognized independent public accounting firm (the “Auditor”), who shall be appointed as an expert and not as an arbitrator. If the Stockholders’ Representative and Parent are unable to agree upon an Auditor, each party shall select a nationally recognized independent public accounting firm and such chosen firms shall mutually agree upon a nationally recognized independent public accounting firm that shall serve as the Auditor; provided, that such firm shall not be the independent auditor of (or otherwise serve as a Consultant to) Parent, the Company, or any of their respective Affiliates. Each of the Stockholders’ Representative and Parent shall furnish to the Auditor a statement setting forth its position with respect to each item or amount set forth in the Objections Statement that remains unresolved following such fifteen (15)-day period (each, a “Disputed Line Item”), together with such other information and documents as it deems relevant (each such party’s “Dispute Resolution Submission”), with copies of such submission and all such documents and information being concurrently given to the other party. The Auditor shall consider only the Disputed Line Items identified in the Dispute Resolution Submission. The Auditor’s determination shall be based solely on (i) the definitions of Closing Cash, Closing Net Working Capital, Closing Indebtedness, and Closing Transaction Expenses contained herein and (ii) the Dispute Resolution Submissions provided by the Parent and the Stockholders’ Representative which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Stockholders’ Representative and Parent shall use their commercially reasonable efforts to cause the Auditor to resolve all disagreements as soon as practicable. The Auditor shall select as a resolution of all such disagreements, in the aggregate, either the positions of Parent or the positions of the Stockholders’ Representative as set forth in their respective Dispute Resolution Submissions based upon which party’s positions are closest to the determinations of the Auditor. The resolution of all Disputed Line Items by the Auditor shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Auditor shall be borne by the party whose Dispute Resolution Submission was not selected by the Auditor for the resolution of all Disputed Line Items.

(c)           If the Closing Consideration as set forth in the Closing Date Statement is less than the Closing Consideration as set forth in the Final Statement (such shortfall, the “Shortfall Amount”), then within two (2) Business Days following the Final Determination Date (i) Parent shall deliver or cause to be delivered to the Administrator, for further distribution to the Stockholders in accordance with Section 2.8(a)(ii) shares of Parent Common Stock in an aggregate amount equal to the Shortfall Amount (it being understood that such shares shall be valued for purposes of such distribution at the VWAP as of the Final Determination Date), and (ii) Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Working Capital Escrow Account to the Administrator for further distribution to the Stockholders in accordance with Section 2.8(a)(iii) an amount equal to the Working Capital Escrow Shares then remaining in the Working Capital Escrow Account.

(d)           If the Closing Consideration as set forth in the Closing Date Statement is greater than the Closing Consideration as set forth in the Final Statement (such excess, the “Excess Amount”), then Parent shall satisfy the Excess Amount (i) first, from the Working Capital Escrow Shares then remaining in the Working Capital Escrow Account (it being understood that such shares shall be valued for purposes of such distribution at the VWAP of the Signing Date), (ii) second, to the extent that the Excess Amount exceeds the amounts then remaining in the Working Capital Escrow Account, from Retention Escrow Shares then remaining in the Retention Escrow Account (it being understood that such shares shall be valued for purposes of such distribution at the VWAP as of the Signing Date), and (iii) thereafter, to the extent that the Excess Amount exceeds the amounts then remaining in the Working Capital Escrow Account and the Retention Escrow Account, then directly from the Stockholders on a joint and several basis; provided that Parent may (but shall not be obligated to) offset any portion of the Excess Amount in excess of amounts remaining in the Working Capital Escrow Account against any shares of Parent Common Stock issued to the Stockholders pursuant to this Agreement and held by such Stockholders at the time of such offset (it being understood that such shares shall be valued for purposes of such offset at the VWAP of the Signing Date). In the event that there is an Excess Amount, within two (2) Business Days following the Final Determination Date (x) Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Working Capital Escrow Account to Parent the number of Working Capital Escrow Shares equal to the Excess Amount or such lesser amount as then remains in the Working Capital Escrow Account (it being understood that such shares shall be valued for purposes of such distribution at the VWAP as of the Signing Date) and (y) if, after disbursement to Parent of the Excess Amount in accordance with this Section 2.9(d), any amount remains in the Working Capital Escrow Account, then Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Working Capital Escrow Account to the Administrator, as applicable, for further distribution to the Stockholders in accordance with Section 2.8(a)(iii) the Working Capital Escrow Shares that remain in the Working Capital Escrow Account.

(e)          Notwithstanding anything herein to the contrary, the authority of the Auditor under this Section 2.9 shall be limited solely to the resolution of the calculation of the Disputed Line Items, and all other disputes between the parties (including with respect to the contractual interpretation of this Section 2.9) shall be resolved in accordance with Section 10.11.

2.10.	Lock-Up of Stock Consideration.

(a)         Except as provided in this Section 2.10(a): (i) each RSU-holder shall not sell, assign, transfer or otherwise dispose of, or enter into, any contract, option, swap, hedge, derivative, or other arrangement or understanding with respect to the sale, assignment, pledge, or other disposition of, any of the Stock Consideration issued to such RSU-holder in exchange for the RSUs, and (ii) each of the Restricted Executives shall not sell, assign, transfer or otherwise dispose of, or enter into, any contract, option, swap, hedge, derivative, or other arrangement or understanding with respect to the sale, assignment, pledge, or other disposition of, any of the Adjusted RSUs or the Parent Common Stock issued upon settlement or vesting of the Adjusted RSUs (“Adjusted RSU Common Stock”). The restrictions in this Section 2.10(a) are referred to as the “Employee and Management Lock-up”. The Stock Consideration and Adjusted RSU Common Stock subject to the Employee and Management Lock-up shall be released as follows: (A) on the first anniversary of the Closing Date twenty-five percent (25%) of the Stock Consideration and Adjusted RSU Common Stock issued to the RSU-holders and Restricted Executives, respectively, shall be released from Employee and Management Lock-up; (B) on the second anniversary of the Closing Date twenty-five percent (25%) of the Stock Consideration and Adjusted RSU Common Stock issued to the RSU-holders and Restricted Executives, respectively, shall be released from Employee and Management Lock-up; (C) on the third anniversary of the Closing Date twenty-five percent (25%) of the Stock Consideration and Adjusted RSU Common Stock issued to the RSU-holders and Restricted Executives, respectively, shall be released from Employee and Management Lock-up; and (D) on the fourth anniversary of the Closing Date the remaining twenty-five percent (25%) of the Stock Consideration and Adjusted RSU Common Stock issued to the RSU-holders and Restricted Executives, respectively, shall be released from the Employee and Management Lock-up. The lock-up restrictions in this Section 2.10(a) are referred to as the “Employee and Management Lock-up”. Notwithstanding the foregoing, fifty percent (50%) of the Stock Consideration issued in exchange for the RSUs or In-the-Money Options to each RSU-holder or Option-holder, respectively, that is (x) not an employee of the Company as of the date hereof or (y) currently serving as a director of the Company (except for those directors that are currently employees or officers of the Company), shall be exempt from such restrictions. Notwithstanding the foregoing, each Restricted Executive may sell such number of shares of Adjusted RSU Common Stock required to satisfy tax withholding requirements upon the vesting.

(b)       Except as set forth in the Voting and Lock-up Agreements, each Major Stockholder shall not sell, assign, transfer or otherwise dispose of, or enter into, any contract, option, swap, hedge, derivative, or other arrangement or understanding with respect to the sale, assignment, pledge, or other disposition of any of the Stock Consideration issued to such Major Stockholder at the Effective Time (excluding Stock Consideration which is subject to the Employee and Management Lock-up) (such restriction, the “Major Stockholder Lock-up”), until the date that is six (6) months after the Closing Date.

(c)         Following the release of Stock Consideration from the Major Stockholder Lock-up, the resales of such Stock Consideration by the Major Stockholders in the public market are subject to the following restrictions:

(i)           the Stockholder shall not sell, on any single day (other than in connection with an underwritten public offering) a number of shares that in the aggregate exceeds 15% of the average daily volume on all trading markets on which the Parent Common Stock is quoted or listed, during the month immediately preceding the date of such sale; and

(ii)           the Stockholder shall not sell more than fifty million ($50,000,000) Stock Consideration per quarter.

(d)         The certificates representing the Stock Consideration shall, as appropriate, bear the following restrictive legends and the appropriate “stop-transfer” instructions shall be given to Parent’s stock transfer agent:

The “Lock-Up Legend”:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF SECTION 2.10 OF A CERTAIN MERGER AGREEMENT, DATED AS OF AUGUST 30, 2021 BY AND AMONG IDEANOMICS, INC., VIA MOTORS INTERNATIONAL, INC., ALL OF THE STOCKHOLDERS OF VIA MOTORS INTERNATIONAL, INC., AND SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS THE STOCKHOLDERS’ REPRESENTATIVE, AND THE LETTER OF TRANSMITTAL AND/OR THE LOCK-UP AGREEMENT EXECUTED PURSUANT THERETO (THE “AGREEMENTS”). COPIES OF SUCH AGREEMENTS MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE TO THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY. ANY TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS VOID UNLESS THE TRANSFER IS MADE IN ACCORDANCE WITH THE TERMS OF THE AGREEMENTS.

(e)           As soon as possible after the expiration of the Lock-up (with respect to certain Stock Consideration) and in any event no later than five (5) Business Days after the expiration of the Lock-up (with respect to certain Stock Consideration), Parent shall remove or cause to be removed the Lock-up Legend set forth above and shall issue to the Stockholders certificates representing the shares of the Stock Consideration without such legend subject to applicable federal and state securities laws.

2.11.	Earnout.

(a)           Following the Closing, and as additional consideration in respect of the Common Stock as set forth in Section 2.11 of the Company Disclosure Schedule, Parent shall pay an aggregate amount equal to one hundred eighty million dollars ($180,000,000) (“Earnout Amount”) in the form of Parent Common Stock, to the Stockholders on a pro rata basis. In the event that the Earnout Amount is paid in the form of Parent Common Stock, Parent shall issue to the Stockholders on a pro rata basis such number of Parent Common Stock equal to the product of (A) the Earnout Amount divided by (B) the VWAP of the Parent Common Stock as of the date of such issuance (the “Earnout Shares”).

(b)         Notwithstanding anything to the contrary herein, in no event shall Parent pay more than the Earnout Amount pursuant to this Section 2.11. The Earnout Amount shall represent only a contingent right to receive consideration from the Parent, subject to the terms set forth herein. No interest shall accrue or be payable in respect of the Earnout Amount.

(c)          Notwithstanding anything to the contrary in this Section 2.11, if the Company fails to achieve any of the conditions set forth in Section 2.11 of the Company Disclosure Schedule within the Earnout Period, the Stockholders shall not be entitled to receive any Earnout Amount.

2.12.	Substitution of Cash for Stock Consideration.

Notwithstanding anything herein to the contrary, in the event that the issuance of any shares of Parent Common Stock pursuant to this Agreement would result in Parent failing to comply with the rules, regulations and requirements of NASDAQ, Parent shall have the option, exercisable in its sole discretion, to make payment of the subject Merger Consideration in the form of cash in lieu of such shares of Parent Common Stock.

2.13.	Withholding.

Notwithstanding anything to the contrary herein, the Parent, its Affiliates and any other applicable withholding agent will be entitled to deduct and withhold from any amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it reasonably determines that it is required to deduct and withhold from such Person with respect to the making of such payment under any applicable provision of Law. To the extent that amounts are properly deducted, withheld and remitted to the appropriate Taxing Authority, such deducted, withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction, withholding and remittance was made. Prior to withholding any such amounts, Parent, and its Affiliates shall provide at least three (3) Business Days’ notice to the Company (if prior to the Closing) or the Stockholders’ Representative (if after the Closing) along with a written explanation of the legal basis for such withholding and shall use commercially reasonable efforts to work with the Company or the Stockholders’ Representative (as applicable) to minimize the amount of such withholding.

ARTICLE III
Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to which such matter relates so long as the relation of such matter to such other section is readily apparent from the description of such matter), the Company represents and warrants to Parent and Merger Sub as of the date hereof and on and as of the Closing Date as follows:

3.1.	Organization and Power.

Each Group Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. The Company has full power and authority to execute, deliver and perform this Agreement (as applicable) and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions. Each Group Company has all power (corporate or otherwise) and authority necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently and historically conducted, except where the failure to possess such power and authority would not reasonably be expected to be, material to such Group Company. Each Group Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not be material to such Group Company.

3.2.	Authorization and Enforceability.

The execution and delivery of this Agreement (as applicable) and the Ancillary Documents to which the Company is a party and the performance by the Company of the Contemplated Transactions that are required to be performed by the Company have been duly and validly authorized by all necessary corporate or other action of the Company in accordance with applicable Law and the certificate of incorporation and bylaws of the Company, and no other corporate or other actions on the part of the Company or any other Group Company are necessary to authorize the execution, delivery and performance of this Agreement (as applicable) and the Ancillary Documents to which the Company is a party or the consummation of the Contemplated Transactions that are required to be performed by the Company. This Agreement (as applicable) and each of the Ancillary Documents to be executed and delivered at or prior to the Closing by the Company will be, at the Closing, duly and validly authorized, executed and delivered by the Company and constitutes, or as of the Closing Date will constitute, valid and legally binding agreements of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3.	Capitalization.

(a)           After giving effect to the conversion of Convertible Debt into Common Stock that occurred simultaneously with the execution of this Agreement pursuant to a Notice of Election to Convert, Waiver and Consent executed by each of the Persons identified in Section 3.3 of the Company Disclosure Schedule, true and complete copies of which have been previously provided to Parent, as of the date of this Agreement, the authorized capital stock of the Company consists solely of one hundred fifty million (150,000,000) shares of Common Stock and five million (5,000,000) shares of preferred stock of the Company, of which forty three million six hundred nineteen thousand three hundred thirty seven (43,619,337) shares of Common Stock are issued and outstanding. The record owners of all of the issued and outstanding shares of Capital Stock are as set forth on Section 3.3(a)(i) of the Company Disclosure Schedule. All issued and outstanding shares of Capital Stock are duly authorized, have been validly issued and are fully paid and non-assessable, are owned beneficially and of record by the Stockholders, free and clear of any Lien (other than those arising from applicable securities Laws) and free of any restriction on the right to vote, sell or otherwise dispose of such shares of Capital Stock, and were not issued in violation of any preemptive or similar rights. Except as set forth on Section 3.3(b) of the Company Disclosure Schedule and Section 3.3(c) of the Company Disclosure Schedule, there are no (i) outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Capital Stock, or any securities convertible into or exchangeable for shares of Capital Stock or (ii) agreements providing for any calls against, commitments by, or claims against the Company relating to any shares of Capital Stock. Except as set forth on Section 3.3(a)(ii) of the Company Disclosure Schedule, the Company is not a party to and there is not, and immediately after the Closing there will not be, any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, whether or not the Company is a party thereto, with respect to the purchase, sale or voting of any shares of Capital Stock or any other Equity Securities of the Company. All of the shares of Capital Stock have been issued in compliance with all applicable Laws and the organizational documents of the Company.

(b)           As of the date of this Agreement, (i) Options to purchase one million eight hundred thirty seven thousand four hundred fifty (1,837,450) shares of Common Stock are outstanding and (ii) five million sixty nine thousand (5,069,000) shares of Common Stock are subject to outstanding RSUs. There are one hundred twenty eight thousand one hundred twenty five (128,125) shares of Common Stock reserved for issuance under the Company Equity Plan. Except for the Company Equity Plan, the Company does not maintain any equity incentive plan or other plan providing for equity compensation of any Person. The Company has furnished to Parent complete and accurate copies of any stock purchase agreements.

(c)           Section 3.3(c) of the Company Disclosure Schedule sets forth a true and correct list of each Group Company (other than the Company), listing for each such Group Company its name, its jurisdiction of organization, its authorized capital stock or other Equity Securities, the number and type of its issued and outstanding shares of capital stock or other Equity Securities and the current record and beneficial ownership of such shares and/or other Equity Securities. Other than the Persons listed on Section 3.3(c) of the Company Disclosure Schedule, there are no other corporations, partnerships, joint ventures, associations or other similar entities in which any Group Company owns, of record or beneficially, any direct or indirect equity or other similar interest or voting interest or any right (contingent or otherwise) to acquire the same. All issued and outstanding shares of the capital stock of each Group Company (other than the Company) are duly authorized, have been validly issued and are fully paid and non-assessable, are owned beneficially and of record by the Persons indicated as the beneficial owners thereof on Section 3.3(c) of the Company Disclosure Schedule, free and clear of any Lien (other than those arising from applicable securities Laws) and free of any restriction on the right to vote, sell or otherwise dispose of such shares of Capital Stock, and were not issued in violation of any preemptive or similar rights. No Person has preemptive or similar rights with respect to any capital stock or other Equity Securities of such Group Company, and there are no agreements providing for the issuance (contingent or otherwise) of, or any calls against, commitments by, or claims against such Group Company relating to, any shares of capital stock of such Group Company. Other than as listed on Section 3.3(c) of the Company Disclosure Schedule, such Group Company is not a party to and there is not, and immediately after the Closing there will not be, any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, whether or not such Group Company is a party thereto, with respect to the purchase, sale or voting of any shares of capital stock or any other Equity Securities of such Group Company. All of the capital stock and other Equity Securities of each Group Company (other than the Company) have been issued in compliance with all applicable Laws.

3.4.	No Violation.

Except as set forth on Section 3.4 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Ancillary Documents to which the Company is a party, consummation of the Contemplated Transactions that are required to be performed by the Company and compliance with the terms of this Agreement (as applicable) and the Ancillary Documents to which the Company is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of any Group Company, (b) result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under (with or without notice or lapse of time or both) any provision of any Contract to which a Group Company is a party or by which a Group Company or its properties are bound or affected, (c) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to a Group Company or by which its or any of its properties are bound or affected, or (d) result in the creation of, or require the creation of, any Lien upon any shares of capital stock or any property of a Group Company, except, with respect to clauses (b)-(d), as would not reasonably be expected to be material to the Group Companies, taken as a whole.

3.5.	Governmental Authorizations and Consents.

Except as set forth in Section 3.5 of the Company Disclosure Schedule, no consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by any Group Company in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents or the consummation by the Company of the Contemplated Transactions, except, (a) where the failure to obtain any Governmental Consent would not reasonably be expected to be material to the Group Companies, taken as a whole, (b) those as would be required solely as a result of the identity or the legal or regulatory status of Parent, Merger Sub or any of its Affiliates, or (c) notices and filings required to be made or given after the Closing.

3.6.	Financial Statements.

(a)          Section 3.6(a) of the Company Disclosure Schedule sets forth the following financial statements (the “Financial Statements”): (i) the audited balance sheet of the Company as of December 31, 2020, and the related statements of income, and cash flows for the year ending December 31, 2020 (the “Most Recent Annual Financial Statements”), (ii) the audited balance sheet of the Company as of December 31, 2019, and the related statements of income and cash flows, for the year ending December 31, 2019, (iii) the unaudited, internally prepared consolidated balance sheet of the Company as of June 30, 2021 (the “Balance Sheet Date”), and the related unaudited, internally prepared statements of income and cash flows, respectively, for the three (3)-month period ended on such date (the “Most Recent Unaudited Financial Statements”). Each of the Financial Statements has been prepared in accordance with the Company’s Accounting Principles applied on a basis consistent with prior periods and fairly presents in all material respects the financial condition of the Company as of its respective date and the consolidated results of operations, as the case may be, of the Company for the period covered thereby.

(b)          The financial books and records of the Company have been maintained in accordance with customary business practices of Persons similarly situated to the Company and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the consolidated financial position of the Company and (ii) all transactions of the Company, including all transactions between the Company and a Stockholder. The Company has not received any advice or notification from its independent accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of the Company any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts.

(c)           No Group Company has any Liabilities (whether or not the subject of any other representation or warranty hereunder) that would be required by GAAP to be reflected or reserved against on a balance sheet of the Group Companies or disclosed in the notes thereto, except for Liabilities (i) reflected in the Most Recent Unaudited Financial Statements, (ii) set forth in Section 3.6(c) of the Company Disclosure Schedule, (iii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (iv) the Transaction Expenses, or (v) incurred under this Agreement and the Ancillary Documents or in connection with the Contemplated Transactions.

3.7.	Absence of Certain Changes.

(a)        Except as set forth in Section 3.7 of the Company Disclosure Schedule or as reflected on the Most Recent Unaudited Financial Statements, since the Balance Sheet Date, the Company has conducted its business and each other Group Company has, to the Knowledge of the Company, conducted its business in the ordinary course and in a manner consistent with past practice, and there has not been any Event, individually or together with any other Event, that has had, or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the Group Companies. Without limiting the generality of the foregoing, except as set forth in Section 3.7 of the Company Disclosure Schedule, as reflected on the Most Recent Unaudited Financial Statements, or as expressly contemplated by this Agreement, except as would not reasonably be expected to be material to the Group Companies, taken as a whole, since the Balance Sheet Date, the Company has not and, to the Knowledge of the Company, the other Group Companies have not:

(i)          acquired, sold, leased, abandoned, allowed to lapse, licensed, transferred, mortgaged or assigned any material assets, tangible or intangible, other than sales of goods or services in the ordinary course of business consistent with past practice;

(ii)          written down of the value of any personal property or other assets owned or used by a Group Company, including inventory and capital lease assets, except on account of depreciation and amortization in the ordinary course of business;

(iii)           incurred, assumed, guaranteed or discharged any Liability, including any Indebtedness or mortgages, or otherwise created or permitted to exist any Lien (other than Permitted Liens) on any of their respective assets, other than (except in the case of Indebtedness) in the ordinary course of business consistent with past practice;

(iv)         cancelled any material debts or claims owed to a Group Company or amended, terminated, compromised, released, or waived any material rights or claims of a Group Company;

(v)            acquired or sold, assigned, transferred, terminated, disposed of, or licensed from or to any Person, any Intellectual Property other than in the ordinary course of business;

(vi)         changed or modified any of the credit, collection or payment policies, procedures or practices of a Group Company, including accelerating collections of receivables, failing to collect or delaying collection of receivables, accelerating payment of payables or other Liabilities or failing to pay or delaying payment of payables or other Liabilities;

(vii)        canceled, compromised, knowingly waived or released any right, claim or account receivable involving amounts that exceed twenty-five thousand dollars ($25,000) in the aggregate;

(viii)        canceled, compromised, knowingly waived or released any right or claim (or series of related rights and claims) under Material Contracts or Intellectual Property;

(ix)          committed to make any capital expenditure (or series of related capital expenditures) involving amounts that exceed one hundred thousand dollars ($100,000) in the aggregate;

(x)            suffered any damages to or destruction or other casualty loss of any tangible assets (whether or not covered by insurance), involving amounts that exceed one hundred thousand dollars ($100,000) in the aggregate;

(xi)          modified any of their respective certificates of incorporation, bylaws or similar organizational documents;

(xii)         issued, sold or otherwise permitted to become outstanding any shares of their respective capital stock, bonds, options or other securities of any type whatsoever of any Group Company, or split, combined, reclassified, repurchased or redeemed any such shares;

(xiii)        declared, set aside or paid any cash or non-cash dividend or made any cash or non-cash distribution in respect of any Equity Securities of the Group Companies;

(xiv)        made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person other than acquisitions of inventory and supplies in the ordinary course of business consistent with past practice;

(xv)         failed to maintain in full force and effect insurance policies on their respective properties providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under their policies of insurance in effect on the Balance Sheet Date;

(xvi)        made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or agreed to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, any change in control payment, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, other than increases and payments in the ordinary course of business and in a manner consistent with past practice in the compensation payable to employees (none of whom is a director or officer of the Group Companies);

(xvii)       materially modified or changed any of their respective business organizations or materially and adversely modified or changed their respective relationships with its suppliers, customers and others having business relations with them;

(xviii)      except as otherwise required by Law, entered into, amended, modified, varied, altered or otherwise changed any of the Plans;

(xix)         entered into, modified, terminated, waived, amended or otherwise altered the terms or provisions of any Material Contract outside the ordinary course of business;

(xx)          settled or compromised any action, suit or proceeding by or against a Group Company;

(xxi)         abandoned, permitted to lapse or failed to maintain in full force and effect any Company Intellectual Property, or failed to take or maintain reasonable measures to protect the confidentiality of any Intellectual Property used by or for the Group Companies in conducting their respective businesses;

(xxii)       made, revoked or changed any Tax election, changed any annual Tax accounting period, changed any method of Tax accounting, entered into any closing agreement with respect to any Tax, settlement, concession, compromise or abandonment of any Tax claim or assessment or surrendered any right to claim a Tax refund, filed any amended Tax Return, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xxiii)    adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization; or

(xxiv)        authorized, agreed, resolved or committed to any of the foregoing.

3.8.	Relationships with Affiliates.

(a)          Except as set forth in Section 3.8 of the Company Disclosure Schedule, no officer, director, Stockholder or any Affiliate of any of the foregoing (i) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the businesses of the Group Companies as currently conducted or contemplated to be conducted, (ii) except for the ownership of less than two percent (2%) of the outstanding common stock of a publicly-held corporation, owns of record or as a beneficial owner, has any equity interest, or has any other financial or profit interest in a Person that has had business dealings or a material financial interest in any transaction with the Group Companies or (iii) is a party to any Contract (except for employment agreements, RSUs, stock options and other equity awards) with the Group Companies, including with respect to compensation or remuneration to be paid to such officer, director, Stockholder or Affiliate in connection with this Agreement or the Contemplated Transactions (each, an “Affiliate Agreement”).

(b)           Immediately after the Closing, the Company will have no Affiliate Agreements except as set forth in Section 3.8(b) of the Company Disclosure Schedule.

(c)           Other than the other Group Companies, no Affiliate of the Company is a competitor of the Company or, engaged in the same or substantially the same line of business as the Company.

3.9.	Indebtedness to and from Officers and Directors of the Group Companies.

Except as set forth in Section 3.9 of the Company Disclosure Schedule, (a) the Company is not and, to the Knowledge of the Company, the other Group Companies are not indebted, directly or indirectly, to any Person who is a Stockholder, officer or director of a Group Company, or any Affiliate thereof (other than another Group Company) in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses, and (b) no such Stockholder, officer, director, or Affiliate is indebted to the Company or, to the Knowledge of the Company, the other Group Companies, except for advances made to employees of the Group Companies in the ordinary course of business consistent with past practice to meet reimbursable business expenses reasonably anticipated to be incurred by such obligor.

3.10.	Assets.

(a)          The tangible assets and personal property of the Company and, to the Knowledge of the Company, the other Group Companies, include all of the tangible assets and personal property of the Company and, to the Knowledge of the Company, the other Group Companies which were used in the conduct of its business as conducted as of the Balance Sheet Date, subject to such changes as have occurred in the ordinary course of business consistent with past practice or that are otherwise permitted by this Agreement since such date. All of such tangible assets and personal property necessary for the conduct of the business of the Company and, to the Knowledge of the Company, the other Group Companies, are in normal operating condition and repair, ordinary wear and tear excepted.

(b)           The Company has and, to the Knowledge of the Company, the other Group Companies have, good and marketable title to, or valid leasehold interests in, all of the material tangible assets and personal property shown to be owned or leased by them, with respect to the Company and, to the Knowledge of the Company, the other Group Companies, on the Most Recent Unaudited Financial Statements or acquired thereafter, free and clear of any Lien, including, without limitation, free of any Liens in favor of Smithline Family Trust II, Puritan Partners LLC and their respective Affiliates, as of the date hereof, except for (i) assets disposed of since such date in the ordinary course of business consistent with past practice or otherwise permitted by this Agreement, (ii) Liens reflected in the Financial Statements or the notes thereto, (iii) assets validly leased from third parties, (iv) Liens in favor of Parent in connection with the Secured Convertible Promissory Note, and (v) Permitted Liens. Such tangible assets and personal property constitute all of the tangible assets personal property assets and properties necessary to conduct the business of the Group Companies in substantially the manner conducted immediately prior to the Closing.

3.11.	Real Property.

Section 3.11 of the Company Disclosure Schedule includes a true and complete list of all real property leases, subleases, or other occupancies used by the Company or to which the Company is a party as lessee or lessor (the “Real Property Leases,” and the properties leased thereunder, the “Leased Real Property”). To the Knowledge of the Company, no Group Company other than the Company leases any real property. No Person other than the Company has any right to use, occupy or lease any of the Leased Real Property and no Leased Real Property is occupied by a Person other than the Company. The leasehold interests relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens. No waiver, indulgence or postponement of any of the Company’s obligations, as lessee, has been granted by any owner or lessor of the Leased Real Property. The Company has not received any written notice from the other party to any Real Property Lease of the termination or proposed termination thereof. The Company is not, and, to the Knowledge of the Company, no other Person, including the other Group Companies, is, in violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Leased Real Property, which with the delivery of notice, the passage of time, or both, would constitute a breach or default or permit the termination or material acceleration of rent under a Real Property Lease,. Other than the Real Property Leases, there are no agreements or arrangements whatsoever relating to the Company’s use or occupancy of any of the Leased Real Property. The Company has not transferred, mortgaged or assigned any interest in any of the Leased Real Property or the Real Property Leases. There is no pending or, to the Knowledge of the Company, threatened condemnation or similar proceeding affecting any Leased Real Property or any portion thereof. All Leased Real Property is supplied with utilities and other services sufficient to operate the business of the Company as presently conducted and neither the operations of the Company on the Leased Real Property nor, to the Knowledge of the Company, the Leased Real Property itself, violate in any material manner any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations, the effect of which would reasonably be expected to be material to the operations of the Company. The Leased Real Property is in good operating condition and repair and is suitable for the conduct of business as presently conducted therein. The Company and, to the Knowledge of the Company, the other Group Companies do not own any real property.

3.12.	Intellectual Property.

(a)            Section 3.12(a) of the Company Disclosure Schedule includes a true and complete list of: (i) all Company Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including issued Patents, registered Trademarks, domain names, and Copyrights, and pending applications for any of the foregoing, and specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all material unregistered Trademarks included in the Company Intellectual Property; and (iii) all Company Products or other Software of the Group Companies. To the Knowledge of the Company, no Company Intellectual Property has been opposed, cancelled, held unenforceable or otherwise challenged. No Litigation is pending, or to the Knowledge of the Company, threatened in relation to any Company Intellectual Property. All Company Intellectual Property is valid, subsisting and enforceable and in full force and effect. Each of the Intellectual Property Registrations is duly registered or filed in the name of a Group Company. All assignments and other instruments necessary to establish, record, and perfect the Group Companies’ ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. The Company has provided Parent with true and complete copies of all file histories, documents, certificates, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.

(b)           The Group Companies collectively are the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and have the valid and enforceable right to use all other Intellectual Property used or necessary for the conduct of the business of the Group Companies as currently conducted, in each case, free and clear of all Liens other than Permitted Liens. Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, there is no Litigation (including any opposition, cancellation, revocation, review, post grant reviews or other proceeding) pending or, to the Knowledge of the Company, threatened challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Group Companies’ right, title, or interest in or to any Company Intellectual Property. No Group Company is subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would reasonably be expected to restrict or impair in any material manner, the ownership or use of any Company Intellectual Property or Licensed Intellectual Property, and no Group Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Litigation.

(c)           Section 3.12(c) of the Company Disclosure Schedule is a true and complete list of all material licenses, sublicenses and other agreements as to which the Group Companies are a party and pursuant to which the Group Companies have acquired or are authorized to use any Intellectual Property (other than those comprising or reflected in Commercial Software), and except as set forth in Section 3.12(c) of the Company Disclosure Schedule, the Group Companies are not obligated to make any payment or grant any rights to any third party in respect of Intellectual Property used by the Group Companies or in connection with the business of the Group Companies as currently conducted (other than those comprising or reflected in Commercial Software).

(d)            Except as set forth in Section 3.12(d) of the Company Disclosure Schedule or pursuant to a license agreement entered into with a Group Company in the ordinary course of business, no Person (other than the Group Companies) has an interest in or any right to use any of the Company Intellectual Property. Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, to the Knowledge of the Company, there has not been, and there is not now, any unauthorized use, infringement or misappropriation by any third party, including by any employee or former employee of the Group Companies, of any of the Company Intellectual Property. No stockholder, director, officer or employee of, or Consultant to, the Group Companies has any right to use, other than in connection with the business activities of the Group Companies as presently conducted, any of the Company Intellectual Property.

(e)            To the Knowledge of the Company, the operation of the business of the Group Companies as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, does not and has not misappropriated, infringed or otherwise violated in any respect, any Patent or any registered Trademark or Copyright or, to the Knowledge of the Company, any other the Intellectual Property of any Person. Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, there is no Litigation (including any opposition, cancellation, revocation, review, post grant review or other proceeding) pending or, to the Knowledge of the Company, threatened alleging any misappropriation, infringement, or other violation by the Group Companies of the Intellectual Property of any Person, and no Group Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Litigation.

(f)            The Group Companies have taken commercially reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets included in the Company Intellectual Property and Licensed Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. To the Knowledge of the Company, such Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged to or appropriated by any Person (other than the Group Companies).

(g)            The Group Companies have entered into binding, valid and enforceable, written Contracts with each current and former Personnel and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Group Companies whereby such Personnel or independent contractor (i) acknowledges the applicable Group Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Group Companies; (ii) grants to the applicable Group Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. Except as disclosed on Section 3.12 of the Company Disclosure Schedule, the Company has provided Parent with true and complete copies of all such Contracts.

(h)            Neither the execution, delivery, or performance of this Agreement, nor the consummation of the Contemplated Transactions, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Group Companies’ right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(i)            All Company IT Systems are in good working condition and are sufficient for the operation of the Group Companies’ business as currently conducted. There have been no unauthorized intrusions or breaches of security, malfunctions, failures, breakdowns, continued substandard performance, denials-of-service, or other cyber incidents, including any cyberattacks, or other similar adverse events affecting the Company IT Systems. The Group Companies use commercially reasonable efforts (and requires its third-party contractors) to protect the confidentiality, availability, integrity and security of Company IT Systems, including with respect to unauthorized use, access, interruption or modification by third parties. The Group Companies have taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements for the Company IT Systems.

(j)            The Group Companies are in actual possession of and have exclusive control over a complete and correct copy of the source code for all proprietary components of the Company Products, including all previous major releases and all other proprietary Software of the Group Companies. The Group Companies have not disclosed, delivered, licensed, or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Company Product to any escrow agent or any other Person, other than an employee, independent contractor, or Consultant of the Group Companies pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Group Companies. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Product. There has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Company Product.

(k)            Section 3.12(k) of the Company Disclosure Schedule sets forth a correct, current, and complete list of each item of Open Source Software that is or has been used by the Group Companies in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Company Product, and for each such item of Open Source Software, (i) the applicable Company Product and (ii) the name and version number of the applicable license agreement. The Group Companies have complied in all material respects with all notice, attribution, and other requirements of each license applicable to the Open Source Software disclosed in Section 3.12(k) of the Company Disclosure Schedule. The Group Companies have not used any Open Source Software in a manner that does, will, or would reasonably be expected to require the (x) disclosure or distribution of any Company Product or any other proprietary Software in source code form; (y) license or other provision of any Company Product or any other proprietary Software on a royalty-free basis; or (z) grant of any patent license, non-assertion covenant, or other rights under any Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Company Product or any other proprietary Software.

(l)          All Company Products (i) comply with all applicable Laws and industry standards, including with respect to security; and (ii) conform to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in packaging, labeling, advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other documentation. No Company Product contains any bug, defect, or error that materially adversely affects, or could reasonably be expected to materially adversely affect, the value, functionality, or performance of such Company Product. None of the Company Products contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that would reasonably be expected to, (x) disrupt, disable, harm, or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device on which any Company Product is installed, stored, or used; or (y) damage, destroy, or prevent the access to or use of any data or file without the user’s consent, except, for the avoidance of doubt, license keys and other code intended to limit access to or use of such Company Product to an authorized user. The Group Companies have taken all reasonable steps to prevent the introduction of Malicious Code into the Company Products.

(m)          Section 3.12(m) of the Company Disclosure Schedule accurately describes the type of Personally Identifiable Information and Customer Data collected (and the process by which such information is collected) by the Group Companies through internet websites, mobile applications and online services owned, maintained or operated by or on behalf of the Group Companies (collectively, the “Company Sites”), and through any Company Products or any other method, including the types of Personally Identifiable Information and Customer Data, and the method of collection for each. The Group Companies have at all times complied in all material respects with all applicable Laws, contractual obligations, requirements of self-regulatory organizations binding upon the Group Companies, consumer-facing statements of the Group Companies in any marketing or promotional materials and each Privacy Policy relating to (i) the privacy of users of Company Sites or Company Products, (ii) the past and present collection, use, storage, transfer, retention, dissemination, disposal and any other processing of any Personally Identifiable Information and Customer Data collected or used by the Group Companies in any manner or maintained by third Persons having authorized access to such information, or (iii) the transmission of unsolicited communications (collectively, the “Privacy and Security Requirements”). No Group Company has received any written notice from any Governmental Authority that it is under investigation by any Governmental Authority for a violation of any Privacy and Security Requirements or applicable Laws. The Company has made available to Parent complete and accurate copies of all written complaints or notices delivered to the Group Companies during the past twelve (12) months alleging or providing notice of a violation of any Privacy and Security Requirement. All electronic addresses acquired, maintained, updated (including operationalizing opt-out requests) and stored by or on behalf of the Group Companies, and all electronic messages sent and/or delivered by or on behalf of the Group Companies have been acquired, maintained, updated, stored, sent and/or delivered, as may be required by and in accordance in all material respects with all applicable Laws, including but not limited to all Laws relating to the delivering, sending, sharing or transmitting of electronic or telephonic messages, and/or using electronic addresses. Prior to the installation of any computer program (including without limitation computer programs that have been caused to be installed by the Group Companies) on a third party’s computer system or device, and prior to any electronic message being sent from such computer system or device, requisite consent to the installation of such computer program and all transmissions of electronic messages has been obtained from the owner or authorized user of such computer system or device.

(n)           The Group Companies have at all times taken commercially reasonable steps (including implementing and monitoring compliance with reasonable measures with respect to technical and physical security) consistent in all material respects with requirements of applicable Laws or contractual obligations to protect the confidentiality, availability, security and integrity of the Group Companies’ data, information technology assets and all Personally Identifiable Information and Customer Data within the control of the Group Companies (collectively, the “Company Data”). Such steps and procedures comply in all material respects with all Privacy and Security Requirements and all applicable Laws relating to the security of the Company Data. This includes, but is not limited to, the Group Companies having implemented, maintained, and monitored reasonable measures with respect to technical, administrative, and physical security designed to preserve and protect the confidentiality, availability, security, and integrity of all Company Data (including such measures designed to protect the foregoing from infection by Malicious Code, access by unauthorized Persons or access by authorized Persons that exceeds the Person’s authorization). There is no, nor has there ever been, any complaint to, or to the Knowledge of the Company, any audit, proceeding or investigation (formal or information), or any claim against, any Group Company or any of its end-users or customers, initiated by a private Person or any Governmental Authority with respect to the security, confidentiality, transmission, availability, or integrity of any Company Data. To the Knowledge of the Company, there has been no material unauthorized access to or acquisition of the Company Data or Company Intellectual Property.

(o)           Except as set forth on Section 3.12(o) of the Company Disclosure Schedule, there are no Contracts providing for (i) royalties or license fees payable to third parties with respect to Company Intellectual Property, Licensed Intellectual Property or Company Products, (ii) agreements to share or jointly own Company Intellectual Property, or (iii) limitations on the Company’s ability to commercialize, or patent (as applicable) any Company Intellectual Property, Licensed Intellectual Property or Company Products.

3.13.	Contracts.

(a)            Material Contracts. Section 3.13(a) of the Company Disclosure Schedule is a true and complete list, as of the date hereof, of all of the following Contracts to which the Company and, to the Knowledge of the Company, the other Group Companies is a party or by which it or its assets or properties are bound (the “Material Contracts”):

(i)            all Real Property Leases;

(ii)           Contracts evidencing or relating to Indebtedness;

(iii)         Contracts evidencing or relating to any obligations of a Group Company with respect to the issuance, sale, repurchase or redemption of any Equity Securities of such Group Company;

(iv)          Contracts with any customers of, or suppliers to, the Group Companies which involved aggregate payments to or from the Group Companies in the most recent twelve (12)-month period of in excess of fifty thousand dollars ($50,000);

(v)           all Company Employment Contracts;

(vi)         Contracts providing for the indemnification of any current or former director, officer, manager or employee of any Group Company;

(vii)         collective bargaining agreements or other Contracts with any labor unions or associations representing employees;

(viii)      Contracts evidencing partnerships, joint ventures, limited liability companies, limited liability partnerships or similar entities in which any Group Company has an interest;

(ix)           Contracts that obligate a Group Company with respect to contingent payments or any type;

(x)            Contracts relating to Intellectual Property listed in Sections 3.12(c) and 3.12(d) of the Company Disclosure Schedule;

(xi)           Contracts by and between a Group Company, on the one hand, and any Affiliate of a Group Company, other Persons with whom a Group Company is not dealing at arm’s-length, employee, officer or director of a Group Company, or entity controlled by any employees, officers or directors of a Group Company, on the other hand;

(xii)          leases of personal property under which a Group Company is the lessee and is obligated to make payments more than fifty thousand dollars ($50,000) per annum;

(xiii)       Contracts relating to the acquisition or disposition of any capital stock, business or product line of any other Person entered into at any time during the last five (5) years (other than in the ordinary course of business);

(xiv)        Contracts limiting the freedom of a Group Company or any Affiliate to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, to solicit any individual or class of individuals for employment or transact business or deal in any manner with any other person;

(xv)        any Contract pursuant to which a Group Company is subject to (1) continuing indemnification obligations, other than indemnification obligations contained in commercial Contracts entered into in the ordinary course of business that would not reasonably be likely to result in payments by a Group Company or (2) continuing “earn-out” obligations;

(xvi)         any Contract that contains a “most-favored nation” or “most-favored-customer” clause; and

(xvii)        any Contract not otherwise listed above that is, individually or in the aggregate, material to the Group Companies.

(b)            Status of Material Contracts. A true and complete copy of each Material Contract has been made available to Parent. All Material Contracts are valid, binding and in full force and effect and enforceable by the Group Company party thereto in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Company has and, to the Knowledge of the Company, the other Group Companies have complied in all material respects with the terms and conditions of the Material Contracts. As to each Material Contract, there does not exist thereunder any material breach, violation or default on the part of the Company or, to the Knowledge of the Company, the other Group Companies or any other party to such Material Contract, and there does not exist any event, occurrence or condition, including the consummation of the Contemplated Transactions, which (with or without notice, passage of time, or both) would constitute a material breach, violation or default thereunder on the part of the Group Company party thereto. The Company has and, to the Knowledge of the Company, the other Group Companies have complied in all material respects with the terms and conditions of the Material Contracts. No material waiver has been granted by the Company or, to the Knowledge of the Company, the other Group Companies or any of the other parties thereto under any of the Material Contracts. There exists no suspension, stop work order, cure notice or show cause notice in effect for any Material Contract or any other complaint relating to the Company’s or, to the Knowledge of the Company, the other Group Companies’, performance thereunder, nor, to the Knowledge of the Company, has any counterparty with respect to any Material Contract made any threats with respect thereto. To the Knowledge of the Company, no party to any Material Contract has repudiated any provision thereof, terminated any Material Contract or given notice of any such termination, nor is the Company aware of any party’s intent to do so.

(c)	Government Contracts.

(i)            Section 3.13(c)(i) of the Company Disclosure Schedule sets forth a true and correct list of the following (1) each Current Government Contract; and (2) each Government Bid to which the Company is a party and for which an award has not been issued, including (A) the contract number, internal project charge number, contract name, the award date, the customer, contract value and the contract end date for each of the Current Government Contracts, and (B) the request for proposal number, date of actual or estimated proposal submission, expected award date, estimated period of performance, estimated value and customer name for each of the Government Bids. Except as set forth in Section 3.13(c)(i) of the Company Disclosure Schedule, (x) there are no Current Government Contracts or Government Bids in connection with which any of the Group Companies represented itself as having 8(a), small business, small disadvantaged business, historically underutilized business zone small business, women owned small business, veteran-owned small business or service-disabled veteran-owned small business status and/or other preferential status; and (y) none of the Current Government Contracts were awarded pursuant to a procurement process that was limited to entities having 8(a), small business, small disadvantaged business, historically underutilized business zone small business, women owned small business, veteran-owned small business or service-disabled veteran-owned small business status or other preferential status.

(ii)           Except as set forth on Section 3.13(c)(ii) of the Company Disclosure Schedule, or except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, since January 1, 2018, (1) each of the Group Companies has complied in all material respects with all statutory and regulatory requirements, where and as applicable to each of the Government Contracts and Government Bids, and (2) the representations, certifications, and warranties made by any of the Group Companies with respect to the Government Contracts or Government Bids were accurate in all material respects as of their effective date, and each of the Group Companies has complied in all material respects with all such certifications.

(iii)          Except as set forth on Section 3.13(a)(iii) of the Company Disclosure Schedule, or except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, since January 1, 2018, (1) the Group Companies have not received any written termination for default or convenience, cure notice, or show cause notice from any Governmental Authority or any prime contractor or higher-tier subcontractor with respect to performance by any of the Group Companies as a prime contractor or subcontractor of any portion of the obligation of a Government Contract, and (2) the Group Companies have complied with all material terms and conditions of the Government Contracts.

(iv)         As of the date hereof, neither the Company nor, to the Knowledge of the Company, the Group Companies have any outstanding Government Bids that, if accepted or a Contract relating thereto awarded to the Group Companies, are expected to result in a loss to the Group Companies. Except as set forth on Section 3.13(a)(iv) of the Company Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, the other Group Companies are a party to any Current Government Contract which is expected to result in a loss to the Group Companies.

(v)           Except as set forth on Section 3.13(c)(v) of the Company Disclosure Schedule, or except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, with respect to any Government Contract, as of the date of this Agreement since January 1, 2018, no Group Company has received written or to the Knowledge of the Company, oral notice of a pending (1) civil fraud or criminal investigation by any Governmental Authority, (2) suspension or debarment proceeding (or equivalent proceeding) against the Group Companies, (3) audit, review, inspection, survey or examination of records relating to a Government Contract, (4) disclosure to any Governmental Authority (pursuant to FAR 52.203-13 or any other similar disclosure requirement or program), nor is the Company or, to the Knowledge of the Company, the Group Companies aware of any facts or circumstances, or “credible evidence” (as that term is defined at FAR 52.203-13) that should have given rise to any such disclosure, (5) request by a Governmental Authority for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Authority) or claim of defective pricing, (6) dispute between the Group Companies and a Governmental Authority, which has resulted in a government contracting officer’s final decision, or (7) claim or request for equitable adjustment by the Group Companies against a Governmental Authority.

(vi)          Neither the Group Companies nor any of their Principals (as that term is defined under Federal Acquisition Regulation 2.101) is, or within the past three (3) years have been, proposed for debarment, debarred, suspended, or otherwise declared ineligible from participation in the award of a Government Contract.

(vii)         The Group Companies maintain no security clearances or cleared facilities and are in compliance in all material respects with all applicable national security obligations.

3.14.	Compliance with Laws; Anti-Corruption; Anti-Money Laundering; Permits.

(a)            During the past three (3) years each Group Company has been in compliance in all material respects with each Law that is or was applicable to it or the conduct ownership or operation of its business, or the ownership or use of any of its assets, and, no Group Company has in the past five (5) years received any written, or to the Knowledge of the Company, oral notice of any material violations or material non-compliance by a Group Company of any such Laws.

(b)          In the past ten (10) years, the Group Companies, their directors or officers, or the Knowledge of the Company, any Group Companies OFAC Parties, and Representatives of or any Person acting on behalf of the Group Companies, have not, directly or indirectly, (i) used any funds of the Group Companies for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payments, unlawful promises of payment or unlawful authorizations of payment of money, gifts or anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of the Group Companies; (iii) made any payments, promises of payment or authorizations of payment of money, gifts or anything of value to any official, agent or employee of any Governmental Authority or any official of a political party or a candidate for political office from funds of the Group Companies (but excluding payments to Governmental Authorities in amounts legally due and owing by the Group Companies or reasonable and bona fide payments directly related to the execution or performance of a written agreement); (iv) established or maintained any unlawful fund of monies or other assets of the Group Companies; (v) made any unlawful payment, promise of payment or unlawful authorization of payment of money, gifts or anything of value to any Person or entity, private or public, regardless of form, whether in money, property or services, to receive favorable treatment in obtaining or retaining business for the Group Companies; or (vi) otherwise made any unlawful payment within the meaning of, or is in any other way in violation of, Anti-Corruption Laws.

(c)         The Group Companies have kept all required records and have filed with Governmental Authorities all required notices, supplemental applications and annual or other reports required by applicable Laws for the operation of the business of the Group Companies. Without limiting the generality of the foregoing, the Group Companies have not directly or indirectly taken any action which would cause it to be in violation of Anti-Corruption Laws. The Group Companies have informed employees of their obligations with respect to Anti-Corruption Laws.

(d)            In the past ten (10) years, the Group Companies’ business has been and is conducted at all times in compliance with anti-money laundering Laws, and no suit involving the Group Companies or any other Group Companies OFAC Party with respect to anti-money laundering laws is pending or, to Knowledge of the Company, threatened.

(e)            Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, the Company and, to the Knowledge of the Company, the other Group Companies have in effect all approvals, authorizations, certificates, filings, franchises, licenses, consents, exemptions, variances, notices and permits of or with all Governmental Authorities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted. All such Permits are set forth in Section 3.14(e) of the Company Disclosure Schedule. There has occurred no default under, or violation of, any such Permit, and each such Permit is in full force and effect. Except as set forth on Section 3.14(e) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, does not and will not result in a violation of or default under and will not cause the suspension, modification, nonrenewal, termination, revocation or cancellation of any such Permit. Neither the Company nor, to the Knowledge of the Company, the other Group Companies have received any communication and there exists no facts or circumstances which would reasonably be expected to result in any of the Permits failing to be in good standing.

3.15.	Environmental Matters.

Each Group Company (a) is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Environmental Laws, and (b) has obtained, and is in compliance in all material respects with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws for the conduct of their respective businesses as presently conducted, and has made all appropriate filings for issuance or, as needed, renewal of such permits, licenses, authorizations, registrations and consents. There is no material contamination of, and there have been no material releases or threatened releases of, Hazardous Materials at the Leased Real Property or any real property formerly owned, leased or operated by the Group Companies (or any predecessor of a Group Company), in each case, that would require notification to governmental entities, investigation and/or remediation pursuant to any Environmental Laws. There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that would reasonably be expected to give rise to any material liability or other obligation under any Environmental Laws. No Group Company has received prior to the date hereof, any notice of any material claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the Knowledge of the Company, threatened with respect to any matters arising out of any Environmental Laws relating to the businesses of the Group Companies. No Group Company is subject to any Orders or other arrangements with any Governmental Authority or an indemnitor of any third party indemnitee for any liability under any Environmental Law or relating to any Hazardous Material.

3.16.	Litigation.

Except as set forth in Section 3.16 of the Company Disclosure Schedule, there are no claims, actions, arbitrations, suits, audits, inquiries, proceedings or governmental investigations (“Litigation”) pending or, to the Knowledge of the Company, threatened against, affecting or involving the Company, or to the Knowledge of the Company, any other Group Company, or any of its assets, properties or rights, this Agreement or the transactions contemplated by this Agreement, at Law or in equity or before any Governmental Authority, or that have been settled, dismissed or resolved in the preceding three (3) years. The Company and, to the Knowledge of the Company, any other Group Company, is not subject to any Order arising from any Litigation affecting or involving the Company or such Group Company or any of its assets, properties or rights, this Agreement or the transactions contemplated by this Agreement, and to the Knowledge of the Company, no such Order is threatened to be imposed by any Governmental Authority.

3.17.	Personnel Matters.

(a)           True, accurate, and complete lists of all of the directors, officers, and employees of the Company and, to the Knowledge of the Company, the other Group Companies (individually and collectively, “Personnel”) as of the date hereof and their positions are included in Section 3.17(a) of the Company Disclosure Schedule together with the following as to each: (i) name, (ii) job title or description, (iii) principal place of employment, (iv) base salary or wage level (including any bonus opportunities or deferred compensation arrangements) and also showing any bonus or other remuneration other than salary paid during the Company’s fiscal year ending December 31, 2020, (v) date of hire, (vi) leave of absence status (including expected return to work date if known), (vii) whether exempt or non-exempt under the Fair Labor Standards Act and (viii) visa status (if any). True and complete information concerning the respective salaries, wages, bonuses and other compensation paid or payable by the Company and, to the Knowledge of the Company, the other Group Companies during 2019 and through the Balance Sheet Date, as well as dates of employment and date and amount of last salary increase, of such Personnel has been made available to Parent.

(b)            To the Knowledge of the Company, no employee of the Group Companies is in any material respect in violation of any term of any employment agreement, offer letter, nondisclosure agreement, severance agreement, common law nondisclosure obligation, fiduciary duty, non-competition and/or non-solicitation agreement, assignment of invention covenant or restrictive covenant of any kind to (i) the Group Companies or (ii) to the employee’s former employer relating to (1) the right of the employee to be employed by the Group Companies, or (2) the use of trade secrets or proprietary information of the employee’s former company. To the Knowledge of the Company, no former employee of the Group Companies is in any material respect in violation of any term of a restrictive covenant of any kind to the Group Companies.

(c)          Except as set forth on Section 3.17(c) of the Company Disclosure Schedule, the Company has and, to the Knowledge of the Company, the other Group Companies have not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program for the past three (3) years, nor has the Company or, to the Knowledge of the Company, nor has any of the other Group Companies planned or announced any such action or program for the future; and the Company is and, to the Knowledge of the Company, the other Group Companies are in compliance with its obligations pursuant to the WARN Act and all other related or similar notification and bargaining obligations arising under applicable Laws.

(d)         To the Knowledge of the Company, there are no violations, or potential violations, of any employee restrictive covenant agreements by any former employees of the Group Companies.

(e)            Except as set forth on Section 3.16 of the Company Disclosure Schedule, there are no material complaints, lawsuits, claims (other than ordinary claims under Plans), disputes, actions, grievances or disciplinary actions pending or, to the Knowledge of the Company, threatened, by or between the Company and, to the Knowledge of the Company, the other Group Companies on one hand and any Personnel, former employee, job applicants or other current or former service providers on the other hand.

(f)            The most recent written personnel policies and manuals of the Company and, to the Knowledge of the Company, the other Group Companies are listed in Section 3.17(f) of the Company Disclosure Schedule, and true, accurate, and complete copies of all such written personnel policies and manuals have been made available to Parent.

(g)          Except as set forth on Section 3.17(g) of the Company Disclosure Schedule, the Company is and, to the Knowledge of the Company, the other Group Companies are in compliance in all material respects with all applicable Laws relating to employment or hiring or termination of employment, including those related to labor, employment standards, wages, hours, compensation, benefits, terms and conditions of employment, employee background checks, equal employment opportunity, contractual obligations, workplace health and safety, workers’ compensation, medical or family leave, discrimination or harassment, retaliation, human rights, unemployment insurance, employee whistle-blowing, employee privacy and right to know statutes, pay equity, disability, notice of termination, classification of workers (i.e., as employees versus independent contractors, or as exempt versus non-exempt employees), immigration, collective bargaining, plant closings and mass layoffs, the payment of COVID-19-related paid sick or family leave or other benefits and withholding of taxes and other sums as required by the appropriate Governmental Authority. The Company has and, to the Knowledge of the Company, the other Group Companies have paid in full to all employees all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees through the pay period preceding the Effective Time. There is no Claim with respect to employment, leave from employment, or termination of employment, discrimination, retaliation, whistleblower, or payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority, and no audit or investigation by any Governmental Authority is currently pending or, to the Knowledge of the Company, threatened. The Company has and, to the Knowledge of the Company, the other Group Companies have no liability, whether direct or indirect, absolute or contingent, with respect to any misclassification of a Person performing services as an independent contractor or consultant rather than as an employee. To the Knowledge of the Company, no group of employees and no key employee, manager or executive has any current plans to terminate employment in connection with the Closing.

(h)         The Group Companies have complied in all material respects with the following government orders related to COVID-19: (i) restricting activity, such as “stay-at-home” orders or business closure orders, (ii) imposing duties or obligations on employers to make modifications to the workplace, provide personal protective equipment, undertake employee temperature or health screening or implement other measures for the protection of employee health and welfare related to the COVID-19 pandemic, or (iii) other similar directives issued by federal, state, or local executive authorities applicable to any location in which the Group Company operates. To the extent any Group Company is or has been requiring employees or independent contractors to perform in-person work in any locations subject to such an order or directive, such continued operations and demands upon such Persons were and are in compliance in all material respects with such orders, for example, because such operations are “essential” or otherwise excluded from the applicability of the orders restricting activity. The Group Companies have complied in all material respects with the confidential record-keeping requirements pertaining to all employee health information retained pursuant to its workplace safety measures and leave administration.

(i)            To the extent the Company is aware of any Employees or Company independent contractors that have tested positive for COVID-19, the Company has and, to the Knowledge of the Company, the other Group Companies have taken all precautions required under applicable Law with respect to such Persons. The Company has also used commercially reasonable efforts to document any such diagnosis to the extent required by the Occupational Safety and Health Administration and in compliance with the guidance from the Centers for Disease Control and Prevention.

(j)          Except as set forth on Section 3.17(j) of the Company Disclosure Schedule, as of the date hereof, the Company and, to the Knowledge of the Company, the other Group Companies have not taken any of the following actions or implemented or undertaken any of the following changes with respect to the service, compensation or benefits of the employees or any Group Company independent contractors in response to the COVID-19 pandemic: (i) announced, implemented or effected any reduction-in-force, lay-off, furlough or other program resulting in the termination of employment of employees (other than terminations of individual employees in the ordinary course of business); (ii) increased or decreased the compensation or benefits of any employee, officer or independent contractor; (iii) paid any severance or termination pay to any employee or independent contractor not otherwise provided for under the Company Equity Plans; or (iv) adopted, terminated or amended the Company Equity Plans, or materially increased or decreased the benefits under the Company Equity Plans.

(k)            Except as set forth on Section 3.17(k) of the Company Disclosure Schedule, the employment of all Personnel is terminable at-will, and the Company has and, to the Knowledge of the Company, the other Group Companies have not made any written or oral commitment to any employee with respect to such employee’s compensation, promotion, retention, termination, severance or related matters, whether in connection with the Contemplated Transactions or otherwise.

3.18.	Labor Matters.

The Company and, to the Knowledge of the Company, the other Group Companies are not a party to or bound by any collective bargaining or labor contract, voluntary recognition agreement or other binding commitment to any labor union, trade union, works council or employee organization in respect of any of its employees. There are not currently, and in the three (3) years preceding the date hereof, there have not been, nor to the Knowledge of the Company, are there now threatened, any: (a) strikes, work stoppages, slowdowns, lockouts, picketing, leafletting, or arbitrations; or (b) employee or union grievances, claims, charges, unfair labor practice charges, harassment charges, grievances or complaints or other labor disputes with respect to the Group Companies. In the three (3) years preceding the date hereof, none of the employees of the Company or, to the Knowledge of the Company, the other Group Companies is or has been represented by any labor union or other employee collective bargaining organization, was a party to, or bound by, any labor or other collective bargaining agreement in connection with such employment or has been subject to or involved in, or, to the Knowledge of the Company, threatened, any union elections, petitions or other organizational or recruiting activities, nor are any such labor organizing activities now pending or, to the Knowledge of the Company, threatened against the Group Companies. The Company and, to the Knowledge of the Company, the other Group Companies are not obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.

3.19.	Employee Benefits.

(a)            Section 3.19(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, phantom stock, stock appreciation rights, other equity-based profit sharing, savings, disability, incentive, deferred compensation, retirement, simplified employee pension, severance, retention, change in control or other employee benefit plans or programs and all employment or compensation agreements, for the benefit of, or relating to, current employees and former employees of the Company or with respect to which the Company could have any Liability (individually, a “Plan,” collectively, the “Plans”). The Company has not made a commitment or promise to any employee to amend any Plan or adopt a new plan, program or arrangement that upon adoption would be a Plan.

(b)            With respect to each Plan, the Company has provided to Parent true and complete copies of: (i) all material Plan documents, (ii) all funding and administrative arrangement documents, including, but not limited to, trust agreements, insurance contracts, custodial agreements, investment manager agreements and service agreements, (iii) the latest favorable determination letter (or as to a prototype or volume submitter plan, opinion letter) received from the Internal Revenue Service regarding the qualification of each Plan covered by Section 401(a) of the Code, (iv) the three most recently filed Forms 5500 for each Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and for each Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), (v) each summary plan description and each summary of material modification regarding the terms and provisions thereof, (vi) the most recent actuarial report, if applicable, (vii) any nondiscrimination or other testing under each Plan for the last three years, and (viii) any material communication with any Governmental Authority, including without limitation correspondence to or from the government in connection with any audit or investigation of or correction filing for any Plan.

(c)           Each Plan and, to the Knowledge of the Company, each employee benefit plan maintained or contributed to by the other Group Companies (i) is in compliance in all material respects with all applicable governmental Laws, Orders, statutes, regulations, and rules issued by a Governmental Authority and with any agreement entered into with a union or labor organization and (ii) has been operated in compliance in all materials respects with all applicable Laws and its terms.

(d)          Each Group Company and each ERISA Affiliate, and each Plan that is a group health plan as defined in Section 733(a)(1) of ERISA, are in material compliance with the Patient Protection and Affordable Care Act. No material penalties under Section 4980H of the Code and the regulations thereunder are assessable on any Group Company or ERISA Affiliate with respect to any employee. Further, if required by the Code, each Group Company and each ERISA Affiliate has timely filed, or is prepared to timely file by any applicable extended deadline, its IRS Forms 1094-C and Forms 1095-C for each calendar year.

(e)            No Group Company, or an ERISA Affiliate currently participate or ever have participated in or had an obligation to contribute to a voluntary employees beneficiary association, as defined in Section 501(c)(9) of the Code.

(f)             No Plan provides retiree medical, dental, vision, disability or life insurance benefits, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or state law. Any Plan designed to satisfy the requirements of Section 125 and/or 4980B of the Code satisfies such section in all material respects.

(g)           Each Plan intended to qualify under Section 401(a) of the Code is so qualified, each trust maintained in conjunction with a Plan intended to qualify under Section 401(a) of the Code is exempt from taxation, and, to the Knowledge of the Company, none of such Plans or related trusts, or any administrator or trustee thereof, or party-in-interest or disqualified person thereto has engaged in a transaction that could cause any of them or the Group Companies, whether directly or through an indemnification requirement, to be liable for a civil penalty under Section 409 or 502(i) or any other section of ERISA or result in a tax under Section 4975 or 4976 or any other section of Chapter 43 of Subtitle D of the Code.

(h)            Each Plan that is required to be registered or approved by a Governmental Authority has been registered with, or approved by, and has been maintained in good standing with such Governmental Authority. No Plan is subject to the laws or regulations of any non-U.S. jurisdiction.

(i)             All material payments and contributions, including but not limited to, payments to remediate any nondiscrimination or operational errors, required to be made with respect to any Plan by applicable Law, any Order or any Plan document or other contractual undertaking, and all premiums due or payable with respect to any insurance policy funding any Plan have been timely paid in full or, to the extent not required to be made or paid on or before the date hereof, have been accrued in accordance with normal accounting practices and are fully reflected on the Most Recent Unaudited Financial Statements.

(j)             All amounts required to be reserved under each unfunded Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Plan is maintained.

(k)             The fair market value of the assets of each Plan that is funded, and the amount of book reserves for each Plan that is unfunded or underfunded, are sufficient to satisfy the liability for accrued benefits with respect to current and former employees of the Group Companies participating in each such Plan, based on reasonable actuarial or other applicable assumptions and valuations. Each insurance contract relating to any Plan is valid and enforceable and, to the Knowledge of the Company, there is no ground on which the insurer might avoid liability thereunder.

(l)             No Liability under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code has been or is reasonably expected to be incurred by the Group Companies or ERISA Affiliates. Neither the Group Companies nor any ERISA Affiliate has ever maintained a multiemployer plan or single employer plan within the meaning of Section 4001(a) of ERISA, a multiple employer plan within the meaning of Section 413 of the Code or a pension plan subject to Section 412, 430 or 431 of the Code.

(m)           Except as disclosed on Section 3.19 of the Company Disclosure Schedule, the execution of this Agreement or any of the Ancillary Documents, and performance of the Contemplated Transactions, will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Plan or related agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former Personnel, (ii) result in the triggering or imposition or any restrictions or limitations on the right of the Group Companies to amend or terminate any Plan (or result in any adverse consequence for so doing) or (iii) result in any payment or benefit that will or may be made by the Group Companies that may be characterized as “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code. The Group Companies do not have any obligation or requirement to indemnify or make any Person whole with respect to taxes under Section 4999 of the Code.

(n)            There are no pending or, to the Knowledge of the Company, threatened claims, actions, proceedings or litigations by or on behalf of any Plan, any employee or beneficiary covered under any Plan, any Governmental Authority, or otherwise involving any Plan (other than routine claims for benefits). There are no pending or, to the Knowledge of the Company, threatened claims, actions, proceedings or litigation by any current or former employee or applicant for employment against any Group Company. No Plan is under audit or investigation by any Governmental Authority and, to the Knowledge of the Company, no such audit or investigation is threatened.

(o)            None of the Plans, if administered in accordance with their terms, could result in the imposition of interest or an additional tax on any participant thereunder pursuant to Section 409A of the Code. The Group Companies do not have any obligation or requirement to indemnify or make any Person whole with respect to taxes under Section 409A of the Code. Any Plan subject to Section 409A of the Code has been operated in material compliance with the Plan document and Section 409A of the Code.

3.20.        Tax Matters.

(a)            The Group Companies have duly and timely filed all Tax Returns required to be filed by them, and all such Tax Returns are true, complete and correct in all material respects. The Group Companies have timely paid all Taxes due and owing (whether or not shown due on any Tax Return). No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions of time not requiring the consent of any Governmental Authority.

(b)            The Group Companies have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by applicable Laws, withheld and paid over to the proper Governmental Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other third party.

(c)            No Group Company is, or has ever been, a party to or bound by any Tax Sharing Agreement. There are no Liens on any of the assets of the Group Companies with respect to Taxes, other than Permitted Liens.

(d)            No Governmental Authority is conducting or has threatened in writing to conduct an audit or administrative or judicial proceeding with respect to Taxes or any Tax Returns of the Group Companies, or with respect to any other actions imposing on the Group Companies any obligations or liabilities with respect to another Person’s Taxes. No extension or waiver of the statute of limitations with respect to Taxes or any Tax Return has been granted by any Group Company which remains in effect. All Tax deficiencies which have been proposed, asserted or assessed against the Group Companies have been fully paid or finally settled. No Group Company has received written notice of a claim by any Taxing Authority in any jurisdiction where such Group Company does not file Tax Returns that such Group Company is or may be subject to Tax by that jurisdiction.

(e)            The Group Companies have not received or requested any ruling, closing agreement, transfer pricing agreement or similar agreement from any Taxing Authority with respect to any Tax which will have any effect after the Closing.

(f)             No Group Company has ever been included in an affiliated group (as defined in Section 1504 of the Code or any similar group defined under a similar provision of state, local, or foreign Law).

(g)            The Group Companies have no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of Law, by Contract (including any Tax Sharing Agreement) or otherwise.

(h)            The Group Companies have not participated in a listed transaction or a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4 or Section 1.6011-4T.

(i)             None of the equity interests of the Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(j)             No Group Company is a party to any “gain recognition agreements” as such term is used in the Treasury Regulations promulgated under Code Section 367.

(k)            There are no joint ventures, partnerships, limited liability companies, or other arrangements or Contracts to which any Group Company is a party and that constitute a partnership for federal income tax purposes.

(l)             No Group Company has agreed, nor is it required, to make any adjustment to taxable income in any period (or portion thereof) ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date, (v) use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (vi) intercompany transaction or excess loss account described in the regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); or (vii) election under Section 108(i) of the Code. The Group Companies will not be required to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of Section 965 of the Code.

(m)            The Company has delivered or otherwise made available to Parent true, correct and complete copies of all income and other material Tax Returns of the Group Companies for all Tax periods beginning on or after January 1, 2017. The Company has delivered or otherwise made available to Parent true, correct and complete copies of any examination reports received by the Group Companies, and statements of deficiencies assessed against or agreed to by the Group Companies.

(n)            The Group Companies have not in the past five years, been a “distributing corporation” or a “controlled corporation” in a transaction that qualifies under Section 355 of the Code.

(o)            No Group Company is or has been subject to Tax in a country other than the country of its organization by virtue of conducting a trade or business in such foreign jurisdiction or maintaining a permanent establishment therein.

(p)            No Group Company has any obligation to make a payment for which a deduction would be disallowed in whole or part under Section 162(m) of the Code or that is under a plan or agreement.

(q)            The Company has taken commercially reasonable steps to ensure that all transactions (including but not limited to sales of goods, loans, and provision of services) between any Group Company, on the one hand, and any other Person, on the other hand, that is controlled directly or indirectly by any Group Company or any shareholder thereof (within the meaning of Section 482 of the Code) were effected on arms’ length terms and for fair market value consideration.

(r)            The Company has delivered to Parent true, correct and complete copies of any transfer pricing studies or materials prepared by, or in respect of the Group Companies.

(s)            Each Group Company has provided reasonable documentation or other proof of compliance with any applicable Tax holiday or other similar incentives.

(t)            No Group Company that is a “United States person” (within the meaning of Section7701(a)(30) of the Code) has or has ever had signatory authority over, or with respect to, any foreign bank accounts and has no FBAR filing requirements.

(u)            None of the assets of any Group Company are “section 197(f)(9) intangibles” (as defined in Treasury Regulation Section 1.197-2(h)(1)(i) and assuming for this purpose that the transition period ends on August 10, 1993).

(v)            No Group Company has deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act or any other similar Law, executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) enacted in connection with COVID-19.

(w)            No Group Company (i) has received or requested any ruling, administrative relief, technical advice, change of a method of accounting, closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or similar agreement from any taxing authority with respect to any Tax or (ii) has granted a power of attorney with respect to Taxes that is currently in force.

(x)            At all times since its date of formation, each Group Company has been classified as a corporation under subchapter C of the Code for U.S. Federal and state income tax purposes.

(y)            The unpaid Taxes of the Group Companies (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Unaudited Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Group Companies in filing their Tax Returns.

(z)            The Company is a “United States person” (within the meaning of Section7701(a)(30) of the Code).

(aa)         Notwithstanding anything herein to the contrary, no representations are made concerning the Parent’s or the Group Companies ability to utilize or otherwise benefit from net operating losses, capital losses, deductions, Tax credits and other similar items of the Company and nothing in this Section 3.20 shall be construed as a representation or warranty with respect to any Tax position that any Person may take in or in respect of any Tax period (or portion thereof) beginning after the Closing Date.

(bb)        Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.20 and Section 3.19 are the sole and exclusive representations and warranties of the Company with respect to Taxes.

3.21.        Insurance.

The Company and, to the Knowledge of the Company, the other Group Companies maintain general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance shown in Section 3.21 of the Company Disclosure Schedule (the “Insurance Policies”), which insurance is in full force and effect and, to the Knowledge of the Company, comprising the types and in the amounts customarily carried by businesses of similar size in the same industry. All premiums with respect to the Insurance Policies covering all periods up to and including the date of the Closing have been paid. The Company and, to the Knowledge of the Company, the other Group Companies have not received any written notice of a material increase in premiums with respect to, or cancellation, termination or non-renewal of, any of the Insurance Policies, except for general increases in rates to which similarly situated companies are subject. The Company and, to the Knowledge of the Company, the other Group Companies have timely filed all claims for which they are seeking payment or other coverage under any of the Insurance Policies. The Company and, to the Knowledge of the Company, the other Group Companies have not made any claim against an Insurance Policy as to which the insurer is denying coverage or defending the claim under a reservation of rights. The Company and, to the Knowledge of the Company, the other Group Companies are not in default in any material respect under any Insurance Policy. The Company and, to the Knowledge of the Company, the other Group Companies have performed in all material respects all of its obligations under the Insurance Policies. Except for Insurance Policies that have expired under their terms in the ordinary course of business, the Insurance Policies (i) are sufficient for compliance with all requirements of applicable Law and all Contracts relating to the Company, (ii) are valid, outstanding and enforceable policies, (iii) will remain in full force and effect through the respective dates set forth in Section 3.21 of the Company Disclosure Schedule without the payment of additional premiums, (iv) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement and (v) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company and, to the Knowledge of the Company, the other Group Companies. Neither the Company nor, to the Knowledge of the Company, the other Group Companies have been refused any insurance by any insurance carrier to which any Group Company has applied for any such insurance or with which the Company or any of the other Group Companies has carried insurance during the last three (3) years.

3.22.        Bank Accounts; Powers of Attorney.

Section 3.22 of the Company Disclosure Schedule sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company and, to the Knowledge of the Company, the other Group Companies, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes, and (c) all outstanding powers of attorney or similar authorizations granted by the Company and, to the Knowledge of the Company, the other Group Companies.

3.23.        Customers and Suppliers.

(a)             Section 3.23(a) of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest customers of the Company, determined on a consolidated basis by dollar volume of sales, for the fiscal year ended December 31, 2020 and the three (3)-month period ended on the Balance Sheet Date (collectively, the “Top Customers”) and the applicable dollar amounts with respect to each Top Customer. Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) the Company has no Knowledge of any termination, cancellation or threatened termination or cancellation of or limitation of, or any material modification or change in, or material dissatisfaction with, the business relationship between the applicable Group Company and any of the Top Customers, and (ii) the Company has no Knowledge that any Top Customer intends to, as a result of the Contemplated Transactions, cease to contract with the Group Companies or substantially reduce its business with the Group Companies.

(b)             Section 3.23(b)of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest suppliers of the Company, determined on a consolidated basis by dollar volume of expenditures, for the fiscal year ended December 31, 2020 and the three (3)-month period ended on the Balance Sheet Date (collectively, the “Top Suppliers”) and the applicable dollar amounts with respect to each Top Supplier. Except as would not reasonably be expected to be material to the Group Companies taken as a whole, the Company has no Knowledge of any termination, cancellation or threatened termination or cancellation of or limitation of, or any material modification or change in, or material dissatisfaction with the business relationship between the applicable Group Company and any of the Top Suppliers. The Company has no Knowledge that any Top Supplier intends to, as a result of the Contemplated Transactions, cease to contract with or supply to the Group Companies or substantially reduce its business with the Group Companies.

3.24.         Receivables.

All accounts and notes receivable and other receivables reflected on the balance sheet set forth in the Most Recent Unaudited Financial Statements (“Most Recent Unaudited Balance Sheet”) represent, and the accounts and notes receivable and other receivables arising from the date hereof through the Closing Date will represent bona fide, collectible current and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The reserve for doubtful accounts reflected on the Most Recent Unaudited Balance Sheet was established in the ordinary course of business consistent with past practice. Except as set forth in Section 3.24 of the Company Disclosure Schedule, the Company has not received written notice from any obligor of any accounts receivable that such obligor is refusing to pay or contesting payment of amounts, other than with respect to returns in the ordinary course of business.

3.25.         Books and Records.

The books and records of the Company and, to the Knowledge of the Company, the other Group Companies have been maintained in accordance with sound business practices and all applicable Laws. The minute books of director (including committees thereof) and stockholder meetings of the Group Companies, as previously made available to Parent, contain accurate records of all such meetings and accurately reflect all other corporate action of the stockholders and directors material to the business of the Company and, to the Knowledge of the Company, material to the respective businesses of the other Group Companies.

3.26.        Products Liability and Warranty Liability.

No Group Company (a) has any material Liability arising out of any product designed, manufactured, assembled, repairs, maintained, delivered, sold, or installed, or any services rendered, by or on behalf of such Group Company, other than those that have been reserved against on the Most Recent Unaudited Financial Statements, (b) has extended any warranty period on any products beyond those customarily given by the Group Companies for such products or beyond those provided by the manufacturer, as applicable, or (c) is aware of any facts or circumstances which, given the passage of time, would reasonably be expected to result in a claim against such Group Company for product liability or breach of warranty. The Company has made available to Parent copies of all guarantees, warranties, and indemnities given by the Company and, to the Knowledge of the Company, the other Group Companies in connection with their products that are material to their respective businesses. Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each product designed, manufactured, sold, or delivered by the Company and, to the Knowledge of the Company, the other Group Companies, has been in material conformity with all product specifications, applicable express and implied warranties, and all applicable Laws, and (ii) there are no latent or overt design, manufacturing, or other defects in any products designed, manufactured, assembled, repairs, maintained, delivered, sold, or installed, or services rendered, by or on behalf of the Company and, to the Knowledge of the Company, the other Group Companies, and no such products or services have been the subject of any recall. The warranty reserves on the Most Recent Unaudited Financial Statements are reasonable based on past experience and have been accrued in accordance with the Company’s Accounting Principles. Complete and correct copies of all documentation related to all warranty claims made against the Company and, to the Knowledge of the Company, the other Group Companies since January 1, 2019 have been made available to Parent, in each case, that are material to the respective Group Company’s business.

3.27.        Inventory.

All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories of the Company and, to the Knowledge of the Company, the other Group Companies (“Inventory”), whether or not reflected in the audited balance sheet of the Company as of the Balance Sheet Date, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established in a manner consistent with past practice. All Inventory is owned by the Company and, to the Knowledge of the Company with respect to the Inventory owned by the Group Companies other than the Company, the other Group Companies free and clear of all Liens other than Permitted Liens, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present conduct of the business of the Company and, to the Knowledge of the Company, the other Group Companies.

3.28.        Export Controls; Sanctions.

(a)            Each Group Company is and has at all times since its inception been in compliance in all material respects with all applicable International Trade Laws and Regulations and there are no claims, complaints, charges, investigations, voluntary disclosures or proceedings pending or, to the Knowledge of the Company, threatened between a Group Company, on the one hand, and any Governmental Authority under any International Trade Laws and Regulations, on the other hand.

(b)            The Group Companies have prepared and timely applied for all import and export licenses required in accordance with International Trade Laws and Regulations, for the business of the Group Companies.

(c)            To the Knowledge of the Company, the Group Companies have made available to Parent true and complete copies of all issued and pending import and export licenses, and all documentation required by, and necessary to evidence compliance with, all International Trade Laws and Regulations applicable to the business of the Group Companies.

(d)            No Group Company has maintained employees or assets of any kind in Cuba, Iran, North Korea, Sudan, Syria, or any other country against which the United States maintains, or has maintained since such Group Company’s inception, economic sanctions and no Group Company has maintained employees or assets of any kind in any country against which the United States maintains, or has maintained during the last five (5) years, an arms embargo.

(e)            Each Group Company has at all times been in compliance in all material respects with all International Trade Laws and Regulations relating to export control and trade embargoes, and the Group Companies, Group Companies OFAC Parties, and any Representatives of, or any Person acting on behalf of, a Group Company, have not provided, exported, reexported, sold, or otherwise transferred, without explicit license or authorization from the U.S. Government, products, software, technology, or services, directly or indirectly, to (i) Cuba, Iran, North Korea, Sudan, Syria or any other country against which the United States maintains, or has maintained during the last five (5) years, economic sanctions or embargoes, (ii) any instrumentality, agent, entity, or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Authority of such countries, (iii) any nationals of such countries, or (iv) any organization, entity, or individual appearing on a United States Government list of parties with whom companies are prohibited from transacting, including but not limited to the Specially Designated Nationals List maintained by the United States Treasury Department’s Office of Foreign Assets Control.

3.29.         No Brokers.

Except as set forth in Section 3.29 of the Company Disclosure Schedule, neither the Company nor any of their respective directors, officers, employees or agents has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

3.30.         No Other Agreements to Purchase.

Except for the rights of Parent and Merger Sub under this Agreement, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege (whether by law, contractual or otherwise) capable of becoming such, for (a) the purchase or acquisition of Equity Securities or substantially all of the assets of the Company and, to the Knowledge of the Company, the other Group Companies or (b) the purchase, subscription, allotment or issuance of any of the unissued Equity Securities of the Company and, to the Knowledge of the Company, the other Group Companies.

3.31.         Disclosure.

None of the representations or warranties in this Article III (together with the schedules in respect thereof set forth in the Company Disclosure Schedule) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Except as set forth in the Parent Disclosure Schedule (it being agreed that any matter disclosed in the Parent Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to which such matter relates so long as the relation of such matter to such other section is readily apparent from the description of such matter), Parent and Merger Sub jointly and severally represent and warrant to the Group Companies as of the date hereof and on and as of the Closing Date as follows:

4.1.           Organization and Power.

Parent is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Nevada and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Merger Sub is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions, including the Merger. All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent.

4.2.           Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which Parent and Merger Sub are a party and the performance by Parent and Merger Sub of the Contemplated Transactions that are required to be performed by Parent and Merger Sub have been duly authorized by the board of directors of both Parent and Merger Sub in accordance with applicable Law and their respective certificates of incorporation and bylaws of Parent and Merger Sub, and no other corporate proceedings or actions on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Parent and Merger Sub are a party or the consummation of the Contemplated Transactions that are required to be performed by Parent and Merger Sub. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Parent and Merger Sub will be, at the Closing, duly authorized, executed and delivered by Parent and Merger Sub and constitutes, or as of the Closing Date will constitute, valid and legally binding agreements of Parent and Merger Sub enforceable against each in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3.           No Violation.

Except as set forth in Section 4.3 of the Parent Disclosure Schedule, the execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Documents to which each is a party, consummation of the Contemplated Transactions that are required to be performed by each and compliance with the terms of this Agreement and the Ancillary Documents to which each is a party will not (a) conflict with or violate any provision, terms or conditions of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (b) assuming that all consents, approvals and authorizations contemplated by Section 4.4 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any properties of Parent or Merger Sub are bound or affected, or (c) require Parent or Merger Sub to obtain any consent, approval or action of, make any filing with or give notice to any Person as a result or under the terms of, any material Contract to which Parent or Merger Sub is a party or by which any assets and properties is bound except in the cases of clauses (b) and (c), as would not reasonably be expected to prevent or materially delay consummation of the Contemplated Transactions or the performance by Parent or Merger Sub of any of their material obligations under this Agreement or the Ancillary Documents.

4.4.           Governmental Authorizations and Consents.

Except as set forth in Section 4.4 of the Parent Disclosure Schedule, no Governmental Consents are required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which Parent or Merger Sub is a party or the consummation of the Contemplated Transactions.

4.5.           No Brokers.

No agent, finder, broker, Person or firm acting on behalf of Parent or Merger Sub or any of their Affiliates is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the Contemplated Transactions.

4.6.           Operations of Merger Sub.

Merger Sub was formed on August 27, 2021 solely for the purpose of engaging in the transactions contemplated by this Agreement. Since the date of its incorporation, Merger Sub has engaged in no other business activities, has no liabilities or obligations and has conducted is operations only as contemplated hereby.

4.7.           Issuance of Stock Consideration.

Upon issuance of the Stock Consideration in accordance with the terms of this Agreement, the Stock Consideration, will be duly and validly issued, fully paid and nonassessable and free from all preemptive or similar rights or Liens with respect to the issue thereof (other than those arising from applicable securities Laws) and will be issued in compliance with applicable federal and state securities Laws, with the holders being entitled to all rights accorded to a holder of Parent Common Stock.

4.8.           SEC Documents; Financial Statements.

(a)             During the two (2) years prior to the date hereof, Parent has filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 as amended (the “Sarbanes-Oxley Act”) (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). Parent has delivered or has made available to the Company true, correct and complete copies of each of the SEC Documents not available on the EDGAR system. Subject to the subsequent filing of an amendment to an SEC Document with the SEC prior to date of this Agreement, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as disclosed in the SEC Documents or in the Parent Disclosure Schedules, to the knowledge of Parent, as of the date of this Agreement, (i) none of the SEC Documents is the subject of ongoing SEC review, and (ii) Parent has not received any comments from the SEC with respect to any of the SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Parent that have not been addressed. Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(b)             As of their respective dates, the financial statements of Parent included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). The reserves, if any, established by Parent or the lack of reserves, if applicable, are reasonable based upon facts and circumstances known by Parent on the date hereof and there are no loss contingencies that are required to be accrued by the Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for by Parent in its financial statements or otherwise. No other information provided by or on behalf of Parent to the Company which is not included in the SEC Documents (including, without limitation, information in the Parent Disclosure Schedule) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made. Parent is not currently contemplating to amend or restate any of the financial statements (including, without limitation, any notes or any letter of the independent accountants of Parent with respect thereto) included in the SEC Documents (the “Parent Financial Statements”), nor is Parent currently aware of facts or circumstances which would require Parent to amend or restate any of the Parent Financial Statements, in each case, in order for any of the Parent Financials Statements to be in compliance with GAAP and the rules and regulations of the SEC. Parent has not been informed by its independent accountants that they recommend that Parent amend or restate any of the Parent Financial Statements or that there is any need for Parent to amend or restate any of the Parent Financial Statements. Parent has engaged BF Borges CPA PC to audit the consolidated financial results for Parent and its Subsidiaries.

(c)             Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a–15 and 15d–15 of the 1934 Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting. Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15 and 15d–15 of the 1934 Act) to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent management as appropriate to allow decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company, Parent’s outside auditors and the audit committee of the board of directors of Parent (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent internal control over financial reporting. During the two (2) years prior to the date hereof, any material change in internal control over financial reporting required to be disclosed in any SEC Document has been so disclosed. During the two (2) years prior to the date hereof, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ and neither Parent nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)             Except as set forth in Section 4.4 of the Parent Disclosure Schedule or as disclosed in the SEC Documents, during the two (2) years prior to the date hereof, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any Representative of Parent or any of its Subsidiaries has received any written (or to the knowledge of the Parent, oral) complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls relating to the period that is during the two (2) years prior to the date hereof, including any complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e)             Neither Parent nor any Subsidiary of Parent is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between Parent or any Subsidiary of Parent, on the one hand, and any unconsolidated Affiliate of Parent or any Subsidiary of Parent, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off balance sheet arrangements, where the result, purpose or effect of such Contract is to avoid public disclosure of any material transaction involving, or material liabilities of, Parent or any Subsidiary of Parent or any of their financial statements.

4.9.           Absence of Certain Changes.

(a)             Except as otherwise expressly contemplated or required by this Agreement, or as set forth on Section 4.9 of the Parent Disclosure Schedule, since the date of Parent’s most recent audited financial statements contained in a Form 10-K, Form 10-Q and Form 8-k (i) the business of Parent and each of its Subsidiaries have been conducted, in all material respects, in the ordinary course of business, excluding any actions, activities, or conduct of Parent and its Subsidiaries taken to mitigate, respond to, or otherwise address the current and anticipated impacts or effects of the novel coronavirus pandemic on the business of Parent and their respective Subsidiaries, including compliance, and (ii) there has been no Event that resulted or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Parent and its Subsidiaries.

(b)             Since the date of Parent’s most recent audited financial statements contained in a Form 10-K, except as set forth in the SEC Documents filed by Parent following Parent’s most recently filed Form 10-K/A, Form 10-Q and Form 8-k (i) neither Parent nor any of its Subsidiaries has (1) declared or paid any dividends, (2) sold any material assets, individually or in the aggregate, outside of the ordinary course of business, or (3) made any material capital expenditures, individually or in the aggregate, outside of the ordinary course of business, and (ii) there has not been or occurred any Event that, if taken during this period, would constitute a breach of Section 5.19. Neither Parent nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does Parent or any of its Subsidiaries have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

4.10.        No Undisclosed Events, Liabilities, Developments or Circumstances.

Except as set forth on Section 4.10 of the Parent Disclosure Schedule, no event, Liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur specific to Parent, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), except for (a) Liabilities shown on the most recent balance sheet included in the SEC Reports, or (b) Liabilities which would not have, or would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries.

4.11.        Conduct of Business; Regulatory Permits.

Neither Parent nor any of its Subsidiaries is in violation of any term under its articles of incorporation, certificates of designation, bylaws, organizational charter, certificate of formation, memorandum of association, articles of association, or operating agreement, as applicable. Neither Parent nor any of its Subsidiaries is in violation of any Law, judgment, decree or order or any statute, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has conducted its business in violation of any of the foregoing, except in all cases for violations which would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries. Without limiting the generality of the foregoing, Parent is in compliance with all federal and state securities Laws, including the rules, regulations or requirements of NASDAQ and has no knowledge of any facts or circumstances that could reasonably lead to delisting or suspension of the Parent Common Stock by NASDAQ in the foreseeable future. During the two (2) years prior to the date hereof, (a) the Parent Common Stock has been listed or designated for quotation on NASDAQ, (b) trading in the Parent Common Stock has not been suspended by the SEC or NASDAQ, (c) Parent has received no communication, written or oral, from the SEC or NASDAQ regarding the suspension or delisting of the Parent Common Stock from NASDAQ, which has not been publicly disclosed, and (d) Parent has not taken any action that is designed to terminate the registration of the Parent Common Stock under the 1934 Act. Except as permitted by the 1934 Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. Parent and each of its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, and neither Parent nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. There is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries.

4.12.        Capitalization.

(a)             As of the date hereof, the authorized capital stock of Parent is as set forth on Section 4.12 of the Parent Disclosure Schedule. Other than such authorized capital stock of the Parent, awards issued under the equity incentive plan of the Parent and 1,100,000 warrants to issue Capital Stock of the Parent, there are (i) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, and (ii) no options, warrants, or other rights to acquire from Parent, and no obligations of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent.

(b)             All of outstanding capital stock of the Parent are duly authorized and have been validly issued and are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the organizational documents of Parent or any Contract to which Parent is a party or otherwise bound.

(c)            Except as disclosed in the SEC Documents: (i) none of Parent’s or any Subsidiary’s shares, interests or capital stock is subject to preemptive rights or any other similar rights or Liens suffered or permitted by Parent or any Subsidiary; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of Parent or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which Parent or any of its Subsidiaries is or may become bound to issue additional shares, interests or capital stock of Parent or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of Parent or any of its Subsidiaries; (iii) there are no agreements or arrangements with respect to the Parent Common Stock under which Parent or any of its Subsidiaries is (1) bound with respect to voting (including without limitation voting trusts or proxies), (2) obligated to register the sale of any of their securities under the Securities Act, or (3) sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) any such securities; (iv) there are no outstanding securities or instruments of Parent or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Parent or any of its Subsidiaries is or may become bound to redeem a security of Parent or any of its Subsidiaries; (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Stock Consideration; and (vi) neither Parent nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

(d)          Parent has furnished to the Company or filed on the EDGAR system true, correct and complete copies of Parent’s articles of incorporation, as amended and as in effect on the date hereof, and Parent’s bylaws, as amended and as in effect on the date hereof.

4.13.     Litigation.

Except as disclosed in the SEC Documents or as set forth on Section 4.13 of the Parent Disclosure Schedule, there is currently no and has not been any previous Litigation before or by NASDAQ or any Governmental Authority whether pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, the Parent Common Stock or any of Parent’s or its Subsidiaries’ past or present officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such, which would reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries. Neither Parent nor any of its Subsidiaries is the subject of any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries.

4.14.     Insurance.

Parent and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts that are prudent and customary in the businesses in which Parent and its Subsidiaries are engaged. There is no material claim pending under any insurance policy Parent or any of its Subsidiaries is party to, to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Parent nor any of its Subsidiaries may be liable for retroactive premiums or similar payments, and the Parent and its Subsidiaries are otherwise the terms of such policies. Except as set forth on Section 4.14 of the Parent Disclosure Schedule, neither Parent nor any such Subsidiary has any reason to believe that it will be unable to renew an existing insurance policy as and when such policy expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a materially higher cost. Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy.

4.15.     Manipulation of Price.

Neither Parent nor any of its Subsidiaries has, and, to the knowledge of Parent, no Person acting on their behalf has, directly or indirectly, taken any action designed to cause or to result in the manipulation of the price of any security of Parent or any of its Subsidiaries.

4.16.     Money Laundering.

Parent and its Subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws, including the Laws and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)) and any regulations contained in 31 CFR, Subtitle B, Chapter V. No Litigation by or before any court or Governmental Authority or any arbitration involving Parent or, to the knowledge of Parent, its Affiliates with respect to such Laws is pending or, to the knowledge of Parent, threatened.

4.17.     Disclosure.

Parent confirms that to the knowledge of the Parent neither it nor any other Person acting on its behalf has provided the Company, the Stockholders, or their respective agents or counsel with any information that constitutes or would reasonably be expected to constitute material, non-public information concerning Parent or any of its Subsidiaries, other than the existence of the transactions contemplated by this Agreement and the Ancillary Documents and information in the Parent Disclosure Schedule to this Agreement. Parent understands and confirms that the Stockholders will rely on the foregoing representations in effecting transactions in securities of Parent. All disclosure provided to the Company and the Stockholders regarding Merger Sub, Parent and its Subsidiaries, their businesses and the transactions contemplated hereby, including the Parent Disclosure Schedule, furnished by or on behalf of Parent or any of its Subsidiaries, taken as a whole, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All of the written information furnished after the date hereof by or on behalf of Merger Sub, Parent or any of its Subsidiaries to the Company and the Stockholders pursuant to or in connection with this Agreement and the Ancillary Documents, taken as a whole, will be true and correct in all material respects as of the date on which such information is so provided and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to Merger Sub, Parent or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable Law requires public disclosure at or before the date hereof or announcement by Parent but which has not been so publicly disclosed, except for information in the Parent Disclosure Schedule.

4.18.     Investment Company Act of 1940.

Neither Parent nor any Subsidiary of Parent is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

4.19.     No Additional Representations.

Except for the representations and warranties contained in Article III or in any certificate or instrument delivered in connection with this Agreement, Parent and Merger Sub acknowledge that neither the Company nor any Subsidiary or Representative of the Company makes, and Parent and Merger Sub acknowledge that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided or made available to Parent in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available or that will be made available to Parent or to Parent’s Subsidiaries and Representatives in certain “virtual data rooms” or management presentations in connection with the transactions contemplated by this Agreement. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. Parent and Merger Sub each specifically disclaims that it is relying on or has relied on any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Subsidiaries have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE V
Covenants

5.1.       Conduct of the Company.

(a)            Except as otherwise expressly contemplated by this Agreement or as consented to in writing by Parent (such consent not be unreasonably withheld, conditioned, or delayed), during the period from the date hereof to the Closing Date, the Company shall, and shall use commercially reasonable efforts to cause each of the other Group Companies to, conduct its business and operations in the ordinary course and in a manner consistent with past practice, and to the extent consistent therewith (i)  maintain its assets and properties and to preserve its current relationships with customers, employees, suppliers and others having business dealings with it, (ii)  perform and comply with its Material Contracts and to comply with applicable Laws, (iii) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and (iv)  preserve the goodwill and ongoing operations of its business.

(b)            Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned, or delayed), during the period from the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement, the Company shall not, and shall use commercially reasonable efforts to cause each of the other Group Companies not to:

(i)            modify or amend any of the organizational documents of the Group Companies;

(ii)            issue, authorize the issuance of, split, redeem, combine, reclassify, repurchase, or otherwise acquire any Equity Securities of the Group Companies;

(iii)          declare, set aside or pay any cash or non-cash dividend or make any cash or non-cash distribution in respect of any Equity Securities of the Group Companies or any repurchase, redemption or other reacquisition of any Equity Securities of the Group Companies;

(iv)          incur or suffer to exist any Indebtedness, except for (1) working capital borrowings incurred in the ordinary course of business consistent with past practice and (2) intercompany loans and balances between various Group Companies;

(v)           amend, renew (other than in the ordinary course of business), terminate or waive any Material Contract or any provision thereof;

(vi)          enter into any Contract that purports to limit, curtail or restrict (1) the kinds of businesses in which a Group Company or its existing or future Affiliates may conduct their respective businesses, (2) the Persons with whom it or its existing or future Affiliates can compete or to whom it or its existing or future Affiliates can sell products or deliver services, or (3) the acquisition of any business;

(vii)         acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other means, any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

(viii)        divest, sell, transfer, lease, license, mortgage, pledge or otherwise dispose of, or encumber any asset of the Group Companies, other than the sales of products or services in the ordinary course of business consistent with past practice;

(ix)          adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of a Group Company;

(x)           enter into or adopt any employee benefit plan or employment or severance agreement, or amend any Plan, except to the extent required by Law or as expressly contemplated by this Agreement, including Section 3.19(a) of the Company Disclosure Schedule;

(xi)          hire any new officers or employees at an annual salary in excess of one hundred sixty thousand dollars ($160,000) or terminate the services of any existing officers or employees other than for cause, make any change in the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, officer or director of the Group Companies, except (1) in connection with new hires, promotions or periodic reviews of employees (but not directors or officers) in the ordinary course of business, or (2) to the extent required by any Plan disclosed in Section 3.19(a) of the Company Disclosure Schedule;

(xii)          file or cause to be filed any Tax Return with respect to any Group Company other than in accordance with past practice, amend any Tax Return, enter into any closing agreement, make or change any Tax election, change any Tax method of accounting, or agree to extend the statute of limitations in respect of any Taxes;

(xiii)         change the Accounting Principles, accounting policies or procedures of a Group Company;

(xiv)        change the fiscal year of a Group Company;

(xv)         settle or compromise any pending or threatened Litigation in such a manner as to create any material obligations on the Group Companies that would not be fully performed prior to the Closing;

(xvi)         fail to invoice customers and collect accounts receivable, timely pay Taxes and other Liabilities when due and pay or perform other material obligations when due, in each case in the ordinary course and in a manner consistent with past practice;

(xvii)        accelerate the collection of accounts receivable, other than in the ordinary course of business and in a manner consistent with past practice;

(xviii)      cancel or terminate any of the Insurance Policies or permit any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under such cancelled, terminated or lapsed Insurance Policies are in full force and effect;

(xix)         enter into any Affiliate Agreement; or

(xx)          authorize, agree, resolve, or consent to any of the foregoing.

5.2.        Access to Information.

During the period from the date hereof through the earlier to occur of the Closing Date and the termination of this Agreement, the Company shall, and shall use commercially reasonable efforts to cause the other Group Companies to, provide Parent, Merger Sub, and their respective authorized representatives reasonable access during regular business hours to all offices, facilities, books and records of the Group Companies as Parent may reasonably request; provided, that (a) Parent and its representatives shall take such action as is deemed necessary in the reasonable judgment of the Company to schedule such access and visits through a designated officer of the Company and in such a way as to avoid disrupting in any material respect the normal business of the Group Companies, (b) the Group Companies shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege and (c) no Group Company will be required to supply Parent with any information that, in the reasonable judgment of such Group Company after consulting with outside counsel, such Group Company is under a contractual or legal obligation not to supply; provided that the Company shall use commercially reasonable efforts to cause such Group Company to use its commercially reasonable efforts to obtain a waiver of such obligation or otherwise take such action as is needed to enable Parent to have access to such information.

5.3.        Consents; Approvals; Efforts, Regulatory and Other Authorizations.

(a)            Subject to the terms and conditions of this Agreement, each of the Company, Parent, and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including, but not limited to (a) preparing and filing as promptly as practicable with any Governmental Authority all documentation necessary to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (b) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, waivers and other confirmations, in each case, required to be made with or obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”); provided that neither the Company, Parent, Merger Sub, nor their respective Affiliates shall have any obligation to make payments to any third party in connection with obtaining any Regulatory Approvals, (c) obtaining the consents, waivers, approvals, orders and authorizations (the “Third Party Approvals”) under Contracts of the Company that require any such consent, waiver, approval, order or authorization, and (d) fulfilling all conditions to this Agreement (provided that the foregoing shall in no event be interpreted to require any party to waive any condition precedent to its obligations to close the Contemplated Transactions). Each applicable party shall furnish to the other parties all reasonably necessary information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions.

(b)            Each of Parent and the Company agree to promptly inform the other party of any material communication made to or received from any Governmental Authority and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with any Governmental Authority concerning the Contemplated Transactions and/or the notice set forth in Section 5.3(b).  Each of Parent and the Company shall: (i) promptly notify the other of, and if in writing, promptly furnish the outside legal counsel for the other with copies of (or, in the case of oral communications, advise the other of the contents of) any material communication to such party from a Governmental Authority relating to the Contemplated Transactions and permit the other to review and discuss in advance (and to consider in good faith any comments made by the other in relation to) any proposed material communication to a Governmental Authority, provided that materials may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns; and (ii) keep the other reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Contemplated Transactions and/or any notices sent pursuant to this Section 5.3, including providing the other with reasonable advance notice to participate in all material meetings and/or calls.

(c)            In furtherance and not in limitation of the foregoing, each of Parent and the Company agree to use commercially reasonable efforts to take promptly any and all steps and actions necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers that may be required by any Governmental Authority, so as to enable the parties to close the Contemplated Transactions as soon as practicable.  In furtherance and not in limitation of the foregoing, from the date hereof until the Closing, the Company shall (i) use reasonable best efforts to file, make or obtain, as applicable, all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed on Section 5.3(c) of the Company Disclosure Schedule, and (ii) shall make any payments required to accomplish the foregoing (and to the extent such payments are not made prior to the Closings, they shall be Transaction Expenses).

(d)            In furtherance and not in limitation of the foregoing, the Company shall use commercially reasonable efforts to obtain the adoption of this Agreement by its stockholders to the extent required by the DGCL and the Company’s organizational documents for the consummation of the Merger.  Without limiting the generality of the foregoing, as promptly as practicable following the execution and delivery of this Agreement, the Company shall submit this Agreement to the Company’s stockholders for adoption at a meeting of the Company’s stockholders or by written consent of the Company’s stockholders, which shall be called and held or solicited, as the case may be, in accordance with the requirements of the DGCL and the Company’s Charter and any other applicable organizational documents in order to obtain the necessary approval under the DGCL.

5.4.         Tax Matters.

(a)          The Surviving Corporation, the Stockholders’ Representative and Parent shall cooperate fully, as and to the extent reasonably requested by any party hereto, in connection with (i) the filing of Tax Returns of the Surviving Corporation that are due after the Closing Date, (ii) any other Tax Returns required to be filed in connection with the Contemplated Transactions (including required filings under Section 6043 or Section 6043A of the Code or the Treasury Regulations thereunder), and (iii) any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Surviving Corporation and the Stockholders’ Representative (to the extent in its possession) agree (x) to retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, the Surviving Corporation or the Stockholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (y) to give each other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, the Surviving Corporation or the Stockholders’ Representative, as the case may be, shall allow the other to take possession of such books and records.

(b)           Transfer Taxes shall be borne equally by the Stockholders and Parent. The Person(s) required to file under applicable Tax Law shall (i) timely prepare all necessary Tax Returns with respect to all such Transfer Taxes, (ii) shall provide a draft copy of such Tax Returns and other documentation to other party at least ten (10) days prior to the due date for such Tax Returns for its review and comment and shall incorporate all comments made by such other party, and (iii) shall timely file or cause to be filed all such Tax Returns, and Parent and the Surviving Corporation (if not themselves the filing party) shall reasonably cooperate with the filing party as may be necessary to effectuate such filings. For the avoidance of doubt, the Stockholders’ Representative will not be the filing Person for Transfer Taxes.

(c)            All Tax Sharing Agreements with respect to or involving a Group Company shall have been terminated no later than the Closing Date and, after the Closing Date, the Surviving Corporation shall not be bound thereby or have any liability thereunder. The Stockholders and the Company shall take all actions necessary to terminate such Contracts.

(d)            Notwithstanding any provision of this Agreement to the contrary, all Tax deductions and credits attributable to the expenses of the Company relating to or arising from the Contemplated Transactions shall be allocated to a taxable period ending on or before the Closing Date (and reported accordingly for Tax purposes) to the extent permitted by applicable Law. The agree that any Tax Returns filed after the Closing Date shall elect the safe harbor election described in IRS Revenue Procedure 2011-29 with respect to any “success-based fee” described in Treasury Regulation Section 1.263(a)-5(f) relating to the Contemplated Transactions.

5.5.        Confidentiality.

(a)           The Company, Parent and Merger Sub, hereby acknowledge and agree that (i) the Non-Disclosure Agreement, dated February 9, 2021 (the “NDA”), between Parent and the Company, and (ii) the Non-Disclosure Agreement, dated June 14, 2021 (the “Mutual NDA” and together with the NDA, the “NDAs”), between Parent and the Company, shall remain in full force and effect until the Closing and that any books and records, data and other information provided to the Company, the Stockholders’ Representative, the Stockholders, Parent and Merger Sub between the date hereof and the Closing shall be considered Confidential Information (as such term is defined in the NDAs) and afforded all protections provided therein.

(b)            Following the Closing, each Stockholder shall not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly, for a period of two (2) years after the Closing Date, without the prior written consent of Parent, disclose to any third party any information, whether written or oral, related to the Company or their respective businesses; provided, that the foregoing restriction shall not (i) apply to any information (1)  generally available to, or known by, the public (other than through fault of the Stockholders or any of the Stockholders’ Affiliates or its and their respective Representatives) or (2) lawfully acquired by the such Stockholder after Closing from sources not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (ii) prohibit any disclosure (1) required by Law, (2) made in connection with the enforcement of any right or remedy relating to this Agreement, the other Ancillary Documents or the Contemplated Transactions, (3) if such Stockholder is an employee of the Company following the Closing, by such Stockholder to the extent necessary to fulfill such Stockholder’s duties as such an employee, or (4) if such Stockholder is a limited liability company or limited partnership, by such Stockholder to its members or limited partners to the extent such disclosure is included in non-public communications to such members or limited partners and such members or limited partners are contractually bound to maintain the confidentiality of such information pursuant to their investment agreements. If a Stockholder or any of its Affiliates or its and their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Stockholder promptly will notify Parent in writing, cooperate with Parent and the Company in their efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information, and disclose only that portion of such information such Stockholder is advised by counsel is legally required to be disclosed.

5.6.       Exclusivity.

From the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement, the Company shall not solicit, encourage or facilitate (including by way of providing information regarding the Group Companies or their businesses to any Person or providing access to any Person) any inquiries, discussions or proposals regarding, continue or enter into discussions or negotiations with respect to, or enter into or consummate any agreement or understanding in connection with any proposal regarding, any purchase or other acquisition of all or any portion of the assets or properties of Group Companies (other than the sale of products or services in the ordinary course of business and in a manner consistent with past practice) or any Equity Securities of any Group Company, any merger, business combination or recapitalization involving a Group Company, the liquidation, dissolution or reorganization of a Group Company, or any similar transaction, and the Company shall use commercially reasonable efforts to cause the other Group Companies and its and their respective Representatives to refrain from any of the foregoing. The Company shall promptly notify Parent if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Group Companies, the Stockholders or their respective Representatives.

5.7.       Public Announcements.

The timing and content of all press releases or public announcements regarding any aspect of this Agreement, any Ancillary Document, or the Contemplated Transaction to the financial community, government agencies or the general public shall be mutually agreed upon in advance by Parent and the Company (if prior to the Closing) or the Stockholders’ Representative (if after the Closing). Notwithstanding the foregoing, each such party may make any such announcement which it in good faith believes, based on advice of counsel, is required by Law or any listing agreement with any national securities exchange to which such party is subject; provided, that such party shall consult with the other party prior to any such announcement to the extent practicable, and shall in any event promptly provide the other party with copies of any such announcement. Notwithstanding the foregoing, following the Closing and the public announcement (if any) of the Merger, the Stockholders’ Representative shall be permitted to announce that it has been engaged to serve as the Stockholders’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof or otherwise violate the terms of this Agreement or other confidentiality agreement between the Stockholders’ Representative and any other party hereto.

5.8.       Notice of Developments.

From and after the date hereof until the Closing Date, the Company shall promptly notify Parent of any notice or other written communication from any Governmental Authority in connection with or relating to the Contemplated Transactions provided that no disclosure by the Stockholders’ Representative pursuant to this Section 5.8, or any other communication from the Stockholders’ Representative after the date hereof, shall be deemed (i) to amend or supplement the Company Disclosure Schedule or exhibits attached hereto or the representations and warranties contained in this Agreement to prevent or cure any misrepresentation or breach of warranty.

5.9.       Termination of Affiliated Loans.

The Company shall cause all Affiliated Loans to be repaid, satisfied, discharged, and terminated at or prior to the Closing (including, as necessary, offsetting amounts owed to the Group Companies against amounts to be paid to a Stockholder pursuant to this Agreement). The Company shall also cause all Affiliate Agreements, except for those set forth on Section 3.8(b) of the Company Disclosure Schedule, to be terminated at or prior to Closing.

5.10.     Non-Competition and Non-Solicitation.

(a)            Each of Robert Purcell, Alan Perriton, Brent Jensen, Richard Clayton, and Thierry Caussat (each a “Restricted Executive”), covenants and agrees not to, for a period of four (4) years after the Closing Date and within the Restricted Area, engage in any activity which is competitive with the businesses of the Company, directly or indirectly, as a shareholder, member, partner, owner, joint venture, investor, lender or in any other capacity whatsoever (other than as an employee or service provider of the Company, Parent or an Affiliate of Parent). Notwithstanding the foregoing, the Restricted Executives may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange such Restricted Executive is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person.

(b)            Each Restricted Executive hereby covenants and agrees not to, for a period of four (4) years after the Closing Date and within the Restricted Area, (i) directly or indirectly solicit or knowingly induce, or attempt to induce for employment by such Restricted Executive, any Person who is an employee of the Company, or (ii) solicit, knowingly induce, or attempt to induce any customer of the Company or its business, or any customer, client, Consultant, independent contractor, vendor, supplier, or partner of the Company or its business, to terminate, diminish, or materially alter in a manner harmful to Parent, any of Parent’s Affiliates or the Company, its relationship or their relationships with Parent, any of Parent’s Affiliates, or the Company (including, without limitation, by making any disparaging statements or communications regarding Parent, its Affiliates, or the Company); provided that the foregoing restrictions shall not apply to general solicitations that are not specifically directed to customers, clients, consultants, independent contractors, vendors, suppliers or partners of Parent, the Company or its Affiliates; provided further, that the Restricted Executives shall not be prevented from soliciting or inducing (x) any employee whose employment has been terminated by the Company, and who is not employed by Parent or any of its Affiliates, prior to any solicitation, inducement or attempted inducement by any such Restricted Executive or (y) after one hundred and eighty (180) days from the date of termination of employment, any employee whose employment was voluntarily terminated by the employee.

(c)          The Restricted Executives hereby acknowledge and confirm that (i) the provisions of this Section 5.10 are reasonable and necessary to protect the interests of Parent and the Company, (ii) any violation of this Section 5.10 will result in an immediate, irreparable injury to Parent and the Company, (iii) damages at law would not be reasonable or adequate compensation to Parent and the Company for violation of this Section 5.10, and (iv) in addition to any other available remedies, Parent and the Company shall be entitled to seek to have the provisions of this Section 5.10 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security. In the event that the provisions of this Section 5.10 (Non-Competition and Non-Solicitation) shall ever be deemed to exceed the time, geographic scope or other limitations permitted by applicable Law, then the provisions shall be deemed reformed to the maximum extent permitted by applicable Law.

5.11.     Release.

Effective as of the Closing, the Restricted Executives (on behalf of themselves and their, agents, trustees, beneficiaries, estate, heirs, successors and assigns (other than Company)) (each a “Releasor”) hereby: (a) represents and warrants that the Releasors have no Claims, other than Excluded Claims, against the Company, Parent, or any of their respective Affiliates, partners, stockholders, representatives, predecessors, successors, related entities or assigns in their respective capacities as such (collectively, the “Releasees”), with respect to the Company or its respective businesses; (b) irrevocably and unconditionally releases the Releasees from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, choses in action, suits, rights, demands, costs, Losses, debts and expenses (including all attorneys’ fees and costs incurred) of any kind or nature whatsoever, known or unknown, suspected or unsuspected, existing or prospective, relating to the Company, its respective businesses, or the Contemplated Transactions (collectively, “Released Claims”); provided, that the foregoing release does not include Released Claims arising from or related to any rights of any Releasor (i) under this Agreement or any other Ancillary Document to which a Releasor is a party, (ii) if a Releasor is an employee of the Company, to any employment compensation or benefits accrued in the normal course for employment services rendered that are due and owing to such Releasor but unpaid as of the Closing, or (iii) with respect to claims that cannot be released as a matter of law (collectively, “Excluded Claims”); provided further, that each Releasor expressly acknowledges that the release contained in this Section 5.11 (Release) applies to all Released Claims as defined above, whether such Released Claims are known or unknown, and includes Released Claims which if known by the releasing party might materially affect its decision to grant the release contained in this paragraph, and that Releasor has considered and taken into account the possible existence of such Released Claims in determining to execute and deliver this Agreement, and Releasor expressly waives any rights or benefits under §1542 of the California Civil Code, or comparable laws as may apply, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor”; (c) irrevocably and unconditionally covenants and agrees not to assert any suit, demand, litigation, lawsuit, action or claim against any Releasee regarding any Released Claim released under this Section 5.11 (Release); and (d) represents, warrants, covenants and agrees that no Released Claim or possible Released Claim against any Releasee has been or will be assigned or transferred, and agrees to indemnify and hold the Releasees harmless from any liability or damages arising as a result of any such assignment or transfer.

5.12.      Company Stockholders’ Written Consent.

(a)          Upon the terms set forth in this Agreement, the Company shall seek the irrevocable written consent, in form and substance reasonably acceptable to Parent, of holders of the Requisite Approval in favor of the approval and adoption of this Agreement and the Contemplated Transactions (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within forty-eight (48) hours after the Registration Statement becomes effective. The Company shall not send the Registration Statement to the stockholders of the Company until after delivery of the Written Consent to Parent.

(b)            Reasonably promptly following receipt of the Written Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Company stockholder (the “Company Stockholders”) that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the board of directors of the Company unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Company Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Company Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement and the Contemplated Transactions in accordance with Section 228(e) of the DGCL and the bylaws of the Company. The Stockholder Notice shall be accompanied by a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request. All materials submitted to the Company Stockholders in accordance with this Section 5.12(b) shall be subject to Parent’s advance review and reasonable approval.

5.13.      Director and Officer Indemnification.

(a)            For a period of six (6) years following the Effective Time, the Surviving Corporation shall not take any action to waive, eliminate or amend in an adverse manner to Company Indemnified Persons any rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of a Group Company or who, at the request of a Group Company, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Company Indemnified Persons”).

(b)         Prior to the Closing, the Company shall obtain, in consultation with Parent, a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the Contemplated Transactions) (the “Company D&O Tail Policy”). The costs and expenses associated with obtaining the Company D&O Tail Policy shall be deemed a Transaction Expense of the Company.

(c)           This Section 5.13 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by, each Company Indemnified Person and their respective successors, heirs and representatives.

5.14.      Proxy Statement; Parent Stockholders’ Meeting.

(a)            As promptly as reasonably practicable after the date of this Agreement, Parent shall prepare and file (i) a registration statement (as such filing is amended or supplemented, the “Registration Statement”), including a proxy statement of Parent, on Form S-4 with the SEC (as such filing is amended or supplemented, the “Proxy Statement”), for the purposes of (1) registering under the Securities Act the Closing Consideration, the Retention Escrow Shares, the Working Capital Escrow Shares, the Special Indemnity Escrow Shares, the Special Indemnity Escrow Shares (Open Source) and the Earnout Shares (together, the “Registration Shares”), (2) soliciting proxies from the stockholders of the Parent (the “Parent Stockholders”) to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at a meeting of the holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholders’ Meeting”). As promptly as reasonably practicable after the execution of this Agreement, Parent shall prepare and file (ii) any other filings required under the 1934 Act, the Securities Act or any other Laws relating to the transactions contemplated hereby (collectively, the “Other Filings”). Parent shall notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Proxy Statement, or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Parent shall provide the Company and its counsel with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement, or any Other Filing. Parent shall permit the Company and its counsel to review the Proxy Statement, and any exhibits, amendments or supplements thereto, as well as any Other Filings, and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto; provided, further that Parent shall reasonably consider and take into account the reasonable suggestions, comments or opinions of the Company and its advisors, and shall not file the Proxy Statement, or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Parent shall be permitted to make such filing or response in the absence of such consent if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, is required by the SEC and United States securities Laws to be included therein. Whenever any event occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, shall promptly inform the other party hereto of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the Parent Stockholders, an amendment or supplement to the Proxy Statement.

(b)            The Proxy Statement will be sent to the Parent Stockholders as soon as practicable following its approval by the SEC (but in any event, within five (5) Business Days following such approval) for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval of the Contemplated Transactions; (ii) approval as required by the applicable NASDAQ listing rules of the issuance and sale of shares of Parent Common Stock to be issued as Merger Consideration; (iii) the election of the individuals listed on Section 5.14(b) of the Parent Disclosure Schedule as directors of Parent, and (iv) the adjournment of the Parent Stockholders’ Meeting (the matters described in clauses (i) through (iv), shall be referred to as the “Voting Matters” and approval of the Voting Matters by the Parent Stockholders at the Parent Stockholders’ Meeting or any postponement or adjournment thereof shall be referred to as the “Parent Stockholder Approval”).

(c)            The Company shall provide Parent, as promptly as reasonably practicable, with such information concerning the Group Companies as may be necessary for the information concerning the Group Companies in the Proxy Statement, and the Other Filings to comply with all applicable provisions of and rules under the Securities Act, the 1934 Act and the DGCL in connection with the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting, and the preparation and filing of the Other Filings. The information relating to the Group Companies furnished by or on behalf of the Group Companies for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Without limiting the foregoing, Parent shall use reasonable best efforts to ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished in writing by the Company for inclusion in the Proxy Statement).

(d)            Parent shall include in the Proxy Statement the recommendation of its board of directors that the Parent Stockholders vote in favor of the adoption of this Agreement and the approval of the Contemplated Transactions and the other Voting Matters and shall otherwise act in good faith and use reasonable best efforts to obtain Stockholder Approval; provided, however, that Parent’s board of directors may withdraw or modify such recommendation with respect to the Proxy Statement if the board of directors reasonably determines, after consultation with outside counsel, that failure to do so would violate its fiduciary obligations under applicable Law. Parent acknowledges that its obligations hereunder to furnish the Proxy Statement, convene the Parent Stockholders’ Meeting and solicit the Stockholder Approval as provided hereunder shall apply notwithstanding any withdrawal or modification of its board of director’s recommendation in accordance with the terms hereof.

5.15.     Form 8-K Filing.

Parent and the Company shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K pursuant to the 1934 Act to report the execution of this Agreement; provided that Parent shall accept such reasonable comments of the Company to such Form 8-K prior to filing. Parent and the Company shall cooperate in good faith with respect to the preparation of, and prior to the Closing, Parent shall prepare and use reasonable best efforts to provide to the Company for review at least five (5) Business Days prior to the Closing (but in any event shall provide to the Company for review at least two (2) Business Days prior to the Closing), a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (“Transaction Form 8-K”). Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the transactions contemplated hereby (“Press Release”). Promptly following the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release; provided that Parent shall accept such reasonable comments of Company to the Transaction Form 8-K prior to filing.

5.16.     No Parent Securities Transactions.

The Group Companies shall not, directly or indirectly, engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Merger. The Company shall use its reasonable best efforts to require each of its officers, directors, employees, contractors and representatives having knowledge of the Contemplated Transactions to comply with the foregoing requirement.

5.17.     NASDAQ Matters.

From the date hereof until the earlier of the Closing and the date this Agreement is terminated in accordance with Article IX, Parent shall expend its reasonable best efforts to cause the Parent Common Stock to be approved for listing (subject to notice of issuance) on the NASDAQ and maintain the listing of the Parent Common Stock on NASDAQ.

5.18.        Section 368.

Each of Parent, Merger Sub, and the Company intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). Each of Parent, Merger Sub, and the Company will cooperate in order to obtain any tax opinion required to be filed with the SEC in connection with the filing of the Registration Statement, including by executing customary letters of representation to counsel. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a). None of Parent, Merger Sub, or the Company or any Affiliate of the foregoing knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken, will take any action, or knowingly fail to take any action, whether before or after the Merger, if such fact, circumstance, action or omission would be reasonably expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The Merger will be reported by the parties hereto for all Tax purposes in accordance with the Intended Tax Treatment, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by law as a result of a “determination” within the meaning of Section 1313(a) of the Code.

5.19.         Rule 16b-3.

Prior to the Effective Time, Parent shall use reasonable best efforts to have the Parent board of directors adopt resolutions to cause acquisitions of Parent Common Stock pursuant to the transactions contemplated by this Agreement by each Person who at the Effective Time is or will become a director or officer of Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

5.20.         Antitrust.

(a)             To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), Parent and the Company hereto agree to promptly make any required filing or application under Antitrust Laws, as applicable. Parent and the Company agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)             Parent and the Company, in connection with their efforts to obtain all requisite approvals and authorizations for the Contemplated Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party and its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority, in each case regarding any of the Contemplated Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority, and to the extent permitted by such Governmental Authority, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Contemplated Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)             No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Contemplated Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. Notwithstanding the foregoing, this paragraph shall not apply to the Stockholders’ Representative.

5.21.        Conduct of Business of Parent.

Except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.21 of the Parent Disclosure Schedule or required by applicable Law, during the period from the date hereof to the Closing Date, or the date, if any, on which this Agreement is earlier terminated pursuant to Article IX, Parent shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed:

(a)             Compensation and Benefits. Repurchase, redeem or otherwise acquire any shares of capital stock of Parent, except (i) for acquisitions of shares of Parent Common Stock tendered by holders of equity awards under the Parent Equity Plans in accordance with the terms of the Parent Equity Plan as such awards are in effect on the date of this Agreement in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto or transactions solely between Parent and a wholly owned Subsidiary of Parent or wholly owned Subsidiaries of Parent, and (ii) in de minimis amounts;

(b)             Inhibiting Transactions. Enter into or consummate any investment, acquisition, purchase, merger, sale or any other similar transaction which would reasonably be expected to result in any of the conditions set forth in Section 6.2(e), Section 6.2(h) or Section 6.2(i) not being satisfied or satisfaction of such condition being materially delayed (including the Merger); or

(c)             authorize, agree, resolve or commit to any of the above.

5.22.        Representations and Warranty Insurance.

Parent shall cause the R&W Insurance Policy to be issued at the Closing (in accordance with the terms of the binder thereof) and remain in full force and effect thereafter, including: (a) complying with and maintaining the R&W Insurance Policy in full force and effect, (b) paying when due all premiums, fees, costs and taxes payable thereunder and (c) satisfying on a timely basis all conditions necessary for the issuance of or continuance of coverage under the R&W Insurance Policy. The R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties insurance policy industry), and shall expressly waive any claims of subrogation (except in the case of Fraud by the Company in the making of the representations and warranties in Article III) against the Group Companies or their respective Affiliates or the Stockholders. Neither Parent nor its Affiliates shall terminate, cancel, amend, waive or otherwise modify the R&W Insurance Policy or any of the coverage thereunder in a manner that is materially adverse to the Stockholders prior to, at or at any time after, the Closing. The cost of the R&W Insurance Policy (including all premiums and excess lines taxes payable in connection therewith and any fees or expenses incurred by any insurance broker or underwriting insurance company in connection therewith) shall be borne by equally by the Parent and the Stockholders.

ARTICLE VI
Conditions to Closing

6.1.          Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Company):

(a)             Representations and Warranties. (i) The Fundamental Representations of Parent and Merger Sub shall be true and correct in all respects as of the date when made and as of the Closing Date, except for those Fundamental Representations of Parent and Merger Sub made as of a specified date, which shall be measured only as of such specified date, and (ii) the representations and warranties of the Parent and Merger Sub in this Agreement (other than the Fundamental Representations) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifications) in all material respects as of the date when made and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be measured only as of such specified date.

(b)             Performance. Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Parent and Merger Sub at or prior to the Closing.

(c)             Deliveries. The Company shall have received the deliveries contemplated by Section 7.2.

(d)             No Injunction. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order or notice (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions.

(e)             Representations and Warranties Insurance. The R&W Insurance Policy shall have been issued and shall be binding and in full force and effect.

(f)             Stockholder Approval. The Parent Stockholders and the stockholders of Merger Sub shall each have duly adopted and approved this Agreement and the Contemplated Transactions.

6.2.          Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Parent):

(a)             Representations and Warranties. (i) The Fundamental Representations of the Company shall be true and correct in all respects (subject only to de minimis exceptions) as of the date when made and as of the Closing Date, except for those Fundamental Representations of the Company made as of a specified date, which shall be measured only as of such specified date, and (ii) the representations and warranties of the Company in this Agreement (other than the Fundamental Representations) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifications) in all respects as of the date when made and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be measured only as of such specified date except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on the Group Companies, taken as a whole.

(b)             Performance. The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by the Company at or prior to the Closing.

(c)             Deliveries. Parent shall have received the deliveries contemplated by Section 7.1.

(d)             No Material Adverse Effect. Since the date hereof, no Material Adverse Effect has occurred with respect to the Group Companies, taken as a whole.

(e)             Regulatory Approvals. All of the Regulatory Approvals set forth in Section 6.2(e) of the Company Disclosure Schedule shall have been obtained or made at or prior to the Closing, in each case in form and substance satisfactory to Parent.

(f)             Third Party Approvals. All of the Third Party Approvals set forth in Section 6.2(f) of the Company Disclosure Schedule shall have been obtained or made at or prior to the Closing, in each case in form and substance satisfactory to Parent.

(g)             Indebtedness. The Company shall not have any Indebtedness, including, without limitation, any unforgiven Indebtedness related to loans provided under the CARES Act or any related Laws (each, a “PPP Loan”).

(h)             Securities Approvals. The Contemplated Transactions shall not require any approvals, consents, registrations, permits, authorizations, waivers or other confirmations to be obtained from, or any filings, notices, petitions, statements, registrations, submissions of information, applications or other documents to be made with or submitted to, any Governmental Authority, in each case, which have not been so obtained, made or submitted.

(i)             No Injunction. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order or notice (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions.

(j)             Stockholder Approval. The stockholders shall have duly adopted and approved this Agreement, the Ancillary Documents and the Contemplated Transactions.

ARTICLE VII
Deliveries by the Company at Closing

7.1.          Deliveries by the Company at Closing.

On the Closing Date, the Company shall deliver or cause to be delivered to Parent:

(a)             Written resignations, dated as of the Closing Date, of each of the officers and directors of the Company requested by Parent, in form and substance satisfactory to Parent.

(b)             Documentation evidencing the repayment or satisfaction in full, and discharge and termination, of all Indebtedness, including payoff letters, UCC termination statements and documentation evidencing the release of Liens relating thereto, as applicable, in form and substance satisfactory to Parent.

(c)             (i) A properly completed and duly executed IRS Form W-9 or W-8, as applicable, from each Stockholder, and (ii) an affidavit certifying that interests in the Group Companies are not “United States real property interests” (within the meaning of Section 897 of the Code), dated as of the Closing Date, signed under penalties of perjury, and otherwise in form and substance as required by Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with the notice to the IRS required by Treasury Regulations Section 1.897-2(h)(2).

(d)             An officer’s certificate signed by the chief executive officer of the Company to the effect set forth in Section 6.2(a) (Representations and Warranties), 6.2(b) (Performance), 6.2(d) (No Material Adverse Effect), 6.2(e) (Regulatory Approvals), 6.2(f) (Third Party Approvals), and 6.2(g) (Indebtedness).

(e)             A certificate, signed by the secretary of the Company and dated as of the Closing Date, certifying that (i) attached thereto is a true, correct and complete copy of the certificate of incorporation and bylaws of the Company as in effect on the date of such certification, (ii) attached thereto is a true, correct and complete copy of the resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents, and that such resolutions are in full force and effect, and (iii) attached thereto is a true, correct and complete copy of resolutions of the Stockholders duly authorizing and adopting the execution, delivery and performance of this Agreement and the Ancillary Documents, and that such resolutions are in full force and effect.

(f)             Certificates of the Secretary of State of the applicable states of incorporation, which certificates shall be of a reasonably recent date, as to the due incorporation and good standing (or equivalent) of each Group Company.

(g)             Certificates representing all of the Capital Stock, endorsed in blank or accompanied by duly executed stock powers, free and clear of all Liens.

(h)             An escrow agreement (the “Escrow Agreement”), in form and substance satisfactory to Parent and the Company, duly executed by each of the Stockholders’ Representative and an escrow agent reasonably acceptable to Parent and the Company (the “Escrow Agent”).

(i)             The consents set forth on Section 7.1(i) of the Company Disclosure Schedule in form and substance satisfactory to Parent.

(j)              Evidence, in a form and substance satisfactory to Parent, that the agreements set forth on Sections 3.8 and 3.9 of the Company Disclosure Schedule have been terminated.

(k)             Confirmation that the Letters of Transmittal were delivered to each Stockholder for execution and return.

(l)              A duly executed Letter of Transmittal from the majority Stockholder of the Company.

(m)             The Key Executive Employment Agreement, duly executed by the Key Executive and the Company.

(n)             The Voting and Lock-up Agreements, duly executed by the Stockholders identified on Schedule 1.1(d).

(o)             Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.

(p)             Each Employment Agreement, duly executed by the parties thereto.

(q)             Phase I environmental assessments for all Leased Real Property (other than the office space located at 805 Oakwood Dr., Rochester, MI 48307).

(r)             Evidence reasonably satisfactory to the Parent that any Plan intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code has been terminated, effective as of the Business Day prior to the Closing an contingent on the Closing, and that the accounts of each affected participant thereunder have become 100% vested as of the Plan’s termination.

7.2.          Deliveries by Parent and Merger Sub at Closing.

On the Closing Date, in addition to the deliverables of Parent as set forth in Section 2.7(d), Parent shall deliver or cause to be delivered to the Company:

(a)             an officer’s certificate signed by the chief executive officer of Parent to the effect set forth in Section 6.1(a) and 6.1(b).

(b)             the Escrow Agreement, duly executed by Parent.

(c)             Voting and Lock-up Agreements, duly executed by the Parent.

(d)             the Employment Agreements and the Key Executive Employment Agreement, each duly executed by the Company.

(e)             such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.

ARTICLE VIII
Indemnification

8.1.          Claims Period.

(a)             For purposes of this Agreement, the “Claims Period” is the period during which claims for indemnification under this Article VIII (“Claims”) may be asserted by the Parent Indemnitees or Stockholder Indemnitees.

(b)             With respect to Claims arising under:

  (i)             Section 8.2(b)(i) with respect to a breach of the representations and warranties of Stockholders as set forth in Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 3.3 (Capitalization), Section 3.20 (Tax Matters) and Section 3.29 (No Brokers) shall survive indefinitely;

  (ii)             Section 8.2(a)(i) with respect to any of the representations and warranties of the Company in Article III, other than the representations and warranties specified in Section 8.1(b)(iv); the Claims Period will begin on the Closing Date and terminate at 5:00 P.M. (Eastern time) on the date that is eighteen (18) months after the Closing Date;

  (iii)             Section 8.2(a)(ii), to the extent the covenants or agreements referred to therein are (A) performable on or before Closing, the Claims Period will begin on the Closing Date and terminate at 5:00 P.M. (Eastern time) on the date that is the first anniversary of the Closing Date or (B) performable after Closing, the Claims Period will continue for the period specified with respect to such covenant or, if no such period is specified, until such covenant, agreement or undertaking is fully performed;

  (iv)             Section 8.2(b)(i) with respect to a breach of the representations and warranties of Parent and Merger Sub as set forth in Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 4.5 (No Brokers), Section 4.7 (Issuance of Stock Consideration), and Section 4.12 (Capitalization) shall survive indefinitely;

  (v)             Section 8.2(b)(i) with respect to a breach of the representations and warranties of Parent and Merger Sub in Article IV other than the representations and warranties specified in Section 8.1(b)(iv); the Claims Period will begin on the Closing Date and terminate at 5:00 P.M. (Eastern time) on the date that is eighteen (18) months after the Closing Date; and

  (vi)              Section 8.2(b)(ii), to the extent the covenants or agreements referred to therein are (A) performable on or before Closing, the Claims Period will begin on the Closing Date and terminate at 5:00 P.M. (Eastern time) on the date that is the first anniversary of the Closing Date or (B) performable after Closing, the Claims Period will continue for the period specified with respect to such covenant or, if no such period is specified, until such covenant, agreement or undertaking is fully performed.

8.2.           Indemnification.

(a)             By the Stockholders. Subject to Section 8.1, Stockholders shall jointly and severally, indemnify, from and after the Closing, Parent, its Affiliates, and their respective officers, directors, employees, stockholders, members, partners, agents, representatives, successors and assigns (collectively, “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all claims, judgements, losses, Liabilities, Taxes, damages, deficiencies, interest and penalties, costs and expenses, including, without limitation, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder (hereafter individually a “Loss” and collectively “Losses”) arising out of or relating to:

  (i)             Any breach of any representation or warranty made by the Stockholders or any of the Group Companies in this Agreement or any Ancillary Document; and/or

  (ii)             Any breach of any covenant or agreement of the Stockholders, or any of the Group Companies to the extent required to be performed or complied with by any of the Group Companies prior to the Closing, contained in this Agreement or any Ancillary Document.

  (iii)             Any Transaction Expenses of the Group Companies or Indebtedness of the Group Companies to the extent not (A) paid, satisfied and discharged on or prior to the Closing, or (B) otherwise taken into account in the calculation of Closing Consideration.

  (iv)             Any claim resulting from any inaccuracies in the Allocation Statement or otherwise alleging that a Person was due amounts other than as set forth in the Allocation Statement;

  (v)             Any claim or allegation pertaining to, arising from, or relating to any Company’s use of Open Source Software; and/or

  (vi)             Any occurrences which would have been covered under the Company’s insurance policies that existed prior to Closing if not for a failure of the Company to timely make a claim thereunder or to otherwise comply with the terms thereof;

  (vii)           The matters listed on Section 8.2(a) of the Company Disclosure Schedule.

(b)            By Parent. Subject to Section 8.1 and Section 8.2(c), from and after the Closing, Parent shall indemnify, defend and hold harmless the Stockholders, their respective Affiliates, and their respective officers, directors, employees, stockholders, members, partners, agents, representatives, successors and assigns (collectively, “Stockholder Indemnitees”) from and against all Losses incurred by any Stockholder Indemnitees arising out of or relating to:

(i)             Any breach of any representation or warranty made by Parent or Merger Sub in this Agreement or any Ancillary Document.

(ii)             Any breach of any covenant or agreement of Parent or Merger Sub, or of the Group Companies or the Surviving Corporation to the extent required to be performed or complied with by the Group Companies or the Surviving Corporation after the Closing, contained in this Agreement or any Ancillary Document.

(c)            Limitations on Rights of Indemnitees.

(i)             Parent shall not be required to indemnify the Stockholder Indemnitees with respect to any Claim under Section 8.2(b)(i) unless and until the aggregate amount of all Losses for such Claims exceeds an amount equal to two million two hundred fifty thousand dollars ($2,250,000), in which event the Stockholder Indemnitees shall be entitled to recover Losses only in excess thereof; provided, that the foregoing limitation shall not apply to a claim for indemnification to the extent such claim is based upon Fraud or a breach of any of the Fundamental Representations of Parent and Merger Sub.

(ii)            In no event shall Buyer’s aggregate Liability for Losses based upon, arising out of, or related to this Agreement or the Contemplated Transaction exceed ten million dollars ($10,000,000); provided that such limitation shall not apply to indemnification for Losses arising out of or resulting from any breach of any Fundamental Representation or claims of Fraud.

(iii)           Stockholders shall not be required to indemnify the Parent Indemnitees with respect to any Claim under Section 8.2(a)(i) unless and until the aggregate amount of all Losses for such Claims exceeds an amount equal to $three million two hundred fifty thousand dollars ($2,250,000), in which event the Parent Indemnitees shall be entitled to recover Losses only in excess thereof; provided, that the foregoing limitation shall not apply to a claim for indemnification to the extent such claim is based upon Fraud or a breach of any of the Fundamental Representations of Parent and Merger Sub.

(iv)          Except as set forth in Sections 8.2(c)(v) and (vi), the sole and exclusive remedy of the Parent Indemnitees with respect to any and all Losses based upon, arising out of, or related to this Agreement or the Contemplated Transactions, shall be first, from the Retention Escrow Shares then remaining in the Retention Escrow Account in accordance with the disbursement provisions of Section 8.4 and second, if there are no funds remaining in the Retention Escrow Account, from the RWI Insurance Policy; provided, that after each of the Retention Escrow Fund and the RWI Insurance Policy (to the extent the RWI Insurance Policy covers such a Loss) have been exhausted, to the extent such Claim is based upon breach of Fundamental Representations of the Company, Fraud or the matters in Section 8.2(a)(ii)-(iv), Parent Indemnitees may seek recovery directly from the Stockholders pursuant to Section 8.2(a).

(v)            The sole and exclusive remedy of the Parent Indemnitees with respect to any and all Losses based upon, arising out of, or related to Claims made pursuant to the Section 8.2(a)(vi)-(vii), shall be first, from the Retention Escrow Shares then remaining in the Retention Escrow Account in accordance with the disbursement provisions of Section 8.4 and second, from the Special Indemnity Escrow Shares then remaining in the Special Indemnity Escrow Account, in accordance with the disbursement provisions of Section 8.4.

(vi)           The sole and exclusive remedy of the Parent Indemnitees with respect to any and all Losses based upon, arising out of, or related to Claims made pursuant to Section 8.2(a)(v), shall be first, from the Retention Escrow Shares then remaining in the Retention Escrow Account in accordance with the disbursement provisions of Section 8.4 and second, from the Special Indemnity Escrow Shares (Open Source) then remaining in the Special Indemnity Escrow Account (Open Source), in accordance with the disbursement provisions of Section 8.4.

(vii)          To the extent required by applicable Law, the Parent Indemnitee shall use commercially reasonable efforts to mitigate any Losses arising out of or relating to this Agreement or the Contemplated Transactions upon becoming aware of any Event that would be reasonably expected to give rise to Losses; provided that costs incurred in connection with such efforts shall be included as Losses.

(viii)        The amount of any Losses for which an Indemnitee claims indemnification under this Agreement shall be reduced by the amount by which the Tax liability of the Indemnitee, with respect to a taxable period, is actually reduced as a result of such Losses (net of any Tax cost actually incurred by the Indemnitee arising from the receipt of the indemnity payments hereunder), calculated by computing the amount of Taxes before and after inclusion of any Tax items attributable to such Losses for which indemnification was made and treating such Tax items attributable to such Losses as the last items claimed for such taxable period.

(ix)           Any indemnification provided under this Agreement shall be so applied as to avoid any double counting and no Indemnitee shall be entitled to obtain indemnification (A) to the extent that such Losses are taken into account in the determination of the Closing Consideration set forth in the Final Statement or (B) more than once for the same matter or Losses.

(x)             For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty, the breach of any covenants and agreements, and calculating Losses shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d)           Procedure.

(i)             Direct Claims. If either a Parent Indemnitee, on the one hand, or a Stockholder Indemnitee, on the other hand, shall have a claim for indemnification hereunder (the “Indemnitee”) for any claim other than a claim asserted by a third party, the Indemnitee shall, as promptly as is practicable, give written notice to the party from whom indemnification is sought (the “Indemnitor”) of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim. The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any liability under this Article VIII with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice. If the Indemnitor does not notify the Indemnitee within fifteen (15) days that the Indemnitor disputes such claim, the amount of such claim shall be conclusively deemed a Loss of the Indemnitor hereunder. In case an objection is made in writing by the Indemnitor prior to the expiration of such fifteen (15)-day period, the Indemnitor and the Indemnitee shall attempt in good faith for a period of fifteen (15) days to agree upon the rights of the respective parties with respect to such claim. If the Indemnitee and Indemnitor so agree, a memorandum setting forth such agreement and the agreed upon dollar amount of liability for such claim of the Indemnitor shall be prepared and signed by the Indemnitee and the Indemnitor. If the Indemnitee and Indemnitor are unable to so agree, either party shall be permitted to pursue resolution of such dispute in accordance with Section 10.11.

(ii)             Third-Party Actions (other than Tax Contests).

(A)             If an Indemnitee receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the Indemnitor with respect to a claim asserted by a third party, then the Indemnitee shall promptly deliver to the Indemnitor a written notice describing, to the extent practicable, such matter in reasonable detail. The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any liability under this Section 8.2 with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice. The Indemnitor shall have the right, at its option, exercisable within fifteen (15) Business Days after the date of such notice to assume the defense of any such matter with its own counsel and at its sole cost and expense; provided that (x) such counsel shall be reasonably satisfactory to the Indemnitee, (y) the Indemnitor shall have such right to assume the defense of any such matter only if the Indemnitor irrevocably relinquishes its right to contest whether such claim is indemnifiable hereunder and (z) the Indemnitor shall not have any right to assume the defense of any such matter if (1) where the Indemnitee is a Parent Indemnitee, the applicable third party claimant is a then-current customer of the Indemnitee or its Affiliates, (2) where the Indemnitee is a Parent Indemnitee, the Indemnitee reasonably believes an adverse determination with respect to such matter would be materially detrimental to or materially injure the reputation and future business prospects of the Indemnitee or its Affiliates, (3) such matter is criminal in nature, (4) such matter seeks injunctive relief or other equitable remedies against the Indemnitee, (5) such matter seeks damages in excess of the amount for which the Indemnitee could obtain indemnification from the Indemnitor pursuant to this Article VIII, or (6) the Indemnitor fails to provide the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend such matter and fulfill its indemnification obligations under this Article VIII.

(B)             If the Indemnitor elects to assume the defense of and indemnification for any such matter in accordance with this Section 8.2(d), then:

(1)             notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless (x) the Indemnitor fails to defend diligently the action or proceeding within ten (10) days after receiving notice of such failure from the Indemnitee, (y) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor, or (z) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests;

(2)             except in connection with any Litigation where any Indemnitee is adverse to any Indemnitor, the Indemnitee shall, at its own expense, make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s agents and that the Indemnitor considers necessary or desirable for the defense of such matter, and reasonably cooperate with, and make its employees and advisors available or otherwise render reasonable assistance to, the Indemnitor and its agents; and

(3)             the Indemnitor shall not settle or compromise any pending or threatened Litigation in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Litigation) or consent to the entry of any judgment, in each case without the written consent of the Indemnitee, which shall not be unreasonably withheld or delayed.

(C)             If (x) the Indemnitor elects not to assume the defense of and indemnification for such matter (or fails to notify the Indemnitee of such election within the period set forth in Section 8.2(d)(ii)(A)), (y) elects to assume the defense of and indemnification for such matter but then fails to diligently conduct such defense, or (z) is not entitled to assume the defense of such matter pursuant to Section 8.2(d)(ii)(A), then the Indemnitee shall proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the Indemnitor; provided, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.

(D)             The procedures in this Section 8.2(d)(ii) shall not apply to matters subject to Section 8.2(d)(iii) (Tax Contests) or to direct claims of an Indemnitee which are addressed in Section 8.2(d)(i) (Direct Claims).

(iii)           Tax Contests.

(A)             If, following the Closing Date, Parent, the Surviving Corporation or any of the Group Companies receives from any Taxing Authority written notice of any Tax Contest with respect to which the Parent, the Surviving Corporation, or the other Group Companies may reasonably have any liability for Pre-Closing Taxes, Parent shall promptly provide a copy of such notice to the Stockholders’ Representative; provided, that Parent’s failure to promptly provide a copy of such notice to the Stockholders’ Representative shall not affect the Parent Indemnitee’s right to receive indemnification under Section 8.2(a) except to the extent the Stockholders’ Representative has been actually and materially prejudiced as a result of such failure.

(B)             The Stockholders’ Representative shall have the right, at its expense, to control, manage and be responsible for any Tax Contest to the extent that such Tax Contest relates solely to Pre-Closing Taxes, other than Tax Contests with respect to a Straddle Period Stockholders’ Representative shall keep Parent informed of all material developments regarding such Tax Contest. Parent and the Surviving Corporation may participate in such Tax Contest and the Stockholders’ Representative shall not settle, compromise or otherwise resolve such Tax Contest without the consent of the Surviving Corporation and Parent, which consent will not be unreasonably withheld, conditioned or delayed. The Stockholders’ Representative shall keep the Surviving Corporation and Parent informed of the progress of all such Tax Contests and shall provide copies of all written communications with any Taxing Authority related to such Tax Contests.

(C)             With respect to any Tax Contest relating to Taxes or Tax Returns of a Straddle Period or within the scope of Section 8.2(d)(iii)(B) which Stockholders’ Representative does not elect to control, Parent shall, solely at Parent’s own cost and expense, control all proceedings in connection with such Tax Contest (including selection of counsel); provided, however, that to the extent that any such Tax Contest relating to Taxes or Tax Returns of a Straddle Period and reasonably be expected to result in the Stockholders being liable for any amounts hereunder, (x) Parent shall keep Stockholders’ Representative informed of all material developments regarding such Tax Contest, (y) Stockholders’ Representative and its counsel (at the Stockholders’ expense) may participate in (but not control the conduct of) the defense of such Tax Contest, and (z) Parent shall not settle such Tax Contest without the written consent of Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.

(iv)           Stockholders’ Representative. All notices to be provided to the Stockholders as an Indemnitee or Indemnitor pursuant to this Section 8.2(d) shall be provided to the Stockholders’ Representative and the Stockholders’ Representative shall act on behalf of the Stockholder Indemnitees and any Stockholders that are Indemnitors under this Section 8.2(d).

(e)             Tax Treatment. The parties hereto agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes.

8.3.          Waiver.

THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULE, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO PARENT AND MERGER SUB IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF PARENT AND MERGER SUB UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND ANY OF THE OTHER ACQUIRED COMPANIES) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND ARE NOT BEING RELIED UPON BY EITHER PARENT OR MERGER SUB OR ANY OF THEIR REPRESENTATIVES OR AFFILIATES. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NEITHER THE COMPANY NOR ANY OTHER PERSON SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (I) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO PARENT, MERGER SUB OR THEIR RESPECTIVE COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF THE COMPANY (II) EXCEPT AS EXPRESSLY COVERED BY A SPECIFIC REPRESENTATION AND WARRANTY CONTAINED IN ARTICLE III, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULE, ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO PARENT, MERGER SUB OR THEIR RESPECTIVE COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE COMPANY.

8.4.           Retention Escrow, Special Indemnity Escrow and Special Indemnity Escrow (Open Source) Disbursements.

(a)             Upon a Parent Indemnitee becoming entitled to receive any Retention Escrow Shares from the Retention Escrow Account, any Special Indemnity Escrow Shares from the Special Indemnity Escrow Account or any Special Indemnity Escrow Shares (Open Source) from the Special Indemnity Escrow Account (Open Source) each pursuant to this Article VIII, Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to such Parent Indemnitee from the Retention Escrow Account, the Special Indemnity Escrow Account or the Special Indemnity Escrow Account (Open Source), as applicable, the number of Retention Escrow Shares, Special Indemnity Escrow Shares or Special Indemnity Escrow Shares (Open Source), respectively, to which such Parent Indemnitee is so entitled (or the entire then-remaining balance of Retention Escrow Shares, Special Indemnity Escrow Shares or Special Indemnity Escrow Shares (Open Source), as applicable, in the Retention Escrow Account, the Special Indemnity Escrow Account or the Special Indemnity Escrow Account (Open Source), respectively, if less than such amount).

(b)             On the Retention Expiration Date, subject to the terms and conditions of the Escrow Agreement, Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Retention Escrow Account to the Administrator for further distribution to the Stockholders in accordance with Section 2.8(a)(iv) on a pro rata basis, an amount equal to (i) the balance then remaining in the Retention Escrow Account less (ii) that number of Retention Escrow Shares equal to (A) the aggregate amount of any Losses of the Parent Indemnitees with respect to Claims properly notified in accordance with this Article VIII and that remain unresolved as of Retention Expiration Date (each, a “Pending Claim”) and (B) any Retention Escrow Shares delivered to Parent to satisfy Losses in accordance with this Article VIII. For purposes of determining the value of the Retention Escrow Shares related to any Pending Claim in this Section 8.4(b), the value of the Retention Escrow Shares shall be equal to the VWAP as of the Retention Expiration Date.

(c)             Upon the full and final resolution of a Pending Claim after the Retention Expiration Date, if the value of the Retention Escrow Shares retained in the Retention Escrow Account with respect to such Pending Claim exceeds the amount that the Parent Indemnitees are entitled to receive from the Retention Escrow Account pursuant to this Article VIII in respect of such Pending Claim, then Parent and the Stockholders’ Representative shall deliver joint written instructions to the Administrator to release that number of Retention Escrow Shares from the Retention Escrow Account to the Administrator for further distribution to the Stockholders in accordance with Section 2.8(a)(iv) equal to the amount of such excess.

(d)             On the Special Indemnity Expiration Date, subject to the terms and conditions of the Escrow Agreement, Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Special Indemnity Escrow Account to the Administrator for further distribution to the Stockholders in accordance with Section 2.8(a)(v) on a pro rata basis, an amount equal to (i) the balance then remaining in the Special Indemnity Escrow Account less (ii) that number of Special Indemnity Escrow Shares equal to (A) the aggregate amount of any Losses of the Parent Indemnitees with respect to Pending Claims and (B) any Special Indemnity Escrow Shares delivered to Parent to satisfy Losses in accordance with this Article VIII. For purposes of determining the value of the Special Indemnity Escrow Shares related to any Pending Claim in this Section 8.4(d), the value of the Special Indemnity Escrow Shares shall be equal to the VWAP as of the Special Indemnity Expiration Date.

(e)             Upon the full and final resolution of a Pending Claim after the Special Indemnity Expiration Date, if the value of the Special Indemnity Escrow Shares retained in the Special Indemnity Escrow Account with respect to such Pending Claim exceeds the amount that the Parent Indemnitees are entitled to receive from the Special Indemnity Escrow Account pursuant to this Article VIII in respect of such Pending Claim, then Parent and the Stockholders’ Representative shall deliver joint written instructions to the Administrator to release that number of Special Indemnity Escrow Shares from the Special Indemnity Escrow Account to the Administrator for further distribution to the Stockholders in accordance with Section 2.8(a)(v) equal to the amount of such excess.

(f)             On the Special Indemnity Expiration Date (Open Source), subject to the terms and conditions of the Escrow Agreement, Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Special Indemnity Escrow Account (Open Source) to the Administrator for further distribution to the Stockholders in accordance with Section 2.8(a)(vi) on a pro rata basis, an amount equal to (i) the balance then remaining in the Special Indemnity Escrow Account (Open Source) less (ii) that number of Special Indemnity Escrow Shares (Open Source) equal to (A) the aggregate amount of any Losses of the Parent Indemnitees with respect to Pending Claims and (B) any Special Indemnity Escrow Shares (Open Source) delivered to Parent to satisfy Losses in accordance with this Article VIII. For purposes of determining the value of the Special Indemnity Escrow Shares (Open Source) related to any Pending Claim in this Section 8.4(f), the value of the Special Indemnity Escrow Shares (Open Source) shall be equal to the VWAP as of the Special Indemnity Expiration Date (Open Source).

(g)             Upon the full and final resolution of a Pending Claim after the Special Indemnity Expiration Date (Open Source), if the value of the Special Indemnity Escrow Shares (Open Source) retained in the Special Indemnity Escrow Account (Open Source) with respect to such Pending Claim exceeds the amount that the Parent Indemnitees are entitled to receive from the Special Indemnity Escrow Account (Open Source) pursuant to this Article VIII in respect of such Pending Claim, then Parent and the Stockholders’ Representative shall deliver joint written instructions to the Administrator to release that number of Special Indemnity Escrow Shares (Open Source) from the Special Indemnity Escrow Account (Open Source) to the Administrator for further distribution to the Stockholders in accordance with Section 2.8(a)(vi) equal to the amount of such excess.

8.5.	Exclusive Remedy.

Each party hereto acknowledges and agrees that, from and after the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy for breaches of representations and warranties contained in this Agreement, the failure or non-performance of any covenants or agreements contained in this Agreement, and any other claim in connection with the Contemplated Transactions, except for (a) the remedies arising from claims based on Fraud in the making of representations and warranties contained in this Agreement, (b) the equitable and other remedies available to the parties pursuant to Section 10.15 (Specific Performance), (c) the dispute resolution mechanisms set forth in Section 2.9 (Purchase Price Adjustment) with respect to the final determination of the Closing Consideration, and (d) any other remedy negotiated in this Agreement or an Ancillary Document that provides for a specific recovery for Losses in connection with the Contemplated Transactions.

ARTICLE IX
Termination

9.1.	Termination Events.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)            at any time, by mutual written agreement of the Company and Parent; or

(b)           by Parent, at any time prior to the Closing, if (i) the Company is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within twenty (20) Business Days after Parent has given written notice of such breach to the Company (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 6.2 incapable of being satisfied;

(c)      by the Company, at any time prior to the Closing, if (i) Parent or Merger Sub is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within twenty (20) Business Days after the Company has given written notice of such breach to Parent (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 6.1 incapable of being satisfied;

(d)        by written notice by either the Company or Parent to the other, at any time after March 31, 2022 if the Closing shall not have occurred on or prior to such date; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to such party if the action or inaction of such party or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(e)            by either Parent or the Company if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order or taken any other action the effect of which is to permanently restrain, enjoin or otherwise prohibit the Contemplated Transactions; provided that the right to terminate this Agreement under this Section 9.1(e) shall not be available to such party if the action or inaction of such party or any of its Affiliates has been a principal cause of or resulted in such Order or action and such action or inaction constitutes a breach of this Agreement.

9.2.	Procedure and Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by a terminating party to the other parties, this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties. If this Agreement is terminated pursuant to Section 9.1, no party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 9.2 (Procedure and Effect of Termination), Section 5.7 (Public Announcements), Article X (Miscellaneous) and by the provisions of the NDAs; provided, that nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its breach of any provision of this Agreement.

ARTICLE X
Miscellaneous

10.1.	Stockholders’ Representative.

(a)            Appointment of Stockholders’ Representative. By the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, each Stockholder shall be deemed to have approved Shareholder Representative Services LLC as of the Closing as the representative, agent and attorney-in-fact for each of the Stockholders for all purposes in connection with this Agreement and the agreements ancillary thereto, and to act as Stockholders’ Representative under this Agreement and the Ancillary Documents in accordance with the terms of this Section 10.1 and the Ancillary Documents (the “Stockholders’ Representative”). In the event of the resignation, death or incapacity of the Stockholders’ Representative, a successor Stockholders’ Representative reasonably satisfactory to Parent shall thereafter be appointed by a majority-in-interest of the Stockholders by execution of an instrument in writing delivered by such Stockholders to Parent.

(b)            Authority. Without limiting the foregoing, the Stockholders’ Representative is hereby authorized and empowered to act for, and on behalf of, any or all of the Stockholders (with full power of substitution in the premises) in connection with (i) the indemnity provisions of Article VIII as they relate to the Stockholders generally and (ii) such other matters as are reasonably necessary for the consummation of the Contemplated Transactions including, without limitation, (1) in connection with the Merger Consideration owing to the Stockholders under this Agreement, (2) to terminate, amend, waive any provision of, or abandon, this Agreement or any of the Ancillary Documents, (3) to act as the representative of the Stockholders to review and authorize all claims and disputes or question the accuracy thereof, (4) to negotiate and compromise on their behalf with Parent any claims asserted thereunder and to authorize payments to be made with respect thereto, (5) to take such further actions as are authorized in this Agreement or the Ancillary Documents, and (6) in general, to do all things and perform all acts, including, without limitation, executing and delivering all agreements (including the Ancillary Documents), certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Stockholders’ Representative to be necessary or desirable in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions. Parent and Merger Sub shall be entitled to rely on such appointment and to treat the Stockholders’ Representative as the duly appointed attorney-in-fact of each Stockholder. After the Closing, notices given to the Stockholders’ Representative in accordance with the provisions of this Agreement shall constitute notice to the Stockholders for all purposes under this Agreement.

(c)            Extent and Survival of Authority. The appointment of the Stockholders’ Representative is an agency coupled with an interest and is irrevocable and any action taken by the Stockholders’ Representative pursuant to the authority granted in this Section 10.1 shall be effective and absolutely binding on each Stockholder notwithstanding any contrary action of or direction from such Stockholder. The death or incapacity, or dissolution or other termination of existence, of any Stockholder shall not terminate the authority and agency of the Stockholders’ Representative. Parent, Merger Sub and any other party to an Ancillary Document in dealing with the Stockholders’ Representative may conclusively and absolutely rely, without inquiry, upon any act of the Stockholders’ Representative as the act of the Stockholders.

(d)         Release from Liability; Indemnification. The Stockholders’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Stockholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Stockholders shall indemnify the Stockholders’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholders’ Representative from (i) the funds in the Expense Fund and (ii) any other funds or shares that become payable to the Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Stockholders; provided, that while the Stockholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Representative or the termination of this Agreement.

(e)           Expense Fund. Upon the Closing, the Company will wire an amount of two hundred fifty thousand dollars ($250,000) (the “Expense Fund”) to the Stockholders’ Representative, which will be used for any expenses incurred by the Stockholders’ Representative. The Stockholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholders’ Representative’s responsibilities, the Stockholders’ Representative will deliver any remaining balance of the Expense Fund to the Company for further distribution to the Stockholders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Stockholders at the time of Closing.

10.2.	Expenses.

All fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated.

10.3.	Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by email, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.3):

If to the Group Companies or the Stockholders (prior to the Closing):

Robert Purcell

165 S. Mountain Way Dr.

Orem, Utah 84057

Attn: Richard Clayton

Email: bob.purcell@viamotors.com

With a copy (which shall not constitute notice) to:

White & Case LLP

609 Main Street

Suite 2900, Houston, Texas

Attn: Bill Parish

Email: bill.parish@whitecase.com

If to Parent, Merger Sub, the Surviving Corporation, or the Group Companies (after the Closing):

Ideanomics, Inc.

1441 Broadway, Suite 5116

New York, NY 10018

Attn: Alf Poor, Chief Executive Officer

Email: apoor@ideanomics.com

With a copy (which shall not constitute notice) to:

Venable LLP

1270 Avenue of the Americas

24th Floor

New York, NY 10020

Attn: William N. Haddad

Email: WNHaddad@Venable.com

If to the Stockholders’ Representative or, after the Closing, the Stockholders:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

With a copy (which shall not constitute notice) to:

White & Case LLP

609 Main Street

Suite 2900

Attn: Bill Parish

Email: bill.parish@whitecase.com

10.4.	Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

10.5.	Entire Agreement.

This Agreement, together with the Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the NDAs, and the Ancillary Documents, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior Contracts or agreements, whether oral or written.

10.6.	Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

10.7.	Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by each of the parties hereto; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

10.8.	Effect of Waiver or Consent.

No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

10.9.	Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

10.10.	Assignability.

This Agreement shall not be assigned by the Company without the prior written consent of Parent and Merger Sub. Prior to Closing, this Agreement shall not be assigned by Parent or Merger Sub without the prior written consent of the Company; provided, that Parent or Merger Sub may assign their rights and obligations under this Agreement without such required consent to an Affiliate, which assignment shall not relieve Parent or Merger Sub of their obligations hereunder.

10.11.	Jurisdiction; Court Proceedings; Waiver of Jury Trial.

Any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of Delaware in New Castle County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of Delaware in New Castle County, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum or (c) any claim that such court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.

10.12.	No Other Duties.

The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

10.13.	Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

10.14.	Remedies.

All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

10.15.	Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

10.16.	Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.17.	Further Assurances.

If at any time after the Closing any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

IDEANOMICS, INC., a Nevada corporation

By:	/s/ Alfred Poor
Name: Alfred Poor
Title: Chief Executive Officer

LONGBOARD MERGER CORP., a Delaware corporation

By:	/s/ Alfred Poor
Name: Alfred Poor
Title: President

VIA MOTORS INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Robert Purcell
Name: Robert Purcell
Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

Solely for limited purposes of Section 5.10:

By:	/s/ Robert Purcell
Name: Robert Purcell

By:	/s/ Alan Perriton
Name: Alan Perriton

By:	/s/ Brent Jensen
Name: Brent Jensen

By:	/s/ Richard Clayton
Name: Richard Clayton

By:	/s/ Thierry Caussat
Name: Thierry Caussat

[Signature page to Agreement and Plan of Merger]